Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

AFFINIA GROUP INC.,

as Seller,

and

VCS QUEST ACQUISITION LLC,

as Buyer

Dated as of January 21, 2014

Asset Purchase Agreement

4.3	No Violation; Third Party Consents	31
4.4	Governmental Consents	31
4.5	Litigation	32
4.6	Brokers	32
4.7	Financing	32
4.8	Independent Assessment	32
4.9	Investment Canada Act (Canada)	32
4.10	Limitations on Representations and Warranties	32
ARTICLE V PRE-CLOSING COVENANTS AND AGREEMENTS		33
5.1	Conduct of the Business Pending the Closing	33
5.2	Control of Business	36
5.3	Access to Information	36
5.4	Commercially Reasonable Efforts; Lenders’ Consents; HSR Act Filing; Governmental Consents	37
5.5	Disclosure Schedules	39
5.6	Title Policy/Survey	39
5.7	No Solicitation	40
5.8	Transition Services Agreement	40
5.9	Certain Other Matters	41
ARTICLE VI ADDITIONAL COVENANTS		41
6.1	Publicity	41
6.2	Post-Closing Consents; Nonassignable Contracts	42
6.3	Employees and Employee Benefit Matters	43
6.4	Retention of Records and Access to Records and Employees	45
6.5	Termination of Rights to the Seller Names and Marks	46
6.6	Intercompany Agreements and Accounts	46
6.7	Restrictive Covenants	46
6.8	Confidentiality; Financing Cooperation; Financial Statement Audit	48
6.9	Insurance	51
6.10	Further Assurances	51
6.11	Post-Closing Receipts	51
6.12	Raybestos Marks	52
6.13	Use of Branding on Inventory	52
ARTICLE VII TAX MATTERS		52
7.1	Certain Tax Returns	52
7.2	Responsibility for Taxes	53
7.3	Post-Closing Assistance	54
7.4	Post-Closing Tax Matters	54
7.5	Transfer Taxes	55
7.6	Tax Refunds	55
7.7	Research Credit	55
7.8	Canada Tax Elections	55
7.9	Wage Reporting	56
ARTICLE VIII CLOSING CONDITIONS		56
8.1	Conditions Precedent to Obligations of the Parties	56
8.2	Conditions Precedent to Obligations of Buyer	56
8.3	Conditions Precedent to Obligation of Seller	57

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ARTICLE IX INDEMNIFICATION		58
9.1	Survival	58
9.2	Indemnification	59
9.3	Indemnification Procedures	60
9.4	Limitations on Indemnification	62
9.5	No Other Representations or Warranties	64
9.6	Exclusive Remedy; Nature of Representations and Warranties	64
9.7	Tax Treatment of Indemnity Payment	65
9.8	Environmental Remediation	65
ARTICLE X TERMINATION		66
10.1	Termination	66
10.2	Termination Procedure	67
10.3	Effect of Termination	68
10.4	Buyer Termination Fee	68
ARTICLE XI MISCELLANEOUS		70
11.1	Expenses	70
11.2	Notices	70
11.3	Assignment	72
11.4	Bulk Sale and Bulk Transfer Compliance	73
11.5	Amendment; Waiver	73
11.6	Entire Agreement	73
11.7	Specific Performance	73
11.8	No Third Party Beneficiary	74
11.9	Governing Law	74
11.10	Neutral Construction	74
11.11	Severability	74
11.12	Headings; Interpretation; Annexes, Schedules and Exhibits	75
11.13	Consent to Jurisdiction and Service of Process	75
11.14	Waiver of Jury Trial	76
11.15	Counterparts	76
11.16	Non-Recourse	76

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Annex I:	Definitions

Exhibit A:	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B:	Form of Transition Services Agreement
Exhibit C:	Form of Purchased Real Property Deed
Exhibit D:	Form of Title Affidavit
Exhibit E:	Form of Assignment and Assumption Agreement
Exhibit F:	Form of Trademark License Agreement
Exhibit G:	Form of Environmental Indemnity Assignment

Schedule 1.1(d):	Purchased Contracts
Schedule 1.1(g):	Purchased Intellectual Property
Schedule 1.1(h):	Transferring Permits
Schedule 1.2(o):	Other Excluded Assets
Schedule 1.3(a)(vi):	Assumed Actions
Schedule 1.5(a):	Closing Working Capital Calculation; Accounting Policies and Principles
Schedule 3.3:	No Violation; Third Party Consents (Seller)
Schedule 3.4:	Governmental Consents (Seller)
Schedule 3.5(a):	Financial Statements
Schedule 3.5(b):	Preparation of Financial Statements; Operating Expenses
Schedule 3.5(c):	Certain Customer Payments and Costs
Schedule 3.6:	Undisclosed Liabilities
Schedule 3.7:	Absence of Material Adverse Effect and Certain Events
Schedule 3.8(a):	Material Contracts
Schedule 3.8(b):	Effectiveness of Material Contracts
Schedule 3.8(c):	Changes to Master Customer Agreements
Schedule 3.8(d):	Changes to Master Supplier Agreements
Schedule 3.9:	Key Customers and Key Suppliers
Schedule 3.10(a):	Registered Intellectual Property
Schedule 3.10(c):	Third Party Intellectual Property Rights
Schedule 3.10(d):	Seller Intellectual Property Actions
Schedule 3.11(a):	Business Employees
Schedule 3.11(b):	Employment Actions
Schedule 3.11(c):	Collective Bargaining Agreements
Schedule 3.12(a):	Employee Benefit Plans
Schedule 3.12(b):	Employee Benefit Plans Compliance
Schedule 3.14(a):	Owned Real Property
Schedule 3.14(b):	Real Property Leases
Schedule 3.14(c):	Real Property of the Business
Schedule 3.14(e):	Improvements
Schedule 3.14(g):	Owned Real Property Insurance Claims
Schedule 3.14(i):	Zoning
Schedule 3.14(j):	Title
Schedule 3.15(a):	Material Actions
Schedule 3.15(b):	Governmental Orders

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Schedule 3.15(c):	Terms of Sale and Warranty Obligations
Schedule 3.16(b):	Material Permits
Schedule 3.17:	Environmental Matters
Schedule 3.18:	Insurance
Schedule 3.19(a):	Transactions with Seller Related Persons
Schedule 3.19(b):	Shared Contracts
Schedule 3.21:	Sufficiency of Assets
Schedule 3.22:	Inventory (including the Inventory Policy attached as Annex A thereto)
Schedule 3.23:	Accounts Payable
Schedule 4.3:	No Violation; Third Party Consents (Buyer)
Schedule 4.4:	Governmental Consents (Buyer)
Schedule 5.1:	Conduct of the Business Pending the Closing
Schedule 5.4(a):	Credit Support
Schedule 5.8:	Exceptions to Existing Services
Schedule 5.9(a):	Extension of Distribution Agreement
Schedule 5.9(b):	Replacement Distribution Services
Schedule 6.3(a):	Business Employees as of the Closing Date
Schedule 6.3(h):	Incentive and Bonus Compensation Plans
Schedule 6.6:	Intercompany Agreements and Accounts
Schedule 6.13:	Use of Branding on Inventory
Schedule 9.2(a):	Specified Landlord Consents
Schedule 9.2(d):	Illustration of Indemnifiable Environmental/Products Losses
Schedule A-1:	Material Adverse Effect
Schedule A-2:	Permitted Encumbrances

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of January 21, 2014, by and between AFFINIA GROUP INC., a Delaware corporation (“Seller”) and VCS QUEST ACQUISITION LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used herein have the respective meanings set forth in Annex I.

RECITALS

WHEREAS, Seller and Affinia Products Corp LLC, a Delaware limited liability company and wholly owned Subsidiary of Seller (“APC”), are engaged in the Business in the United States of America and own certain assets which relate to the Business;

WHEREAS, Affinia Canada ULC, an Alberta unlimited liability company and wholly owned Subsidiary of Seller (“Affinia Canada”), is engaged in the Business in Canada and Affinia Canada owns certain assets which relate to the Business;

WHEREAS, Affinia International Inc., a Delaware corporation and wholly owned Subsidiary of Seller (“Affinia International”) and Affinia Cayman Corp., a Cayman Islands corporation and wholly owned Subsidiary of Seller (“Affinia Cayman”), own certain assets which relate to the Business; and

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, the parties desire that Seller shall, and shall cause APC, Affinia Canada, Affinia Cayman and Affinia International (collectively, the “Selling Affiliates”) to sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase, acquire and accept from Seller and the Selling Affiliates, all right, title and interest of Seller and the Selling Affiliates, respectively, in, to and under the Purchased Assets, and that Buyer assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE; PURCHASE PRICE; ADJUSTMENTS

1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, and subject to the exclusions set forth in Section 1.2, simultaneously with the Closing, Seller shall, and shall cause the Selling Affiliates to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller and the Selling Affiliates, all right, title and interest of Seller and the Selling Affiliates, respectively, in, to and under the Purchased Assets, free and clear of any Encumbrances of any kind whatsoever except Permitted Encumbrances. The “Purchased Assets” shall mean all of the right, title and interest of Seller and the Selling Affiliates, respectively, in, to and under the assets existing as of the Closing used in or relating to the Business, tangible and intangible, real, personal and mixed, whether or not specifically referred to herein or in any instrument of conveyance delivered

Asset Purchase Agreement

pursuant hereto, and whether or not any of such Purchased Assets have any value for any accounting purpose or are carried or reflected on or referred to in the Financial Statements, including all of Seller’s and the Selling Affiliates’ right, title and interest in and to the following assets:

(a) all current assets used in or related to the Business, including all accounts receivable, notes and other receivables of Seller and the Selling Affiliates used in or related to the Business, to the extent existing as of the Closing, together with any applicable interest or fees;

(b) the furniture, machinery, automobiles, trucks, tractors, trailers, tools, equipment and other tangible and intangible personal property and other tooling and fixed assets of Seller and the Selling Affiliates used in or related to the Business;

(c) all Inventory (including that which is set forth on Schedule 3.22);

(d) all Contracts set forth on Schedule 1.1(d) to the extent such contracts remain in force at Closing and have not been fully performed at Closing, which Schedule 1.1(d) shall be updated by Seller prior to the Closing Date to include any Contracts entered into by Seller or its Affiliates after the date hereof and prior to the Closing Date in respect of the Business to the extent (and only to the extent) such Contracts are entered into in compliance with the terms of Section 5.1 (such Contracts set forth on Schedule 1.1(d) (including any update in compliance with this Section 1.1(d)), collectively, the “Purchased Contracts”); provided, that the Distribution Agreement and any replacement agreement or arrangement to provide the logistics and distribution services provided under the Distribution Agreement shall not be a Purchased Contract under this Agreement unless (i) it is amended, modified or extended in accordance with the terms of Section 5.9, in which case the Distribution Agreement shall be a Purchased Contract as so amended, modified or extended or (ii) if the terms of the Distribution Agreement have not been amended since the date hereof and the Closing occurs prior to the expiration of the Distribution Agreement, in which case the Distribution Agreement, with such terms as they exist on the date hereof, shall be a Purchased Contract;

(e) all customer (including prospective customer) and vendor lists of Seller and the Selling Affiliates to the extent related to the Business;

(f) all financial, accounting, Tax (other than income Tax) and operating data and records, to the extent used in or related to the Business, whether in hard copy or electronic format (the “Books and Records”) of Seller or a Selling Affiliate, except to the extent Seller or its Affiliates are required to retain the same under applicable Law or such Books and Records are (x) required in connection with the operation and conduct of the Excluded Businesses or (y) relate to proposals to acquire the Business from Persons other than Buyer, in which case such Books and Records shall instead constitute Excluded Assets (it being understood that copies of such Books and Records (except for those identified in clause (y) above) shall constitute Purchased Assets to the extent permitted by Law);

(g) the Business Intellectual Property of Seller and the Selling Affiliates, including that which is set forth on Schedule 1.1(g) and all rights of Seller and the Selling Affiliates thereunder, including the right to enforce such Intellectual Property with respect to past, present and future infringements and misappropriations thereby (but excluding the Raybestos Marks and all associated goodwill);

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(h) to the extent transferable by Seller or the Selling Affiliates to Buyer under applicable Law, the Material Permits and product certifications of Seller and the Selling Affiliates set forth on Schedule 1.1(h), which Schedule 1.1(h) shall be updated by Seller prior to the Closing Date to include all Material Permits and product certifications obtained or renewed after the date hereof and prior to the Closing Date in respect of the Business;

(i) the Owned Real Property and the Real Property Leases;

(j) the assets, properties, interests and rights of Seller and its Affiliates in Seller’s Aftermarket Data Management Services division;

(k) all actions, defenses, credits, claims, causes of action, demands or rights of setoff of any kind (in each case at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent, including rights and claims arising from any violation of Law), and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by suppliers, manufacturers, contractors, customers or other third parties and relating to the Purchased Assets or the Assumed Liabilities, and the right to collect damages or proceeds in connection therewith;

(l) all prepaid expenses, deposits (including all security deposits and other similar deposits with utilities, landlords and other third parties) and refunds, including advances to suppliers;

(m) all goodwill related to the Business (other than goodwill related to the Raybestos Marks);

(n) the personnel records (or copies of the personnel records) of the Business Employees, to the fullest extent permitted under applicable Law; provided, that Seller shall take any commercially reasonable action necessary to transfer to Buyer the personnel records in accordance with applicable Law (including seeking consent of the Business Employees where necessary);

(o) the amount of, and all rights to, any insurance or other cash proceeds received or receivable by Seller or the Selling Affiliates in respect of a loss of, or damage to, any asset to which Seller or a Selling Affiliate has any right, title or interest on the date hereof or any time thereafter prior to the Closing that is, or but for such loss or damage would have been, a Purchased Asset (except to the extent applied to continuing repair or restoration of such asset) or relating to any Assumed Liabilities;

(p) Information Technology assets to the extent owned by Seller and the Selling Affiliates or used in the Business, including any Information Technology assets located at any facilities on any Owned Real Property or subject to a Real Property Lease, but excluding Information Technology assets (i) physically located at any third party service provider facilities, or (ii) physically located at Seller’s or its Affiliates’ facilities which are not located at Owned Real Property or subject to a Real Property Lease and are not Information Technology assets primarily used by the Business;

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(q) all product catalogs, electronic parts catalogs, drawings, specifications, analyses, compilations, brochures, product demonstrations, quotes, bids, material safety data sheets, price lists, manufacturing and quality control procedures and records, product composition data and specifications, packaging specifications, customer specifications, product standards, competitive samples and reports of analyses thereof and other similar data and information related to the Business; and

(r) sales literature, promotional literature, and other selling and advertising material, including Internet website pages, used in or relating to the conduct of the Business, creative materials, advertising, studies, reports and other printed or written materials, in each case whether in hard copy or computer format;

provided, however, that Buyer shall not acquire, and the term “Purchased Assets” shall not include or be deemed to include, the Excluded Assets.

1.2 Excluded Assets. Nothing herein contained shall be deemed to sell, assign, transfer, convey or deliver to Buyer, and Seller and its Affiliates shall retain, all right, title and interest in, to and under the following assets, properties, interests and rights of Seller and its Affiliates (collectively, the “Excluded Assets”):

(a) all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities or similar cash items of Seller and its Affiliates and all bank accounts of Seller and its Affiliates (except as set forth in Sections 1.1(l) and (o));

(b) all Contracts of Seller and its Affiliates other than the Purchased Contracts, (the “Excluded Contracts”);

(c) any refund that Seller is entitled to under Section 7.6;

(d) except as set forth in Section 1.1(o), all insurance policies, binders, claims or rights to proceeds thereof relating to the assets, properties, business or operations of Seller and its Affiliates;

(e) the Seller Names and Marks, including the Raybestos Marks, and all other Intellectual Property of Seller and the Selling Affiliates other than the Business Intellectual Property referred to in Section 1.1(g);

(f) any actions, defenses, credits, claims, causes of action, demands or rights of setoff of any kind (in each case at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent, including rights and claims arising from any violation of Law), and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by suppliers, manufacturers, contractors, customers or other third parties that are not related to the Purchased Assets or to Assumed Liabilities, and the right to collect damages or proceeds in connection therewith;

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(g) all Books and Records that are identified as Excluded Assets pursuant to Section 1.1(f);

(h) all customer (including prospective customer) and vendor lists of Seller and its Affiliates other than those referred to in Section 1.1(e);

(i) any other product lines, Contracts, assets or property of the Seller and its Affiliates not used in or relating to, the Business, including any product lines, Contracts, assets or property of the Excluded Businesses;

(j) the capital stock of Seller and all Affiliates of Seller;

(k) all Information Technology assets that are identified as Excluded Assets pursuant to Section 1.1(p);

(l) the Overhead and Shared Services;

(m) all rights of Seller under this Agreement (including Seller’s right to the Initial Purchase Price and Final Purchase Price hereunder);

(n) all real property owned or leased by Seller and its Affiliates other than the Owned Real Property and the real property subject to the Real Property Leases; and

(o) the assets set forth on Schedule 1.2(o).

1.3 Assumption of Liabilities.

(a) Upon the terms and subject to the conditions set forth herein, simultaneously with the Closing, Buyer shall assume and be liable for, and shall pay, perform and discharge in accordance with their respective terms, only those Liabilities of Seller and the Selling Affiliates set forth in clauses (i) through (vi) below, (collectively, the “Assumed Liabilities”); provided, that Assumed Liabilities shall under no circumstance include, and Buyer shall not and shall not be deemed to have assumed or to be liable for, any Excluded Liabilities:

(i) all Liabilities of Seller and the Selling Affiliates arising under (A) any Real Property Lease to the extent arising after the Closing and (B) any Purchased Contracts, except that in the case of clauses (A) and (B) Buyer shall not assume or agree to pay, discharge or perform any Liabilities arising out of any breach by Seller or any Selling Affiliate of any provision of any Real Property Lease or Purchased Contract;

(ii) all current liabilities of the Business to the extent existing as of Closing and taken into account in the calculation of Closing Working Capital as finally determined;

(iii) Transfer Taxes to the extent designated the responsibility of Buyer pursuant to Section 7.5;

(iv) the Continuing Employee Liabilities;

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(v) all Warranty Obligations and Recall Obligations; and

(vi) all Liabilities to the extent arising out of the Actions set forth on Schedule 1.3(a)(vi).

(b) Notwithstanding anything contained herein to the contrary, Seller and the Selling Affiliates shall not be liable or responsible for any of the following Liabilities: (i) all Product Liability Obligations arising out of, relating to, or otherwise in respect of any products (including any part or component) designed, manufactured, assembled or purchased by the Business after the Closing or any services provided after the Closing; (ii) except for Excluded Liabilities, Liabilities arising under Environmental Law or with respect to Hazardous Substances, in each case to the extent arising out of, or with respect to, facts, circumstances or conditions occurring after the Closing with respect to the operation of the Business after the Closing (including, for the avoidance of doubt, the disposal or arrangement for disposal after the Closing, of Hazardous Substances at any location, whether or not owned or operated by the Business); and (iii) except for Excluded Liabilities, all other Liabilities arising out of, or with respect to, the operation of the Business after the Closing (collectively, the “Post-Closing Operational Liabilities”).

1.4 Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Buyer shall not assume, or cause to be assumed, or be deemed to have assumed or be liable or responsible for any Liabilities that are not Assumed Liabilities, including (for the avoidance of doubt) the following Liabilities of Seller or any of its Affiliates (collectively, the “Excluded Liabilities”):

(a) Liabilities arising out of Excluded Assets;

(b) Liabilities to the extent arising out of, relating to, or otherwise in respect of, Indebtedness of Seller or any of its Affiliates;

(c) Liabilities (i) under any Benefit Plan or (ii) with respect to any employee, former employee or independent contractor of Seller or its Affiliates that are not Continuing Employee Liabilities;

(d) Liabilities arising out of or relating to this Agreement or any Transaction Agreement for which Seller or its Affiliates has responsibility pursuant to the terms of this Agreement;

(e) Liabilities arising out of or relating to any Contract which is not a Purchased Contract;

(f) intercompany accounts payable;

(g) Liabilities (including Liabilities under Environmental Law) arising out of or relating to any real property owned, leased, occupied or controlled by Seller and/or its Affiliates which is not a Purchased Asset;

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(h) any Actions pertaining to or affecting Seller, its Affiliates, the Business, or the Purchased Assets other than the Actions set forth on Schedule 1.3(a)(vi);

(i) Transfer Taxes to the extent designated the responsibility of Seller pursuant to Section 7.5;

(j) Liabilities arising under Environmental Law or with respect to Hazardous Substances, in each case to the extent arising out of, or with respect to, facts, circumstances or conditions occurring prior to the Closing with respect to the Purchased Assets or the operation of the Business prior to the Closing (including, for the avoidance of doubt, the disposal or arrangement for disposal prior to the Closing of Hazardous Substances at any location, whether or not owned or operated by the Business);

(k) Product Liability Obligations arising out of, relating to or otherwise in respect of any products (including any part or component) designed, manufactured, assembled, sold or distributed by the Business prior to the Closing or any services performed by the Business prior to the Closing;

(l) Liabilities relating to the past, present or future business, operations, properties or facilities of the Seller or any of its Affiliates other than the Business (it being understood that any Liabilities relating to any properties or facilities formerly, but no longer (as of the Closing Date), owned, leased or operated by the Business are Excluded Liabilities); and

(m) Liabilities for any Tax or Taxes with respect to the Purchased Assets and the Business that are Seller’s responsibility under Section 7.2.

1.5 Aggregate Consideration; Purchase Price.

(a) No later than three (3) Business Days after the conditions to Closing set forth in ARTICLE VIII have been met or waived (except for those conditions which by their terms are to be satisfied at Closing), Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth (i) Seller’s good faith calculation of (x) the amount of the Closing Working Capital, calculated assuming the Closing is to occur on the seventh (7th) Business Day following delivery by Seller to Buyer of the Estimated Closing Statement (whether or not Closing actually occurs on such date) (the “Estimated Closing Working Capital”) and (y) the amount of the Estimated Working Capital Adjustment, which statement shall quantify, consistent with the presentation of Closing Working Capital illustrated in Schedule 1.5(a), the items constituting such Estimated Closing Working Capital and such Estimated Working Capital Adjustment, if any, and in each case calculated in accordance with the terms of this Agreement, including the definition of Closing Working Capital. The Estimated Closing Statement shall be prepared consistent with the terms and conditions of this Agreement. If Buyer objects to the Estimated Closing Statement, Buyer shall deliver written notice to Seller within three (3) Business Days after Buyer’s receipt of Seller’s Estimated Closing Statement (the “Buyer Notice of Objection”), which notice shall include in reasonable detail the basis for such objection and Buyer’s good faith calculation of Estimated Closing Working Capital and the Estimated Working Capital Adjustment. If Buyer does not deliver the Buyer Objection Notice to Seller within three (3) Business Days after Buyer’s receipt of the Estimated Closing Statement from Seller, the

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Estimated Closing Statement and the Estimated Closing Working Capital shall be binding for purposes of this Section 1.5 but not, for the avoidance of doubt, for purposes of Section 1.6. If Buyer timely delivers the Buyer Notice of Objection to Seller, then either Buyer or Seller may notify the Accounting Firm to proceed promptly to review (in accordance with the terms of this Section 1.5(a) and the Accounting Firm Retention Letter) and determine whether the items disputed by Buyer set forth in the Estimated Closing Statement and the Estimated Closing Working Capital were correct and prepared consistent with the terms of this Agreement, including the definition of Closing Working Capital (calculated, assuming for this purpose that Closing was to occur on the seventh (7th) Business Day following Seller’s delivery to Buyer of the Estimated Closing Statement), and if not, determine the amount of the Estimated Closing Statement and the Estimated Closing Working Capital, and each item thereof, consistent with the terms of this Agreement, including the definition of Closing Working Capital (calculated, assuming for this purpose that Closing was to occur on the seventh (7th) Business Day following Seller’s delivery to Buyer of the Estimated Closing Statement), (the “Accounting Firm Review”). In connection with the Accounting Firm Review, the Accounting Firm shall be entitled to such information in the possession of Seller as it shall reasonably request. The Accounting Firm shall not conduct any physical inventories in connection with the Accounting Firm Review, but the Accounting Firm (A) may undertake a review of the ledgers of the Business relevant to the account balances comprising the Estimated Closing Working Capital and (B) may undertake limited substantive testing of such account balances, in the case of each of clauses (A) and (B), as the Accounting Firm concludes, in its professional judgment, is warranted to complete its engagement within the time allotted for the completion of such engagement (collectively, the “Accounting Firm Review Parameters”). Buyer and Seller shall instruct the Accounting Firm to deliver the written results of the Accounting Firm Review (the “Accounting Firm Review Statement”) to Buyer and Seller no later than five (5) Business Days after commencing the Accounting Firm Review, and to include, as part of the Accounting Firm Review Statement, back-up or supporting data used in preparation of the Accounting Firm Review Statement as is reasonably sufficient to reflect the manner in which the Accounting Firm made its determinations. For purposes of this Section 1.5(a), the Accounting Firm shall not make any determination as to whether the Target Working Capital (which is an amount that has been agreed upon by Buyer and Seller) is correct. In the event of any difference between the amounts set forth in the Estimated Closing Statement and the Estimated Closing Working Capital, on the one hand, and the amounts set forth in the Accounting Firm Review Statement, on the other hand, the amounts set forth in the Accounting Firm Review Statement shall be binding for purposes of this Section 1.5, but not, for the avoidance of doubt, for purposes of Section 1.6. Notwithstanding anything to the contrary contained in Section 2.1, if there is an Accounting Firm Review, the Closing shall not occur until the date that is two (2) Business Days after the completion of the Accounting Firm Review, unless Seller shall have delivered a written notice to Buyer agreeing to Buyer’s calculation of Estimated Closing Working Capital and the Estimated Closing Working Capital Adjustment set forth in the Buyer Notice of Objection, in which case (i) the Estimated Closing Statement and the Estimated Closing Working Capital, as prepared by Buyer in the Buyer Notice of Objection, shall be binding for purposes of this Section 1.5, but not, for the avoidance of doubt, for purposes of Section 1.6 and (ii) the Closing shall occur within two (2) Business Days after Seller shall have delivered such notice to Buyer. Seller and Buyer shall each bear the expenses of the Accounting Firm in connection with the Accounting Firm Review equally.

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(b) The Initial Purchase Price shall be paid at Closing by Buyer to Seller, in full consideration for the sale and transfer by Seller and the Selling Affiliates of the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances (subject to the adjustments set forth in Section 1.6), by wire transfer of immediately available funds in accordance with written instructions delivered by Seller to Buyer at least three (3) Business Days prior to the Closing Date.

1.6 Determination of Working Capital Purchase Price Adjustment.

(a) Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith calculations (the “Buyer’s Proposed Calculations”) of (i) the Closing Working Capital, (ii) the amount of the Working Capital Adjustment, (iii) the amount of the Purchase Price Adjustment and (iv) a calculation of the Final Purchase Price based on the amounts set forth in the Closing Statement. The Closing Statement shall be prepared consistent with the terms of this Agreement. Upon delivery of the Closing Statement and the Buyer’s Proposed Calculations by Buyer until final determination of the Purchase Price Adjustment, Buyer shall provide Seller and its representatives with reasonable access, during normal business hours, to the Business’ accounting and other personnel and to the books and records of the Business, ledgers, physical inventories and work papers (subject to execution of customary access letters), as the case may be, and any other document or information reasonably requested by Seller, and necessary in order to allow Seller and its representatives to verify the accuracy of the determination by Buyer of the Buyer’s Proposed Calculations, prepare any Seller Notice of Objection, and prepare any presentation to the Arbitrator in connection with Disputed Amounts.

(b) If Seller does not object to the Closing Statement or Buyer’s Proposed Calculations by written notice of objection (the “Seller Notice of Objection”) delivered to Buyer within forty-five (45) days after Seller’s receipt of the Closing Statement and Buyer’s Proposed Calculations, the calculation of Closing Working Capital, the Working Capital Adjustment, the Purchase Price Adjustment and the Final Purchase Price pursuant to the Buyer’s Proposed Calculations shall be deemed final and binding. A Seller Notice of Objection under this Section 1.6(b) shall set forth in reasonable detail Seller’s alternative calculations of (i) the Closing Working Capital, (ii) the Working Capital Adjustment calculated by reference thereto, (iii) the Purchase Price Adjustment and (iv) a calculation of the Final Purchase Price based on such amounts.

(c) If Seller delivers a Seller Notice of Objection to Buyer within the forty-five (45) day period referred to in Section 1.6(b), such notice shall specify under the heading “Disputed Matters” any element of the Buyer’s Proposed Calculations that Seller disputes and all matters set forth in the Buyer’s Proposed Calculations that are not so specified in the Seller Notice of Objection under the heading “Disputed Matters” on the date such Seller Notice of Objection is given shall be treated as final and binding (such matters, the “Non-Disputed Matters”). Any matters so listed under the heading “Disputed Matters” (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 1.6(c):

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(i) Seller and Buyer shall promptly endeavor to resolve the Disputed Amounts listed in the Seller Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within fifteen (15) Business Days (or such longer period as may be agreed by Seller and Buyer) after the date of receipt by Buyer from Seller of the Seller Notice of Objection, the resolution of all such Disputed Amounts shall be jointly submitted to the Arbitrator by Buyer and Seller, to be determined pursuant to a retention letter entered into jointly by Buyer, Seller and the Arbitrator.

(ii) Seller and Buyer shall request the Arbitrator to render a decision in accordance with this Section 1.6(c) within forty-five (45) days of the submission of the Disputed Amounts, or a reasonable time thereafter. The decision of the Arbitrator shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and nonappealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(iii) The Closing Working Capital, Working Capital Adjustment, Purchase Price Adjustment and Final Purchase Price shall be finally calculated by the Arbitrator based upon the Non-Disputed Matters and the final determination of the Arbitrator with respect to the Disputed Amounts, and the Closing Working Capital, Working Capital Adjustment, Purchase Price Adjustment and Final Purchase Price, as so calculated, shall be deemed to be final and binding.

(iv) If Seller and Buyer jointly submit the Disputed Amounts to the Arbitrator for resolution, Seller and Buyer shall each pay their own costs and expenses incurred under this Section 1.6(c). Seller shall be responsible for that fraction of the fees and costs of the Arbitrator where (A) the numerator is the absolute value of the difference between Seller’s calculation of the Final Purchase Price and the Final Purchase Price as recalculated based upon the Arbitrator’s final determination with respect to the Disputed Amounts and (B) the denominator is the absolute value of the difference between Seller’s calculation of the Final Purchase Price and Buyer’s calculation of the Final Purchase Price, and Buyer shall be responsible for the remainder of such fees and costs.

(v) The Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 1.6(c), only what is the correct amount of the Disputed Amounts and the determination of the correct amount of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in this Section 1.6(c) and the terms of this Agreement, including the definition of Closing Working Capital. Seller and Buyer will provide copies to each other of all written submissions to the Arbitrator and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Arbitrator. Seller and Buyer shall be given the opportunity to fully and fairly present their positions on all Disputed Amounts to the Arbitrator and the Arbitrator shall determine the appropriate procedures, including the number and timing of submissions by Buyer and Seller, as it deems appropriate after consultation with Buyer and Seller. Buyer and Seller shall use their commercially reasonable efforts to enable the Arbitrator to render the calculations specified in Section 1.6(c)(iii) within forty-five (45) days after submission of the Disputed Amounts to the

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Arbitrator or such longer period as the Arbitrator determines is appropriate based on the nature of the Disputed Amounts and the terms of this Agreement. The Arbitrator shall choose between the position of Seller and the position of Buyer with respect to each Disputed Amount based solely upon which of such positions is an amount determined by the Arbitrator to be closest to the correct amount of such Disputed Amount. In connection with the foregoing, Buyer and Seller shall instruct the Arbitrator to provide back-up or supporting data used in its determination as is reasonably sufficient to reflect the manner in which the Arbitrator made its determinations. Buyer and Seller shall cooperate with the Arbitrator in making its determination. For purposes of this Section 1.6(c), (A) the Arbitrator’s determination shall be limited to determining the correct amount of each of the Disputed Amounts in accordance with the terms of this Agreement, including the definition of Closing Working Capital and (B) the Arbitrator shall not make any determination as to whether the Target Working Capital (which is an amount that has been agreed upon by Buyer and Seller) is correct.

(d) The term “Purchase Price Adjustment” shall mean the amount calculated pursuant to Section 1.6(b) or 1.6(c), as the case may be (which may be expressed as a negative number) equal to the Working Capital Adjustment less the Estimated Working Capital Adjustment, which shall be treated as an adjustment to purchase price for federal, state, local and foreign income Tax purposes. Upon determination, in accordance with Section 1.6(b) or 1.6(c) of the Final Purchase Price, Seller or Buyer as the case may be, shall make the payment required by this Section 1.6(d).

(i) If the Final Purchase Price is greater than the Initial Purchase Price, then, within three (3) Business Days of the determination of the Final Purchase Price Buyer shall pay to Seller for the account of Seller the difference between the Final Purchase Price and the Initial Purchase Price, the amount of such difference to be paid by wire transfer of immediately available funds to an account designated by Seller in writing to Buyer promptly after the final determination of the Final Purchase Price.

(ii) If the Final Purchase Price is less than the Initial Purchase Price, then within three (3) Business Days after the determination of the Final Purchase Price, Seller shall pay to Buyer for the account of Buyer the difference between the Initial Purchase Price and the Final Purchase Price, the amount of such difference to be paid by wire transfer of immediately available funds to an account designated by Buyer in writing to Seller promptly after the final determination of the Final Purchase Price.

(e) Any payment made by Buyer or Seller, as applicable, pursuant to Section 1.6(d)(i) or (ii) that is made after the third Business Day following the determination of the Final Purchase Price shall be made together with interest on the amount of such payment at an annual interest rate that is the lesser of fifteen percent (15%) and the greatest annual interest rate permitted by applicable Law, calculated from the date of determination of the Final Purchase Price through the date of such payment.

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1.7 Allocation of Purchase Price.

(a) Within sixty (60) days after the determination of the Final Purchase Price pursuant to Section 1.6, Buyer shall prepare and deliver to Seller a schedule setting forth an allocation of the Final Purchase Price and the Assumed Liabilities among the groups of Purchased Assets in accordance with Section 1060 of the Code and the applicable regulations thereunder (such schedule, as may be revised pursuant to this Section 1.7(a), the “Purchase Price Allocation Schedule”). If Seller does not object to such Purchase Price Allocation Schedule by written notice of objection (which shall describe in reasonable detail the nature of, and grounds for, any such objection) delivered to Buyer within forty-five (45) days after Seller’s receipt of the Purchase Price Allocation Schedule, the allocations set forth in such Purchase Price Allocation Schedule shall be deemed final and binding. The parties shall negotiate to resolve any dispute regarding said allocations and, if they do not resolve such dispute within fifteen (15) days of Buyer’s receipt of the aforementioned notice from Seller, the matter shall be referred to the Tax Accountant for its prompt determination regarding such allocations, consistent with the principles set forth in this Section 1.7(a), and its determination shall be final and binding on the parties. All expenses of the Tax Accountant shall be borne equally by Buyer and Seller.

(b) In the event that the Final Purchase Price is subsequently adjusted pursuant to the provisions of this Agreement, including Section 9.7, the Purchase Price Allocation Schedule shall be revised in order to reflect such adjustment pursuant to the procedures set forth in Section 1.7(a).

(c) The parties shall each report the foreign, federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with the Purchase Price Allocation Schedule as finally determined pursuant to this Section 1.7 and shall not take any inconsistent position with respect to the Purchase Price Allocation Schedule in any Tax Return unless otherwise required by applicable Law.

(d) Buyer and Seller confirm that no portion of the Final Purchase Price allocated to the Purchased Assets is being paid or allocated to a “restrictive covenant,” as that term is defined for the purposes of Section 56.4 of the Income Tax Act (Canada) (the “Canada Tax Act”). If any portion of the Final Purchase Price allocated to the Purchased Assets is deemed by a Governmental Authority to be in respect of a “restrictive covenant,” then each of Buyer and Seller agrees, or shall cause an Affiliate, as applicable, to execute and file any joint elections under Section 56.4 of the Canada Tax Act as may be requested by the other party in respect of any “restrictive covenants” given under this Agreement or in connection with the transactions contemplated by this Agreement. Buyer and Seller shall make, or cause an Affiliate to make, as applicable, any similar provincial election.

ARTICLE II

THE CLOSING

2.1 Time and Place. The closing of the sale hereunder (the “Closing”) shall take place at 10:00 a.m. local time on the later of (a) seven (7) Business Days after the date that all of the conditions to Closing set forth in Article VIII have been met or waived (except for those

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conditions which by their terms are to be satisfied at Closing) and (b) the date contemplated by the penultimate sentence of Section 1.5(a), or on such other date as mutually agreed in writing by the parties (the “Closing Date”), at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, New York 10022.

2.2 Closing Deliveries of Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following:

(a) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller and the Selling Affiliates;

(b) the Transition Services Agreement to be entered into pursuant to Section 5.8, duly executed by Seller;

(c) with respect to the Owned Real Property, (i) a duly executed and acknowledged special warranty deed or local equivalent (the “Purchased Real Property Deed”), in substantially the form of Exhibit C, conveying all of Seller’s and any Selling Affiliate’s right, title and interest in and to such Owned Real Property to Buyer, subject only to Permitted Title Encumbrances, duly executed by Seller or such Selling Affiliate, together with all affidavits, statements, forms and other documents and instruments required by applicable Law to transfer real property or interests in real property or to record deeds , assignments and other transfer documentation relating to real property or interests in real property, duly executed by APC; (ii) duly executed and acknowledged real property Transfer Tax, valuation or similar forms required by applicable Law for such Owned Real Property and (iii) an affidavit in the form attached hereto as Exhibit D;

(d) an assignment and assumption agreement, in substantially the form of Exhibit E, relating to the assignment of all right, title and interest of Seller or the applicable Selling Affiliate in, to and under each Real Property Lease that is identified on Schedule 9.2(a) (the “Real Property Lease Assignments”), duly executed by Seller or such Selling Affiliate;

(e) the Trademark License Agreement, duly executed by Seller;

(f) a non-foreign person affidavit from Seller, APC (or, if APC is a disregarded entity for U.S. federal income tax purposes, from APC’s first direct or indirect owner that is regarded as an entity for U.S. federal income tax purposes) and Affinia International, dated as of the Closing Date as required by Section 1445 of the Code;

(g) an affidavit from Seller that none of the Purchased Assets sold, assigned, transferred, conveyed and delivered by Affinia Canada and Affinia Cayman to Buyer or its Affiliates constitute “U.S. Real Property” within the meaning of Section 897 of the Code;

(h) customary certificates, undertakings, title affidavits and indemnities and evidence of corporate, partnership or limited liability company authority, and such other customary documents, agreements, instruments and information all as reasonably required by Buyer’s title insurance company, duly executed by Seller or Selling Affiliate (or such other party as may be appropriate) in order to issue an owner’s title policy to Buyer at the Closing with respect to the Owned Real Property; and

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(i) a certificate, dated as of the Closing Date and signed by an authorized officer of Seller, certifying to the matters in Sections 8.2(a), (b) and (c).

2.3 Closing Deliveries of Buyer. At Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a) the Initial Purchase Price;

(b) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;

(c) the Transition Services Agreement to be entered into pursuant to Section 5.8, duly executed by Buyer;

(d) duly executed and acknowledged real property Transfer Tax forms required by applicable Law for each of the Owned Real Property;

(e) the Real Property Lease Assignments, duly executed by Buyer;

(f) the Trademark License Agreement, duly executed by Buyer;

(g) a purchase certificate issued by the Ontario Workplace Safety and Insurance Board in respect of the Business; and

(h) a certificate of Buyer, dated as of the Closing Date and signed by an authorized officer of Buyer, as applicable, certifying to the matters in Sections 8.3(a) and (b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules accompanying this Agreement delivered by Seller to Buyer on the date of this Agreement (each, a “Schedule” and collectively, the “Disclosure Schedules”), and subject to Section 11.12, Seller hereby represents and warrants to Buyer as follows:

3.1 Organization. Each of Seller and the Selling Affiliates is duly organized or formed, validly existing and (to the extent that the concept of good standing exists in the applicable jurisdiction with respect to such entity) in good standing under the Law of the jurisdiction of its organization or formation, and, with respect to the Business, each of Seller and the Selling Affiliates, has all requisite power and authority to own, operate or lease its assets and properties, and to conduct the Business as presently conducted by it. Each of Seller and the Selling Affiliates is qualified or authorized to do business in each foreign jurisdiction where such qualification is necessary for the ownership or leasing of its property and to conduct the Business, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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3.2 Authority. Each of Seller and the Selling Affiliates, as applicable, has all requisite power and authority to enter into and deliver this Agreement and the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution and delivery by each of Seller and the Selling Affiliates, as applicable, of this Agreement and the Transaction Agreements to which it is a party, the performance by Seller or the Selling Affiliates of their obligations hereunder and thereunder, and the consummation by Seller and the Selling Affiliates of the Transaction, have been duly authorized by all necessary action on the part of Seller and the Selling Affiliates. This Agreement has been, and the Transaction Agreements to which Seller or any Selling Affiliate is a party shall be, duly and validly executed and delivered by Seller and any Selling Affiliate, as applicable. Assuming the due authorization, execution and delivery of this Agreement and the Transaction Agreements by Buyer, this Agreement constitutes, and each of the Transaction Agreements to which Seller or any Selling Affiliate is a party (when so executed and delivered) will constitute, a legal, valid and binding obligation of Seller or such Selling Affiliate, enforceable against Seller or such Selling Affiliate in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Violation; Third Party Consents. Assuming that all consents, waivers, approvals, orders and authorizations described in Section 3.4 and those set forth on Schedule 3.3 have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authority described in Section 3.4 have been made, and except as set forth on Schedule 3.3, the execution and delivery by Seller and the Selling Affiliates, as applicable, of this Agreement and the Transaction Agreements to which Seller or any Selling Affiliate is a party, the performance by Seller or any Selling Affiliate of its obligations hereunder and thereunder, and the consummation by Seller and the Selling Affiliates of the Transaction, will not require the consent or waiver of any third party and will not conflict with or violate, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration under, the terms and provisions of (a) the Organizational Documents of Seller or any Selling Affiliate, (b) any Contract of Seller or a Selling Affiliate, (c) any Real Property Lease, (d) any Law applicable to the Business or any of the Purchased Assets, (e) any Governmental Order issued by a Governmental Authority by which the Business, Seller or any Selling Affiliate or any Purchased Asset is bound or obligated or (f) create any Encumbrance (other than a Permitted Encumbrance) upon any Purchased Asset, except, in the case of clauses (b), (c), (d) and (e) of this Section 3.3, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Governmental Consents. Except as set forth on Schedule 3.4 and as contemplated by Section 5.4(b) with respect to any filings required under the HSR Act or applicable foreign Antitrust Law, no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Seller or any Selling Affiliate in connection with the execution and delivery by Seller or any Selling Affiliate of this Agreement and the Transaction Agreements to which Seller or any Selling Affiliate is a party, the performance by Seller and each Selling Affiliate of its obligations hereunder and thereunder, and the consummation by Seller and the Selling Affiliates of the Transaction, other than such of the foregoing that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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3.5 Financial Statements.

(a) A true and complete copy of (i) the unaudited balance sheet related to the Business as of December 31, 2012 (the “Balance Sheet Date”) and December 31, 2011, and the statements of the related revenues and expenses for fiscal years ended 2012 and 2011 and (ii) the unaudited balance sheet related to the Business as of November 30, 2013 and the statements of the related revenues and expenses for the eleven (11) month period then ended (collectively, the “Financial Statements”), are attached hereto as Schedule 3.5(a).

(b) Except as set forth on Schedule 3.5(b), the Financial Statements (i) have been prepared in accordance with GAAP and (ii) fairly present the assets to be sold and liabilities to be transferred and the related revenues and expenses of the Business in accordance with Seller’s and the Selling Affiliates’ accounting and bookkeeping practices subject to the absence of footnotes for the periods covered by the Financial Statements and normal year-end adjustments which will not be material. The Financial Statements have been prepared on a consistent basis, in all material respects, from period to period from financial information contained in the Books and Records and present fairly in all material respects the financial position and the results of operations of the Business as at the dates and for the respective periods indicated therein (other than adjustments relating to the items set forth on Schedule 3.5(b) and the absence of footnotes for the periods covered by the Financial Statements and normal year-end adjustments which will not be material). Set forth on Schedule 3.5(b) is a true and correct statement of the allocation of operating expenses shared by the Business and Seller or any of Seller’s Affiliates or Seller’s other business divisions (if applicable).

(c) Except as set forth on Schedule 3.5(c), as of the date of this Agreement, there are no payments or commitments to pay to any customer or potential customer of the Business any signing bonus, business development payment, upfront payment, stock lift commitment or similar payment or cost to obtain or retain business, which payment, cost or commitment to pay is in excess of Five Hundred Thousand Dollars ($500,000) individually or Two Million Dollars ($2,000,000) in the aggregate (irrespective of the number of years over which such payment or cost is payable) for all customers and potential customers of the Business, whether to be paid, committed to be paid, to be earned as a rebate over time, or to be settled by way of credit notes, in each case in respect of the Business, which have not been accrued or accounted for in the Financial Statements.

3.6 Undisclosed Liabilities. Except as set forth on Schedule 3.6, Seller and the Selling Affiliates do not have any Liabilities related to the Business, other than (a) as set forth on the Financial Statements or in the notes thereto, (b) those Liabilities (i) incurred in the Ordinary Course of Business since the Balance Sheet Date but only to the extent included in Closing Working Capital or (ii) that are Excluded Liabilities, and (c) those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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3.7 Absence of Material Adverse Effect and Certain Events. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.7, there has not been, related to or involving the Business:

(a) from the Balance Sheet Date to the date hereof, a Material Adverse Effect or any fact, state of facts, condition, occurrence, change, development, event, effect or circumstance which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) from the Balance Sheet Date to the date hereof, (i) any action that would, if taken after the date of this Agreement, constitute a breach of Sections 5.1(b)(i), (ii), (iii), (iv), (v), (vii), (viii), (ix), (xi), (xii), (xiii), (xv), (xvii) or (xviii), (ii) neither Seller nor any of its Affiliates has made any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any Business Employee except for payments required by the terms of any Benefit Plan and (iii) neither Seller nor any of its Affiliates has incurred, assumed, guaranteed or modified any Indebtedness of the type described in clauses (i) or (iii) of the definition of Indebtedness pertaining to the Purchased Assets of the Business; and

(c) from November 30, 2013 to the date hereof, any action that would, if taken after the date of this Agreement, constitute a breach of Section 5.1(b)(vi).

3.8 Material Contracts.

(a) Schedule 3.8(a) sets forth a true and complete list of the Material Contracts.

(b) Except as set forth on Schedule 3.8(b) and assuming the due authorization, execution and delivery by the other parties thereto, each of the Material Contracts is legal, valid and binding, and in full force and effect, and enforceable by and against the parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.8(b), there is no breach, violation or default in any material respect by Seller or any Selling Affiliate (or, to the Knowledge of Seller, any other party) under any such Material Contract. Seller has made available to Buyer a true, correct and complete copy of each Material Contract, together with all amendments, modifications or supplements thereto.

(c) Except as set forth on Schedule 3.8(c), as of the date of this Agreement, (i) no Master Customer Agreement contains any increase in rebates or pricing discounts that will apply in fiscal year 2014 or fiscal year 2015 that are in excess of two percent (2%) as compared to such rebates and pricing discounts applicable as of the date of this Agreement and (ii) no purchase order that is, or would be, a Purchased Contract hereunder with any customer of the Business contains obligations or commitments of Seller or any Selling Affiliate to the applicable customer that is not terminable without penalty or cannot be performed in full within one hundred twenty (120) days (excluding any product transit time in such calculation of days).

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(d) Except as set forth on Schedule 3.8(d), as of the date of this Agreement, (i) no Master Supplier Agreement contains any pricing increase that will apply in fiscal year 2014 or fiscal year 2015 that is in excess of five percent (5%) as compared to the pricing under such Master Supplier Agreement applicable as of the date of this Agreement and (ii) no purchase order that is, or would be, a Purchased Contract hereunder with any supplier of the Business contains obligations or commitments of Seller or any Selling Affiliate to the applicable supplier that is not terminable without penalty or cannot be performed in full within one hundred twenty (120) days (excluding any product transit time in such calculation of days).

3.9 Customers and Suppliers. Schedule 3.9 sets forth a true and complete list of (a) the top ten (10) customers of the Business projected for the 2013 fiscal year taking into account year-to-date revenue as of November 30, 2013 (the “Key Customers”) and by full-year revenue for the 2012 fiscal year, and (b) the top ten (10) suppliers of the Business projected for the 2013 fiscal year taking into account year-to-date Dollar volume of purchases as of November 30, 2013 (the “Key Suppliers”) and by full-year volume for the 2012 fiscal year. Except as set forth on Schedule 3.9, since the Balance Sheet Date, no Key Customer or Key Supplier has canceled, terminated or otherwise materially and adversely modified its relationship with the Business, and the Business has not received any written or, to the Knowledge of Seller, oral notice from any Key Customer or Key Supplier to the effect that any such Key Customer or Key Supplier intends to cancel, terminate or materially adversely modify its relationship with the Business.

3.10 Intellectual Property.

(a) Schedule 3.10(a) sets forth a complete and accurate list of (i) each registration or application to register any patent used in or related to the Business and owned by Seller or any Selling Affiliate; (ii) each trademark or service mark registration or application used in or related to the Business and owned by Seller or any Selling Affiliate; (iii) each copyright registration or application used in or relating to the Business and owned by Seller or any Selling Affiliate; and (iv) each internet domain name used in or relating to the Business and owned by Seller or any Selling Affiliate. With respect to the Intellectual Property described in clauses (i), (ii) and (iii), the file histories, certificates, office actions, correspondence with Governmental Authorities and other registration materials related to all such registered Intellectual Property are either publicly available to Buyer or will, in all material respects, be made available to Buyer at Closing subject to the terms and conditions of Section 1.1(f) to the extent such materials are in Seller’s or Seller’s external counsel’s physical possession or is reasonably retrievable from physical storage.

(b) Seller or the Selling Affiliates own all right, title and interest in and to, or have adequate, valid and enforceable rights to use, all Intellectual Property used in or related to the Business, including those identified in Schedule 3.10(a) (collectively, the “Business Intellectual Property”), free and clear of all Encumbrances (except Permitted Encumbrances). All of the Business Intellectual Property owned by any of Seller or a Selling Affiliate is valid, subsisting and in full force and effect; the Business Intellectual Property includes all of the Intellectual Property necessary to conduct the Business as conducted as of the Closing in the Ordinary Course of Business; and Seller has paid or caused to be paid all maintenance fees and made all filings which have come due as of the date of this Agreement and are required to

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maintain Seller’s or the relevant Selling Affiliate’s ownership of all registered Intellectual Property set forth on Schedule 3.10(a) and that all such Intellectual Property is otherwise in good standing, except to the extent Seller or the relevant Selling Affiliate has determined in its reasonable business judgment that the prosecution or maintenance of such item(s) is of no material value to the Business.

(c) Except as set forth on Schedule 3.10(c), (i) the Business, the conduct and operations thereof, and its products and services do not infringe, violate or misappropriate any U.S. patents or any other Intellectual Property rights of any third party, and (ii) there are no pending or, to the Knowledge of Seller, threatened claims with respect to the ownership, validity, enforceability, effectiveness or use of the Business Intellectual Property. Except as set forth on Schedule 3.10(c), since January 1, 2011, neither Seller nor any Selling Affiliate has received any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation or violation by the Business, the conduct and operations thereof, or its products or services, of the Intellectual Property rights of any third party.

(d) To the Knowledge of Seller, except as set forth on Schedule 3.10(d), no third party is infringing, misappropriating or violating any Business Intellectual Property rights owned by Seller or any Selling Affiliate relating to the Business. Except as set forth on Schedule 3.10(d), since January 1, 2012, none of Seller or the Selling Affiliates have brought any judicial or administrative actions or proceedings, or asserted any claim (other than claims that have been resolved to Seller’s satisfaction) against any third party alleging any of the foregoing.

(e) Each of Seller and the Selling Affiliates has taken commercially reasonable measures to protect the secrecy and confidentiality of the confidential information, including the trade secrets, of the Business.

(f) The representations and warranties contained in this Section 3.10 are the only representations and warranties being made by Seller in this Agreement with respect to infringement, misappropriation or other violation of Intellectual Property.

3.11 Labor Matters.

(a) Schedule 3.11(a) sets forth a listing as of January 10, 2014 of all employees of Seller or its Affiliates who provide substantial services to the Business and who, if they remain employed on the Closing Date, are anticipated to transfer with the Business on the Closing Date (the “Business Employees”).

(b) Each of Seller and the Selling Affiliates is in compliance in all material respects with all labor and employment Laws applicable to the Business. Except as set forth on Schedule 3.11(b), there is not pending or, to the Knowledge of Seller, threatened, any material Action or any order, decree or judgment relating to the employment of the employees of the Business.

(c) Except as set forth on Schedule 3.11(c), (i) none of Seller or the Selling Affiliates is, or since January 1, 2011 has been, a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers employees of the Business; (ii) none of Seller or the Selling Affiliates has agreed to recognize any union or other collective bargaining

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representative to represent any employees of the Business; (iii) no union or other collective bargaining representative has been certified as representing any employees of the Business; and (iv) to the Knowledge of Seller, there are no union organizing activities threatened or being conducted, and none has been threatened or conducted since January 1, 2012. There is no strike, slowdown, picketing, work stoppage, or other material labor dispute involving the Business pending or, to the Knowledge of Seller, threatened. To the Knowledge of Seller, there is no call for strike or concerted refusal to work overtime and none are threatened. No trade union has applied to the Ontario Labour Relations Board to have Seller or any of the Seller Affiliates declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Business is carried on.

(d) There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation under the relevant Canadian provincial legislation in respect of the Business and neither Seller nor any Selling Affiliates have been reassessed in any material respect under such legislation during the past three (3) years and, to the Knowledge of Seller, no audit of the Business is currently being performed pursuant to any such applicable workplace safety and insurance legislation.

(e) No Business Employee in Canada has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such arising from any applicable Law from the employment of an employee without an agreement as to notice or severance.

3.12 Employee Benefit Plans.

(a) Schedule 3.12(a) sets forth a list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program, policy, Contract or arrangement of any kind established or maintained by Seller or the Selling Affiliates, including any retirement, pension, profit-sharing, savings, health and welfare, disability, life, accident, termination, separation, severance, supplemental unemployment benefit, change-in-control, retention, bonus, equity compensation, or other similar fringe benefits for, or payments to, any current or former employees of Seller or the Selling Affiliates who work for, or otherwise provide substantial services to, the Business, but excluding any Multiemployer Plans pursuant to which the Business has any Liability (each, a “Benefit Plan” and collectively, the “Benefit Plans”). For the avoidance of doubt, the Benefit Plans include benefits or plans established or maintained by Seller or the Selling Affiliates to satisfy a requirement of Law, but do not include benefits or plans that are delivered or provided by a Governmental Authority, regardless of whether Seller or the Selling Affiliates makes contributions to such arrangements, such as benefits provided by the U.S. Social Security Administration in the United States or payments mandated by a Governmental Authority for which none of Seller or the Selling Affiliates maintains a plan to deliver such payments, such as statutory severance obligations or social security contributions.

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(b) With respect to each Benefit Plan:

(i) each Benefit Plan (and each related trust, insurance Contract or fund) has been maintained, funded and administered in all material respects in a manner consistent with its written terms and complies in all material respects in form and operation with the applicable requirements of ERISA and other applicable Law, except as set forth on Schedule 3.12(b);

(ii) except as set forth on Schedule 3.12(b), all contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are required to be made under the terms of any Benefit Plan or applicable Law have been timely made in all material respects; and

(iii) Seller has made available to Buyer (A) correct and complete copies of the plan documents and most recent summary plan descriptions for each Benefit Plan, and (B) the most recent determination or opinion letter received from the IRS for each Benefit Plan that is intended to be tax-qualified in the United States.

(c) With respect to each Benefit Plan, no action, suit, proceeding, hearing or, to the Knowledge of Seller, investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.

(d) Neither Seller nor the Selling Affiliates contributes to, has any obligation to contribute to or has any Liability with respect to, and none of the employees of the Business in the U.S. participate in: (i) any Multiemployer Plan; or (ii) any Pension Plan. No Benefit Plan is a “registered pension plan” as such term is defined in the Canada Tax Act.

(e) No Benefit Plan provides for post-employment or retiree welfare benefits, except as required by COBRA or in accordance with the applicable Law of Canada.

3.13 Taxes.

(a) All material Tax Returns required to be filed by Seller or the Selling Affiliates with respect to the Purchased Assets and the Business have been timely filed, and all such Tax Returns are accurate and complete in all material respects. All Taxes, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) owed by Seller or any Selling Affiliate with respect to the Purchased Assets and the Business (whether or not shown on any Tax Return) have been timely paid or, to the extent not yet due and payable, will be timely paid.

(b) No deficiency in Taxes, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) with respect to the Purchased Assets or the Business has been proposed, asserted or assessed against Seller or any Selling Affiliate and no waivers of the time to assess any such Taxes have been given and remain pending.

(c) Except for Permitted Encumbrances, there is no Encumbrance affecting the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

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(d) All Taxes, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000), that Seller or any Selling Affiliate is (or was) required by Law to withhold or collect with respect to Business on or prior to the date hereof in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(e) All Taxes, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) that Seller or any Selling Affiliate is (or was) required by Law to collect with respect to the Business on or prior to the date hereof in connection with receipts from any of the past and present customers (or other Persons paying amounts to them) have been duly collected, and have been timely paid over to the proper authorities to the extent due and payable.

(f) Each of Seller, APC (or, if APC is a disregarded entity for U.S. federal income tax purposes, APC’s first direct or indirect owner that is regarded as an entity for U.S. federal income tax purposes) and Affinia International is not a “foreign person” within the meaning of Section 1445 of the Code.

(g) Affinia Canada is not a non-resident of Canada within the meaning of the Canada Tax Act and is the sole owner of the Canadian Assets.

(h) None of the Purchased Assets, other than the Canadian Assets, are “taxable Canadian property” within the meaning of the Canada Tax Act.

(i) None of the Purchased Assets sold, assigned, transferred, conveyed and delivered by Affinia Canada and Affinia Cayman to Buyer or its Affiliates constitute “U.S. Real Property” within the meaning of Section 897 of the Code.

(j) None of the Purchased Assets constitute an entity or are treated as an entity for tax purposes.

3.14 Real Property.

(a) Except for real property which is not primarily used by the Business, Schedule 3.14(a) identifies all real property owned in whole or in part by Seller or any Selling Affiliate which is used by the Business (such real property identified or required to be identified on Schedule 3.14(a), the “Owned Real Property”). Except as set forth on Schedule 3.14(a) and subject to Section 3.14(a), Seller or a Selling Affiliate holds fee title to each parcel of the Owned Real Property and, with respect to the applicable parcel of Owned Real Property (i) has good and valid fee simple title to such Owned Real Property, free and clear of Encumbrances, other than Permitted Title Encumbrances and (ii) there are no outstanding options, rights of first offer, rights of first refusal or similar preferential rights to purchase such Owned Real Property or any portion thereof or interest therein.

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(b) Except for real property which is not primarily used by the Business, Schedule 3.14(b) identifies all leases, subleases, licenses or other agreements (including any and all amendments, renewals and extensions thereto) under which Seller or any Selling Affiliate uses, occupies or has the right to use or occupy leased real property used by the Business (such leases identified or required to be identified on Schedule 3.14(b), the “Real Property Leases”). Except as set forth on Schedule 3.14(b), (i) Seller or a Selling Affiliate holds a valid and existing leasehold or subleasehold interest under each Real Property Lease, (ii) each Real Property Lease is legal, valid, binding and enforceable against Seller or a Selling Affiliate, as applicable, and, to the Knowledge of Seller, the applicable third-party lessor party thereto, (iii) each Real Property Lease is in full force and effect, (iv) none of Seller, any Selling Affiliate nor, to the Knowledge of Seller, any other party to any Real Property Lease is in material breach or default thereunder, and to the Knowledge of Seller, no event has occurred or circumstance exists, which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, (v) neither Seller nor any Selling Affiliate has subleased, licensed or otherwise granted any Person the right to use or occupy the premises leased pursuant to the Real Property Leases, (vi) neither Seller nor Selling Affiliate has collaterally assigned or granted any other lien in the Real Property Leases or any interest therein, (vii) Seller or any prior tenant under the Real Property Leases has not made any alterations, improvements or changes to the leased premises which must be removed at the end of the lease term or which the applicable landlord has the option to have removed and (viii) Seller has received no notice from the holder of a mortgage or deed of trust that a landlord under any of the Real Property Leases is in default under any mortgage or deed of trust filed against the leased premises. Seller has made available to Buyer complete and correct copies of the Real Property Leases including any amendments thereto.

(c) Except as set forth on Schedule 3.14(c), the Owned Real Property and tracts of land subject to the Real Property Leases together constitute all of the parcels and tracts of land used by the Business.

(d) Seller has not received any notice of, nor, to the Knowledge of Seller, does there exist, any threatened, condemnation or eminent domain proceedings that affect the Owned Real Property.

(e) Except as set forth on Schedule 3.14(e), to the Knowledge of Seller all buildings and building systems, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in or on the Owned Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business. To the Knowledge of Seller there are no material structural deficiencies or latent defects affecting any of the Improvements.

(f) To the Knowledge of Seller, the classification of each parcel of Owned Real Property under applicable zoning laws, ordinances and regulations (together with any special use permits) permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon either by right or as a prior non-conforming use or similar designation, and permits the Improvements located thereon as currently constructed, used and occupied. To the Knowledge of Seller, there are sufficient parking spaces, loading docks and other facilities at each parcel of Owned Real Property to comply with such zoning laws,

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ordinances and regulations except where such failure to comply would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, the use and operation of the Owned Real Property is in compliance in all material respects with all applicable zoning requirements and there are no violations, nor has Seller received any notice of any violations, of any Laws, zoning restrictions, regulations or ordinances affecting the Real Property except for such violations that would not reasonably be expected to have a Material Adverse Effect.

(g) Except as set forth on Schedule 3.14(g), to the Knowledge of Seller no insurance claims in excess of Five Hundred Thousand Dollars ($500,000) have been made in the past three (3) years with respect to the Owned Real Property and no such claims are pending.

(h) To the Knowledge of Seller, no real property tax appeals are pending with respect to the Owned Real Property.

(i) Except as set forth on Schedule 3.14(i), there are no pending or, to the Knowledge of Seller, threatened, judicial, municipal or administrative proceedings affecting any Owned Real Property in any material respect including, proceedings for or involving collections, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on any Owned Real Property or by reason of the condition, use of, or operations on, any Owned Real Property.

(j) Except as set forth on Schedule 3.14(j), the Owned Real Property is not in violation in any material respect of any recorded easements, restrictions, rights-of-way, covenants, conditions, judgments or other matters affecting title to the Owned Real Property.

(k) With respect to the Real Property, neither Seller nor any Selling Affiliate has obtained any Tax (real or personal) incentives, abatements, reductions, concessions or similar governmental economic development incentives.

(l) To the Knowledge of Seller, the Real Property has water supply, storm and sanitary sewage facilities, gas, electricity, fire protection, means of ingress and egress to and from public roads and required public utilities adequate to conduct the Business as it is presently being conducted at the Real Property.

(m) Neither Seller nor any of its Affiliates has made any material changes to the Owned Real Property which would render the Survey inaccurate in any material respect or show any encroachment by Seller or any Selling Affiliate on any adjacent or neighboring property of any third party nor, to the Knowledge of Seller, has any third party that owns property adjacent to the Owned Real Property made any changes to its property that would materially encroach on the Owned Real Property.

3.15 Litigation; Governmental Orders; Product Liability.

(a) Except as set forth on Schedule 3.15(a), there are no, and since January 1, 2011, there have been no, pending or, to the Knowledge of Seller, threatened material Actions that are related to or involve the Business before any court or other Governmental Authority by any Person against Seller or any Selling Affiliate. There is no material unsatisfied judgment or any material open injunction binding upon Seller or any Selling Affiliate related to the Business or with respect to any Purchased Asset.

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(b) Except as set forth on Schedule 3.15(b), none of Seller or any Selling Affiliate is subject to or bound by, and since January 1, 2011, none of such Persons has been subject to or bound by, any Governmental Order with respect to the Business.

(c) All of the goods provided and services rendered by Seller and the Selling Affiliates relating to the Business or the Purchased Assets have complied in all material respects with all warranties and with all applicable contractual commitments. Neither Seller nor any of the Selling Affiliates have, nor shall any of them have, any liability for replacement or repair or for other damages relating to or arising from any goods provided or services rendered by Seller or the Selling Affiliates relating to the Business or the Purchased Assets, except for amounts incurred in the Ordinary Course of Business which are not required by GAAP to be disclosed in the Financial Statements and which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Set forth in Schedule 3.15(c) are the standard terms and conditions of sale and the aggregate amount of Warranty Obligations incurred by Seller and the Selling Affiliates since January 1, 2012.

(d) Since January 1, 2011, there have been no material Actions relating to the Business or the Purchased Assets by or before any Governmental Authority concerning any product manufactured, shipped, sold or delivered by or on behalf of Seller or any of its Affiliates relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, assembled, shipped, sold or delivered by or on behalf of Seller or any of its Affiliates or any alleged failure to warn, or any alleged breach of implied warranties or representations, and, to the Knowledge of Seller, none has been threatened.

(e) Since January 1, 2011, there has not been any Recall conducted with respect to any product relating to the Business or the Purchased Assets manufactured, assembled, shipped, sold or delivered by or on behalf of Seller or any of its Affiliates, or, to the Knowledge of Seller, any investigation or decision made by any Governmental Authority to undertake any Recall.

(f) Since January 1, 2011, there have been no material defects in design, manufacturing, materials or workmanship including any failure to warn, or any breach of express or implied warranties or representations, which involve any product relating to the Business or the Purchased Assets manufactured, assembled, shipped, sold or delivered by or on behalf of Seller or any of its Affiliates. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by Seller or its Affiliates have complied in all material respects with all requirements established by any applicable Law or Governmental Order.

3.16 Compliance with Laws.

(a) Each of Seller and the Selling Affiliates is, and since January 1, 2011, has been, in material compliance with all Laws and Governmental Orders applicable to the Business, the Purchased Assets or the Assumed Liabilities, and has not received any written, or to the Knowledge of Seller, oral claim or notice from any Governmental Authority that the Business is not in compliance in all material respects with each such Law or Governmental Order.

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(b) Seller, the Selling Affiliates and the Business have in effect all Permits which are required for the operation of the Business that are necessary for ownership in compliance with Law of the Purchased Assets, except for such Permits the failure of which to have in effect would be immaterial to the Business (the “Material Permits”). All such Material Permits are valid and have not been cancelled, terminated or withdrawn and no proceeding to suspend, revoke, withdraw, terminate or otherwise adversely limit any such Material Permit is pending or, to the Knowledge of Seller, threatened. Except as otherwise provided on Schedule 3.16(b), the Material Permits have been issued solely in the name of Seller or a Selling Affiliate, as applicable, and there are no other Permits required to operate the Business in substantially the same manner as it is currently conducted or that are necessary for ownership in compliance with Law of the Purchased Assets. Seller and the Selling Affiliates are in compliance with all such Material Permits in all material respects. The Material Permits are in full force and effect and are not subject to any condition except conditions applicable to such Material Permits generally, as otherwise disclosed on the face of such Permits. Seller has delivered to Buyer in the on-line data room true and correct copies of substantially all Material Permits.

3.17 Environmental Matters. Except as disclosed on Schedule 3.17:

(a) The operations of the Business are, and since January 1, 2009, have been, conducted by Seller and the Selling Affiliates, in all material respects, in compliance with all Environmental Laws. Seller maintains, or has caused the Selling Affiliates to maintain, in each case since January 1, 2009, all material Permits required under Environmental Laws to occupy the Real Property or conduct the operations of the Business, all such Permits are in full force and effect, and there are no facts or circumstances which would reasonably be expected to lead to any such Permits being revoked, canceled or modified.

(b) Since January 1, 2009, none of Seller or any Selling Affiliates has received written notice, report or other information of any judicial or administrative actions, claims, complaints, investigations, Actions or other legal proceedings asserting or alleging that Seller or any Selling Affiliate is or has been in material violation of or has any material Liability under Environmental Laws in connection with the Business.

(c) Since January 1, 2009, except as would not reasonably be expected to result in the Seller, Selling Affiliates, the Business or Buyer incurring material Liabilities for remediation thereof, there has been (i) no release of Hazardous Substances resulting from the operations of the Business conducted by Seller and the Selling Affiliates, and (ii) to the Knowledge of Seller, no other release of Hazardous Substances at, on, under, or from the Owned Real Property or the real property subject to the Real Property Leases.

(d) Seller has made available to Buyer in the on-line data room copies of all material environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the environmental condition of the Real Property or compliance with Environmental Laws by Seller and the Selling Affiliates in connection with the Business.

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(e) Notwithstanding anything to the contrary in this Agreement, other than Sections 3.14(e) and 3.16(b), the representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties of Seller in this Agreement that relate to Environmental Laws, Hazardous Substances or other environmental matters.

3.18 Insurance. Schedule 3.18 sets forth the insurance policies and other related material arrangements with respect to the Business maintained by Seller or its Affiliates for the three (3) year period ending on the date hereof (which Schedule 3.18 shall be updated by Seller as of the Closing Date to reflect any changes after the date hereof with respect to the three (3) year period ending on the Closing Date). Such insurance policies and arrangements are consistent with Seller’s practices for other businesses and such insurance policies and other arrangements are sufficient for compliance with applicable Law. Schedule 3.18 sets forth a list of all pending insurance claims and claims history for Seller and the Selling Affiliates in respect of the Business, the Purchased Assets and the Assumed Liabilities during the five (5) years prior to the date of this Agreement (including with respect to insurance obtained but not currently maintained). Schedule 3.18 sets forth as of the date hereof (and as updated by Seller as of the Closing Date to reflect any changes after the date hereof) any product liability claims notified to, or paid by, the relevant insurance carriers under the policies listed on Schedule 3.18 (as updated) and the insurance limits that remain available for claims in accordance with the terms of such policies as of the date hereof (and as updated as of the Closing Date).

3.19 Transactions with Seller Related Persons; Shared Contracts.

(a) Except as set forth on Schedule 3.19(a) there is no Contract (including any Purchased Contract), Liability or other business arrangements relating to the Business, the Purchased Assets or the Assumed Liabilities to which Seller or any Selling Affiliates is a party, on the one hand, and any Seller Related Person (other than a Selling Affiliate) is a party, on the other hand. None of Seller or any Seller Related Person possesses, directly or indirectly, any financial interest in or is a director, officer, manager or employee of any Person which is a material client, supplier, customer, lessor, lessee, financial source or competitor of the Business or has any other material commercial or business relationship with the Business. Schedule 3.19(a) sets forth a true and complete list of any agreements or arrangements with respect to the Business whereby Seller or any Seller Related Person directly or indirectly, (i) provides or receives services to or from the Business (together with a statement of the amount of any charge, including intercompany charges, for such services), (ii) owns any property or right, tangible or intangible, which is used in the Business and which is not included in the Purchased Assets or (iii) sells to, or purchases goods from, the Business.

(b) Schedule 3.19(b) sets forth a true and complete list of all Contracts of the Seller or its Affiliates that relate in part to the Business and in part to any other operations of Seller or any of its Affiliates, including shared supply and sales contracts, Intellectual Property, software, hardware and other licenses as well as service agreements.

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3.20 Brokers. None of Seller or its Affiliates has engaged, or incurred any Liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the Transaction.

3.21 Title to and Sufficiency of Assets.

(a) Seller or a Selling Affiliate has good title to, or a valid leasehold interest in, (i) all of the material Purchased Assets other than the Real Property, free and clear of all Encumbrances (except for Permitted Encumbrances), including all of the material tangible and intangible personal property including plant, machinery, equipment, tools, supplies, furniture, furnishings, vehicles and other fixed assets reflected in the Financial Statements or thereafter acquired and used in the operation or conduct of the Business, and (ii) all of the Real Property, free and clear of all Encumbrances (except for Permitted Title Encumbrances).

(b) Seller or one of the Selling Affiliates owns or has the exclusive right to use all of the material tangible personal properties necessary for the conduct of the Business as currently conducted.

(c) Except for the Excluded Assets, or as set forth on Schedule 3.21, (i) the Purchased Assets and the rights provided to Buyer under any Transaction Agreement comprise all of the material assets, properties, interests and rights, whether tangible or intangible, real or personal, that are necessary for the conduct of the Business, (ii) the sale and transfer of the Purchased Assets will constitute at Closing a conveyance from Seller to Buyer of such Purchased Assets, free and clear of any Encumbrance (other than (x) Permitted Encumbrances in the case of Purchased Assets other than the Real Property and (y) Permitted Title Encumbrances in the case of the Real Property), and (iii) as of the Closing, Seller will have delivered to Buyer the right for Buyer to own, or the right to use, all material properties and assets that are used in the Business on the same economic basis as immediately prior to the Closing and not taking into account any facts or circumstances specific to Buyer or its Affiliates.

(d) All tangible Purchased Assets are in good operating condition and repair, except for ordinary wear and tear, and are usable in the Ordinary Course of Business. Each item of equipment, motor vehicle and other asset used in or relating to the Business that Seller and the Selling Affiliates have in their respective possession pursuant to a lease agreement or other Contract that is in either case a Purchased Contract is maintained in all material respects in accordance with the terms of such lease agreement or other Contract.

(e) No Affiliate of Seller other than the Selling Affiliates owns or has any right, title or interest in any assets that upon the Closing would otherwise be Purchased Assets if owned by Seller or a Selling Affiliate.

3.22 Inventory. Schedule 3.22 sets forth all of the Inventory as of the date hereof and shall be updated as of the Closing Date to set forth all of the Inventory as of the Closing Date. All of the Inventory set forth on Schedule 3.22 or required to be set forth on Schedule 3.22 is in the physical possession of Seller or one of the Selling Affiliates, in transit to or from a customer or supplier of Seller or the Selling Affiliates or held on behalf of Seller or the Selling Affiliates by third parties in distribution centers pursuant to Contracts which have been made

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available to Buyer prior to the date hereof. No Inventory has been pledged as collateral or otherwise is subject to any Encumbrance (other than a Permitted Encumbrance) or is held on consignment from others. The Inventory was acquired or produced in the Ordinary Course of Business. Except as reflected in the reserve for obsolete inventory in the Financial Statements, the Inventory is of a quality presently useable and salable in the Ordinary Course of Business. The Inventory set forth on Schedule 3.22 (including as updated, when applicable) is adequate as of the date hereof, and shall be adequate as of the Closing Date (when updated), for the conduct of the Business in the Ordinary Course of Business, consistent with reserve levels of inventory required by Seller’s historical inventory policy made available to Buyer prior to the date hereof and attached hereto as Annex A to Schedule 3.22. Except as set forth on Schedule 3.22, such inventory policy attached hereto as Annex A to Schedule 3.22 has been in effect without material modification during all periods covered by the Financial Statements.

3.23 Accounts Payable; Accounts Receivable.

(a) Except as set forth on Schedule 3.23, all of the Accounts Payable represent bona fide transactions in the Ordinary Course of Business of Seller or one or more of its Subsidiaries as to which performance has been rendered. All of the Accounts Payable are for purchases of goods or services from suppliers of the Business, none of which is an Affiliate of Seller.

(b) All of the Accounts Receivable are valid and legally binding, represent bona fide transactions and arose in the Ordinary Course of Business of Seller or one or more of the Selling Affiliates. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any Accounts Receivable, except for write-offs in the Ordinary Course of Business. All of the Accounts Receivable are for sales of goods or services to customers of the Business, none of which is an Affiliate of Seller.

3.24 Improper and Other Payments.

(a) Neither Seller, any of its Subsidiaries, nor any of their respective agents or representatives or any other Person acting on behalf of Seller or its Subsidiaries has taken, committed to take or been alleged to have taken any action which would cause Seller or any of its Subsidiaries or the Business to be in violation of the United States Foreign Corrupt Practices Act or the regulations promulgated thereunder, as amended from time to time, or any applicable Law of similar effect of another jurisdiction, including but not limited to (a) making payments or providing services that were not legal to make or provide or that were not legal for the Persons receiving them to receive, such as for illegal political contributions, bribes and kickback payments, (b) offering or agreeing to offer anything of value to any governmental official, political party, international organization official or any candidate for public office, for the purpose of influencing that official to assist in obtaining or retaining business, (c) employing or retaining as a consultant or advisor for Seller or any of its Subsidiaries, any governmental or political official in any country while such official was in office, and (d) engaging in any transactions or making or receiving payments that were not properly recorded on the accounting books and records or disclosed on the financial statements of Seller or any of its Subsidiaries.

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(b) Neither Seller, any of its Subsidiaries, nor any of their respective agents or representatives or any other Person acting on behalf of Seller or its Subsidiaries (a) has used any corporate or other funds for unlawful gifts or entertainment, (b) established or maintained any unlawful or unrecorded funds, (c) made any indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, or (d) has accepted or received any unlawful contributions, payments, gifts or expenditures.

3.25 Solvency. Seller is not entering the Transactions with the actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the Transactions, Seller, its Subsidiaries and the Selling Affiliates will be Solvent. Immediately after giving effect to the Transactions, Seller, its Subsidiaries and the Selling Affiliates will have adequate capital to carry on their respective businesses in the Ordinary Course of Business.

3.26 Canadian Regulatory Matters. As measured in accordance with subsection 110 of the Competition Act (Canada) and the regulations thereto, the aggregate value of the Purchased Assets in Canada and the annual gross revenue from sales in and from Canada generated from such Purchased Assets do not exceed in either case C$80 million. As measured in accordance with the Investment Canada Act (Canada) and the regulations thereto, value of the Purchased Assets in Canada is less than C$344 million and the Business in Canada is not a cultural business (as such term is defined in the Investment Canada Act (Canada).

3.27 Limitations on Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER ACKNOWLEDGES THE LIMITATIONS ON REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4.10. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (EACH AS MODIFIED BY THE DISCLOSURE SCHEDULES WHICH RELATE THERETO, IF ANY), OR THE TRANSACTION AGREEMENTS, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE SELLING AFFILIATES, THE BUSINESS, THE PURCHASED ASSETS OR THE TRANSACTION, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization. Buyer is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation with all requisite power and authority to own, operate or lease its assets and properties and to conduct its business as presently conducted by it. Buyer is qualified or authorized to do business in each foreign jurisdiction where such qualification is necessary for the ownership or leasing of its property and to conduct its business as presently conducted by it, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

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4.2 Authority. Buyer has all requisite power and authority to enter into and deliver this Agreement and the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution and delivery by Buyer of this Agreement and the Transaction Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transaction, have been duly authorized by all necessary action on the part of Buyer. This Agreement has been, and the Transaction Agreements to which Buyer is a party shall be, duly and validly executed and delivered by Buyer. Assuming the due authorization, execution and delivery of this Agreement and the Transaction Agreements by Seller and its Affiliates, this Agreement constitutes, and each of the Transaction Agreements to which Buyer is a party (when so executed and delivered) will constitute, a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Violation; Third Party Consents. Assuming that all consents, waivers, approvals, orders and authorizations described in Section 4.4 and those set forth on Schedule 4.3 have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authority described in Section 4.4 have been made, and, except as set forth on Schedule 4.3, the execution and delivery Buyer of this Agreement and the Transaction Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transaction, will not require the consent or waiver of any third party and will not conflict with or violate, result in a breach of or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration under, the terms or provisions of (a) the Organizational Documents of Buyer, (b) any Contract to which Buyer is a party or is bound, or (c) any Law applicable to Buyer, or any Governmental Order issued by a Governmental Authority by which Buyer is in any way bound or obligated, except, in the case of clauses (b) and (c) of this Section 4.3, as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

4.4 Governmental Consents. Except as set forth on Schedule 4.4 or as contemplated by Section 5.4(b) with respect to any filings required under the HSR Act or applicable foreign Antitrust Law, no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement and the Transaction Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transaction, other than such of the foregoing that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

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4.5 Litigation. There are no pending or, to the knowledge of Buyer, threatened, Actions by any Person or Governmental Authority against or relating to Buyer (or any Affiliate of Buyer) or by which Buyer or its assets or properties are or may be bound which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

4.6 Brokers. Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the Transaction.

4.7 Financing. Buyer (a) will have, when payment of the Initial Purchase Price and, if applicable, any Purchase Price Adjustment is due, sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash the Initial Purchase Price and, if applicable, any Purchase Price Adjustment, and any expenses incurred by Buyer in connection with the Transaction, (b) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (c) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

4.8 Independent Assessment. Buyer acknowledges that it has made its own assessment of the present condition and the future prospects of the Business (including an assessment of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business) and is sufficiently experienced to make an informed judgment with respect thereto. Buyer acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and, in making the determination to proceed with the Transaction, Buyer has relied on the results of its own independent investigation.

4.9 Investment Canada Act (Canada). Buyer is a WTO Investor (as such term is defined in the Investment Canada Act (Canada).

4.10 Limitations on Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE BUYER ACKNOWLEDGES THE LIMITATIONS ON REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.27. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (EACH AS MODIFIED BY THE SCHEDULES RELATED THERETO, IF ANY) OR THE TRANSACTION AGREEMENTS, NEITHER THE BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER AND ITS AFFILIATES OR THE TRANSACTION, AND THE BUYER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE BUYER, ANY AFFILIATE OF THE BUYER, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

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ARTICLE V

PRE-CLOSING COVENANTS AND AGREEMENTS

5.1 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (1) as set forth on Schedule 5.1, (2) as required by applicable Law, (3) as otherwise required by this Agreement or (4) with the prior written consent of Buyer, Seller shall, and shall cause the Selling Affiliates to:

(i) conduct the Business (including with respect to working capital, Inventory and provision of Overhead and Shared Services) and maintain the Real Property, in each case, in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve the present business operations of the Business and (B) preserve the present relationships with customers, suppliers, distributors, landlords, key employees and others having relationships with the Business; and

(iii) comply in all material respects with all of the terms and conditions of the Real Property Leases applicable to the tenant thereunder.

(b) Prior to the Closing, except (1) as set forth on Schedule 5.1, (2) as required by applicable Law, (3) as otherwise required by this Agreement (other than Section 5.1(a)), or (4) to the extent undertaken after the date that is nine (9) months following the date hereof, with the prior written consent of Buyer (which consent, in the case of this clause (4), shall not be unreasonably withheld, conditioned or delayed), with respect to the Business, Seller shall not, and shall cause the Selling Affiliates to not:

(i) sell, assign, license, transfer, convey, lease or otherwise dispose of any portion of the property and assets of the Business that would otherwise be Purchased Assets at Closing having a replacement cost of more than Five Hundred Thousand Dollars ($500,000), except in each case for (x) sales of inventory in the Ordinary Course of Business, (y) for the purpose of disposing of obsolete, worthless or damaged assets or (z) reduction of prepaid expenses, deposits and refunds (including advances to suppliers) in the Ordinary Course of Business;

(ii) permit any new Encumbrance on any of the Purchased Assets other than Permitted Encumbrances and Encumbrances which shall terminate or otherwise be removed as of the Closing;

(iii) make any change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Business, except insofar as may be required by Law or GAAP;

(iv) except with respect to the Excluded Assets and the Excluded Liabilities, settle or compromise any Action with respect to the Business in excess of Fifty Thousand Dollars ($50,000) individually, or Five Hundred Thousand Dollars ($500,000) in the aggregate;

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(v) except as required under a Material Contract and consistent with the Business’ existing capital expenditures budget made available to Buyer in the on-line data room prior to the date hereof, enter into any commitment for capital expenditures of the Business in excess of Five Hundred Thousand Dollars ($500,000) for all commitments in the aggregate, other than to replace or repair obsolete, worthless or damaged assets;

(vi) either (A) enter into any lease of real property for use in the Business, (B) enter into any Contract that would be a Material Contract if entered into prior to the date hereof (other than, in the case of clause (B), Material Contracts identified in clause (v), (vi) and (x) of the definition of Material Contracts and purchase orders that are the subject of Section 5.1(b)(xix) that would be Material Contracts solely pursuant to clause (ii)(x) of the definition of Material Contracts, but in each case solely to the extent the subject of such Material Contract is otherwise addressed by Sections 5.1(b)(i), (ii), (iv), (xvi) or (xix)), (C) amend (other than ministerial amendments) or terminate, any such Material Contract or Real Property Lease or (D) except as required under a Material Contract set forth on Schedule 5.1, pay or commit to pay to any customer or potential customer of the Business any signing bonus, business development payment, upfront payment, stock lift commitment or similar payment or cost to obtain or retain business, which payment, cost or commitment to pay is in excess of Five Hundred Thousand Dollars ($500,000) individually or Two Million Dollars ($2,000,000) in the aggregate (irrespective of the number of years over which such payment or cost is payable) for all customers and potential customers of the Business, whether paid, committed to pay, earned as a rebate over time, or settled by way of credit notes;

(vii) assign any Real Property Leases or enter into any sublease of the premises covered by the Real Property Leases;

(viii) other than in the Ordinary Course of Business, undertake any alterations or improvements to the Owned Real Property or Real Property subject to a Real Property Lease in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate;

(ix) except for changes or modifications of an administrative or ministerial nature and changes or modifications which would not reasonably be expected to have an adverse impact on the Business or the working capital of the Business, change or modify its now existing credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables in a manner inconsistent with its now existing practices;

(x) make any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any Business Employee except for payments that were already accrued prior to the date hereof or are required by the terms of any Benefit Plan referred to on Schedule 3.12(a);

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(xi) increase the compensation payable (including wages, salaries, bonuses or any other remuneration) or to become payable to any Business Employee (including through any amendment, modification, replacement or other change to the terms of any compensation plan or arrangement) except for (A) such increases that are required in accordance with the terms of any Benefit Plan, (B) such increases as are required pursuant to the terms of any employment agreement that has been made available to Buyer prior to the date hereof in the on-line data room, (C) normal annual payroll adjustments in the Ordinary Course of Business not to exceed three percent (3%) in the aggregate, per calendar year, and (D) compensation adjustments in the Ordinary Course of Business to reflect promotions;

(xii) except for administrative or ministerial amendments, modifications, terminations or replacements not changing the substantive terms of any Benefit Plan, establish, adopt, enter into, amend or terminate any Benefit Plan or any collective bargaining, thrift or other plan, agreement, trust or fund for the benefit of any Business Employee (in each case, other than with respect to compensation payable (including wages, salaries, bonuses or any other remuneration) that is the subject of Section 5.1(b)(xi)), if the cost to the Business in the aggregate for all such changes is not in excess of two percent (2%) (on a per annum basis) of the cost to the Business in the aggregate (on a per annum basis) for all such Benefit Plans as of the date hereof, and the effect of such change would not benefit any individual Business Employee in a materially disproportionate manner as compared to other Business Employees;

(xiii) hire or agree to employ any employee in respect of the Business other than in the Ordinary Course of Business;

(xiv) pay, discharge, settle or satisfy any Liability which if not so discharged, settled or satisfied, would be an Assumed Liability, other than in the Ordinary Course of Business or if such discharge, settlement or satisfaction would not reasonably be expected to have any adverse impact on the Business, the Purchased Assets or Assumed Liabilities;

(xv) enter into any transaction, or otherwise take any action that would constitute or result in an Assumed Liability except in the Ordinary Course of Business;

(xvi) incur, assume, guaranty or modify any Indebtedness pertaining to the Purchased Assets or the Business, except with respect to Indebtedness which shall be either (x) paid in full in cash, terminated or otherwise removed at or prior to the Closing or (y) taken into account as a current liability in the calculation of Closing Working Capital;

(xvii) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of any Business Employees (other than employee terminations in the Ordinary Course of Business);

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(xviii) (A) make any Tax election with respect to the Business other than in the Ordinary Course of Business, (B) change its method of Tax accounting with respect to the Business in a manner that would be reasonably expected to adversely affect the Taxes or Tax Liabilities with respect to the Business in a material respect for a Post-Closing Tax Period, or (C) settle any claims relating to Taxes with respect to the Business that, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000);

(xix) enter into (A) any purchase order that would be a Purchased Contract hereunder with any customer of the Business or supplier of the Business containing obligations or commitments of Seller or any Selling Affiliate to the applicable customer or supplier that is not terminable without penalty within one hundred twenty (120) days or cannot be performed in full within one hundred twenty (120) days (in each case, excluding any product transit time in such calculation of days) or (B) any agreement to provide replacement logistics and distribution services currently provided by the Distribution Agreement except as otherwise permitted by Section 5.9; or

(xx) enter into any agreement or otherwise make a commitment to do anything prohibited by Sections 5.1(b)(i)–(xix).

(c) For the avoidance of doubt, nothing contained in this Section 5.1 shall (i) prohibit any dividends or other distributions of cash generated from the operations of the Business (or any cash sweeps or similar treasury functions to transfer cash) from Seller or Selling Affiliates to any of their respective Affiliates, (ii) be applicable if solely related to the Excluded Businesses, Excluded Assets or Excluded Liabilities and would not reasonably be expected to have any adverse impact on the Business, the Purchased Assets or the Assumed Liabilities, (iii) restrict any repayment of Indebtedness, (iv) limit the termination of any Real Property Lease upon the exercise by any landlord under any Real Property Lease of a right to terminate a Real Property Lease to which it is a party or (v) limit or prohibit any of Seller’s or its Affiliates’ activities relating to their respective factoring arrangements in the Ordinary Course of Business.

5.2 Control of Business. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges that, subject to Section 5.1, the operation of the Business remains in the dominion and control of Seller and the Selling Affiliates until the Closing.

5.3 Access to Information. Until the Closing or until this Agreement is earlier terminated, Seller shall afford to the officers, employees, agents and authorized representatives of Buyer (including independent public accountants, financial advisors and attorneys) reasonable access during normal business hours, upon reasonable advance written notice, to the offices, properties and business, tax and accounting records (including computer files, retrieval programs and similar documentation) of the Business and other records and documents relating to the Purchased Assets and Assumed Liabilities to the extent Buyer shall reasonably deem necessary in connection with the Transaction (including with respect to any assessment of the Estimated Closing Statement and the Estimated Closing Working Capital delivered by Seller pursuant to Section 1.5(a)) and shall furnish to Buyer or its authorized representatives such additional information relating to the Purchased Assets and the Business as shall be reasonably requested; provided, however, that Seller shall not be required to violate any obligation of confidentiality to

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which Seller or its Affiliates are subject or applicable Law in discharging its obligations pursuant to this Section 5.3 and provided, further that Buyer and its authorized representatives shall not conduct environmental sampling or testing of any kind without the written permission of Seller. Buyer agrees that such investigation shall be conducted in such a manner as not to unreasonably interfere with the operations of Seller and its Affiliates, and Buyer and its representatives shall not speak to any of the employees, customers, distributors, or suppliers of Seller and its Affiliates on matters related to the acquisition of the Business without the prior written consent of the General Counsel or Vice President-Business Development of Seller, and any such permitted communications shall be made in the presence of a designated representative of Seller. No review or investigation by Buyer or its representatives pursuant to this Section 5.3 shall affect the representations and warranties made by Seller pursuant to this Agreement or the remedies of Buyer for breaches of those representations and warranties.

5.4 Commercially Reasonable Efforts; Lenders’ Consents; HSR Act Filing; Governmental Consents.

(a) Subject to the terms and conditions contained in this Section 5.4 (including the next sentence hereof), prior to the Closing, Seller and Buyer shall, and Seller shall cause its Selling Affiliates to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the conditions to Closing set forth in ARTICLE VIII), including their respective commercially reasonable efforts to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications, waivers and Governmental Orders of Governmental Authorities as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby. Seller shall use commercially reasonable efforts to obtain the Lenders’ Consents and fulfill the conditions set forth in Section 8.2(d) and Section 8.3(c) within ninety (90) days after the date hereof (it being understood that Seller and its Affiliates shall take all actions reasonably necessary to obtain the Lenders’ Consents, which actions may include or result in expending funds and incurring Liabilities in connection with obtaining the Lenders’ Consents). Additionally, (i) Seller shall use, and shall cause its Affiliates to use, commercially reasonable efforts to obtain the consents, approvals and authorizations set forth on Schedule 3.3 prior to the Closing, and (ii) Buyer shall use commercially reasonable efforts to assist Seller in obtaining such consents, approvals and authorizations, including cooperating with related requests for information; provided, that Buyer and its Affiliates shall not be required to make any expenditure or incur any Liability in connection with such assistance and cooperation except that Buyer shall use commercially reasonable efforts to assist Seller in obtaining the release of Seller or any Selling Affiliate with respect to any guarantee (including any continuing Liability as assignor), letter of credit, security, or other similar arrangement granted, issued or entered into by Seller or any Selling Affiliate in favor of any third party in support of Seller’s or any Selling Affiliate’s obligations under any Purchased Contract and in furtherance of such obligations Buyer’s obligation shall be limited to (i) offering “like for like” support as may be reasonably requested by the beneficiary of each such guarantee, letter of credit, security or similar credit support obligation on terms no more favorable to the beneficiary thereof than those set forth in the comparable credit support provided by Seller or the relevant Selling Affiliate and (ii) in the case of Purchased Contracts to which Seller is a party, offering support to the extent set forth on Schedule 5.4(a).

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(b) Seller and Buyer shall (i) promptly file or cause to be filed within ten (10) Business Days from the date hereof, all required filings under the HSR Act (the “Antitrust Filings”); (ii) shall consult and cooperate with each other in the preparation of such filings; and (iii) shall promptly inform the other parties of any written or other material communication made by or on behalf of such party to, or received by such party from, any Antitrust Authority regarding the transactions contemplated by this Agreement, and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under applicable Antitrust Laws. Each party shall review and discuss in advance, and consider in good faith the views of the other party in connection with any proposed written or material oral communication to be made by or on behalf of such party with any Antitrust Authority. Neither party shall agree to or participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiries unless it first consults with the other party in advance, and to the extent permitted by the Governmental Authority, gives the other party the opportunity to be present thereat. Seller shall not withdraw its notification and report form or agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Antitrust Authority without the written consent of Buyer.

(c) Seller and Buyer shall use their respective commercially reasonable efforts to oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Antitrust Authority that could restrain or prevent the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Antitrust Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Antitrust Authority.

(d) Buyer shall take all commercially reasonable actions necessary to avoid, eliminate or resolve any objections or other impediments that may be asserted by a Governmental Authority having jurisdiction over the transactions contemplated by this Agreement pursuant to any Antitrust Law with respect to the transactions contemplated hereby and obtain any approvals, waivers or terminations or expirations of waiting periods with respect to any required Antitrust Filings in order to allow the Closing to occur no later than the Initial Outside Date (or the Extended Outside Date pursuant to Section 10.1(b)), including agreeing, through consent decree, hold separate order, or otherwise, (x) to the sale, divestiture, disposition or license of any operations, businesses, product lines, or assets of Buyer or the Business (and if applicable, effecting such sale, divestiture, disposition or license); and (y) to take other actions with respect to Buyer or the Business that may limit Buyer’s freedom of action with respect to its operation of its business or the Business.

(e) Notwithstanding anything in this Agreement to the contrary, Buyer shall not be required to, and Seller and/or the Business shall not, in connection with obtaining any consents or approvals hereunder, or in connection with otherwise complying with any provisions of this Agreement, consent to or take any action of the types described in Section 5.4(d),

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including proposing or making any divestiture or other undertaking or proposing, accepting or entering into any consent decree, hold separate order or operational restriction, in each case, that, individually or in the aggregate, would reasonably be expected to materially reduce the reasonably anticipated economic benefits to Buyer of the transactions contemplated by this Agreement measured over a commercially reasonable period of time. Notwithstanding any other term or provision of this Agreement, without limiting Buyer’s obligations under the first and penultimate sentences of Section 5.4(b), Buyer shall have the right to determine and control the strategy, methods and terms with respect to seeking approvals of Governmental Authorities, including the timing and terms of any offers of settlement (subject to good faith consultation with Seller and its counsel and provided that Seller shall not be prohibited from complying with applicable Law) and Seller hereby agrees that it shall not challenge or oppose in any manner or any forum, other than privately with Buyer or its counsel, the strategy, methods or terms pursuant to which Buyer seeks approvals of Governmental Authorities (including by alleging in any manner or any forum, other than privately with Buyer or its counsel, that such strategy, methods or terms are a breach of Buyer’s obligations under this Agreement). Notwithstanding anything to the contrary herein, none of Buyer, Seller or their respective Affiliates shall be required to take any action that would violate applicable Law.

5.5 Disclosure Schedules. Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, agreement or covenant contained herein. No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects. It is specifically agreed that such schedules may be amended to add immaterial, as well as material, items thereto. Notwithstanding anything herein to the contrary, except as contemplated by Sections 1.1(d), 1.1(h), 3.18, 3.22 and 6.3(a) and, in each case, expressly in accordance with the terms of such Sections, no such supplement or amendment of or to the Disclosure Schedules shall have any effect on the rights and remedies of the parties hereto (including any Buyer Indemnified Party’s right to indemnification pursuant to and subject to the limitations set forth in ARTICLE IX and Buyer’s right to terminate this Agreement pursuant to ARTICLE X or to not consummate the Transactions due to the failure of any of the conditions set forth in Sections 8.1 and 8.2) (it being understood that any such updates shall be disregarded for purposes of determining whether the conditions to Closing set forth in Sections 8.2(a) and 8.2(c) have been satisfied and shall be disregarded for purposes of determining the accuracy of the certificate to be delivered to Buyer pursuant to Section 2.2(i)).

5.6 Title Policy/Survey. Seller has obtained an ALTA/ACSM survey (the “Survey”) of the Owned Real Property dated August 27, 2008 by Millman Surveying, Inc., a copy of which has been made available to Buyer prior to the date hereof. Prior to Closing, Seller shall deliver to Buyer and the Title Company a certificate signed by an authorized officer of Seller representing that no material changes have occurred with respect to the property subject to the Survey that would render the Survey inaccurate in any material respect or show any encroachment on the Owned Real Property by any third party or any encroachment by Seller or any Selling Affiliate on any real property adjacent to the Owned Real Property; provided, that no such certificate shall be required if the Survey is “dated down” in accordance with the next sentence or Buyer obtains a new survey of the Owned Real Property prior to the Closing Date. Seller shall cooperate with Buyer and use commercially reasonable efforts to cause the Survey to be “dated down” to the Closing Date or to such other date that is no more than forty-five (45) days prior to the Closing Date.

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5.7 No Solicitation. Until this Agreement shall have been terminated pursuant to its terms, Seller will not, and will cause the Selling Affiliates and its and their respective directors, officers, employees, Affiliates and other agents and representatives not to, directly or indirectly: (i) initiate, knowingly solicit or seek any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or members or any of them) with respect to a merger, consolidation, restructuring, combination, “spin-off”, split-off or other transaction which would result in the sale of all or any substantial portion of the Purchased Assets that would be material to the operation of the Business, regardless of the form of transaction (a “Proposal”), (ii) engage in any negotiations concerning, or provide any confidential or non-public information or data to, or have any substantive discussions with, any Person relating to a Proposal, (iii) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal, or (iv) enter into an agreement (including any letter of intent or confidentiality agreement) with any Person, other than Buyer or its Affiliates, relating to a Proposal. Notwithstanding anything herein to the contrary, this Section 5.7 shall not be deemed to apply in respect of any transaction or proposed transaction of any type to the extent solely related to the Excluded Assets, Excluded Liabilities or the Excluded Businesses.

5.8 Transition Services Agreement. Buyer and Seller acknowledge and agree that Buyer and the Business will need to receive from Seller, its Affiliates or third parties designated by Seller (such designated Affiliates and third parties, together with Seller, collectively, “Service Providers”) and Seller shall provide, or shall cause the Service Providers (other than Seller) to provide, the services, other than those services identified on Schedule 5.8, currently provided by Seller or a Service Provider to the Business (the “Existing Services”) during a transitional period commencing on the Closing Date and, unless otherwise agreed in writing by Seller, ending on the date that is nine (9) months following the Closing with respect to information technology services and six (6) months following the Closing with respect to all other services (including human resource services). Buyer and Seller agree to enter into a transition services agreement substantially in the form attached hereto as Exhibit B to provide for the provision of such services in accordance with this Section 5.8 (the “Transition Services Agreement”). From and after the date of this Agreement, Buyer and Seller agree to negotiate in good faith to develop a reasonably detailed statement of services from the Existing Services required by Buyer and related pricing to attach as Schedule 2.1(a) to Exhibit B, consistent with the outline of Existing Services described above. Notwithstanding the foregoing, unless otherwise agreed in writing by Buyer and Seller, the related pricing for any such service shall be Seller’s or its Affiliates’ actual costs and expenses of providing such service, including a reasonable allocation of overhead and all reasonable out-of-pocket expenses incurred in connection with the provision of such services, which such costs and expenses shall be no more than the costs and expenses currently charged to the Business as reflected in the Financial Statements and the statement of the allocation of operating expenses set forth on Schedule 3.5(b) and consistent with the costs historically charged to the Business for such services during the twelve (12) months prior to the date of this Agreement. Buyer shall be entitled to terminate, cancel or reduce any individual service in amount or any portion thereof upon sixty (60) days’ prior written notice to Seller and the cost of such service shall be reduced from the amount Buyer is obligated to pay under the Transition

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Services Agreement. If Buyer and Seller are unable to negotiate and agree upon a reasonably detailed statement of services and related pricing to attach as Schedule 2.1(a) to Exhibit B, the Existing Services shall serve as the services to be provided on Schedule 2.1(a) to Exhibit B and the pricing therefor shall be as set forth in this Section 5.8 until such time as the parties shall otherwise agree to revise such Schedule 2.1(a), subject to Buyer’s right to terminate, cancel or reduce services in accordance with the preceding sentence.

5.9 Certain Other Matters. Seller shall use its commercially reasonable efforts to negotiate with Distributor an extension (an “Extension”), on reasonable and customary terms, of the Distribution Agreement; provided, that Buyer shall not be required to assume or be liable for any amendment, modification or Extension of the Distribution Agreement unless (i) Seller has provided Buyer with five (5) Business Days’ prior written notice of Seller’s intent to enter into such amendment, modification or Extension together with a final draft of such amendment, modification or Extension (unless such notice period is waived by Buyer in its sole discretion), (ii) Buyer shall have provided its prior written consent thereto in accordance with the terms and conditions set forth in Schedule 5.9(a), and (iii) any such amendment, modification or Extension shall otherwise be subject to the terms and conditions set forth on Schedule 5.9(a). Buyer shall be required to assume as a Purchased Contract, any such amendment, modification or Extension of the Distribution Agreement that satisfies each of clauses (i) through (iii). Whether or not an Extension is entered into prior to the termination of the Distribution Agreement, if the Closing has not occurred prior to the termination of the Distribution Agreement, from and after the termination of the Distribution Agreement, Buyer shall, or shall cause its Affiliates to, provide to Seller distribution and logistics services of substantially the same scope and on substantially the same terms and conditions as the distribution and logistics services currently provided by Distributor to Seller under the Distribution Agreement as it exists on the date hereof (the “Replacement Distribution Services”) subject to the terms and conditions set forth on Schedule 5.9(b).

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Publicity. Neither Seller or the Selling Affiliates, on the one hand, nor Buyer, on the other hand, shall issue or make any press release or public announcement concerning the Transaction without Buyer receiving the consent (not to be unreasonably withheld) of Seller, on the one hand, and Seller receiving the consent (not to be unreasonably withheld) of the Buyer, on the other hand; provided, any party hereto may, without the prior written consent of the other parties, (a) disclose information regarding this Agreement or the Transaction to its direct and indirect equityholders and financing sources or in connection with customary, non-public fundraising activities of such indirect equityholders, provided, that the recipients of such information are required to keep such information confidential and may only use such information in connection with the purpose for which it was disclosed, (b) issue or make press releases or public announcements concerning the Transaction as required by applicable Law or by the applicable rules of any stock exchange on which either Buyer or an Affiliate of Seller lists securities or to which Buyer, Seller or their respective Affiliates are subject, provided, that such party shall, use commercially reasonable efforts to consult with the other party in advance of any such release or announcement and (c) make or effect any public filing with the Securities and

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Exchange Commission (including the filing of a Form 8-K upon entry into this Agreement) in connection with this Agreement or the Transaction. Notwithstanding anything in the foregoing to the contrary, nothing in this Section 6.1 shall limit any party’s right to make public statements about its respective actions under Section 10.1 without prior consultation with the other party.

6.2 Post-Closing Consents; Nonassignable Contracts.

(a) For a period of one hundred eighty (180) days immediately following the Closing Date, Seller and Buyer each will use (and Seller will cause its Affiliates to use) commercially reasonable efforts to obtain the consents, approvals and authorizations set forth on Schedule 3.3 to the extent that any such consents, approvals and authorizations are not obtained prior to the Closing; provided that except as otherwise required in Section 5.4(a), none of Seller, Seller’s Affiliates, Buyer or Buyer’s Affiliates will be required to make any expenditures or incur any Liability in connection with such activities.

(b) Notwithstanding anything to the contrary in this Agreement, to the extent that any Purchased Contract set forth on Schedule 3.3 is not capable of being transferred by Seller or an Affiliate of Seller to Buyer pursuant to this Agreement without the consent of a third party, and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the Purchased Contract or any Law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

(c) In the event that any such required consent is not obtained on or prior to the Closing, for one hundred eighty (180) days after the Closing Date, Seller will use (and will cause its Affiliates to use) commercially reasonable efforts to (i) provide to Buyer the benefits of the applicable Purchased Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, and (iii) enforce at the request and expense of Buyer and for the account of Buyer, any rights of Seller or the applicable Selling Affiliates arising out of any such Purchased Contract; provided, that neither Seller nor its Affiliates will be required to make any material expenditures or incur any material Liability in connection with any such activities described in clauses (i) through (iii) of this Section 6.2(c).

(d) To the extent, and only to the extent, that Buyer is provided the benefits of any Purchased Contract referred to in Section 6.2(c), Buyer will be responsible for the Assumed Liabilities, if any, arising under any such Purchased Contract, except for any obligation under such Purchased Contract that constitutes an Excluded Liability.

(e) Except as set forth in Section 5.4(a) and except with respect to the Lenders’ Consents and the Landlord Consents identified on Schedule 9.2(a), Buyer agrees that neither Seller nor any Affiliate of Seller will have any Liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents set forth on Schedule 3.3 or because of the default, acceleration or termination of any Purchased Contract as a result thereof. Notwithstanding anything to the contrary in this Agreement, except in respect of Seller’s obligation to use commercially reasonable efforts as set forth in Section 5.4(a) with respect to obtaining the Lenders’ Consents, the Landlord Consents identified on Schedule 9.2(a) and the consents, approvals and authorizations set forth on Schedule 3.3, Buyer further agrees that no representation, warranty, covenant or agreement of Seller contained herein will be breached or

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deemed breached, and except with respect to the Lenders’ Consents no condition of Buyer will be deemed not to be satisfied, as a result, directly or indirectly, of the failure to obtain any consent set forth on Schedule 3.3. Except as set forth in the last sentence of Section 5.4(a), Buyer has no obligation to obtain, and shall have no liability to Seller in respect of the failure to obtain, any consent from any third party required under any Contract to which Seller or its Affiliate is a party.

6.3 Employees and Employee Benefit Matters.

(a) Offers of Employment. No later than ten (10) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a list of the expected Business Employees as of the anticipated Closing Date in the form attached hereto as Schedule 6.3(a), with such updates as are necessary to reflect employee resignations after the date hereof and prior to the Closing, employee terminations after the date hereof and prior to the Closing in accordance with Section 5.1(b), employee hires after the date hereof and prior to the Closing in accordance with Section 5.1(b) and the identification of any Inactive Employees (as defined below). Buyer shall offer “at will” employment to those Business Employees identified on Schedule 6.3(a); provided, that with respect to Business Employees located in Canada, Buyer’s offer of employment shall comply with applicable Law. Except as set forth in the immediately succeeding sentence, offers of employment extended by Buyer to each Business Employee will be effective as of the Closing Date. Each Business Employee who is offered employment pursuant to this Section 6.3(a) and who accepts Buyer’s offer of employment shall be, as of the date the Business Employee commences employment with Buyer, referred to herein as a “Transferred Employee” and collectively, as the “Transferred Employees”). Any Business Employee who is on disability or other leave of absence and who accepts any offer of employment with Buyer in accordance with the preceding sentences (an “Inactive Employee”) will become employed by Buyer as of the date he or she returns to active employment. If an Inactive Employee does not return to active employment on the same or more extensive (part- or full-time) basis as such Inactive Employee’s most recent active employment within six (6) months after the Closing Date or such later date as is required under applicable Law (the date, if any, within such period on which the employee returns to active employment, the “Return Date”), then such Inactive Employee will not become a Transferred Employee or be employed by Buyer until the Return Date, if any, and Seller shall remain responsible for all Liabilities associated with such Business Employee (including for the payment or provision of any compensation and benefits).

(b) Transferred Employees. Except as provided in Section 6.3(a) with respect to Business Employees located in Canada, Buyer shall provide or cause its Affiliates to provide each Transferred Employee, immediately following the Closing, base compensation or hourly wages and employee benefits that are substantially similar in the aggregate to the base compensation or hourly wages and employee benefits provided to similarly situated employees of Guarantor or its Subsidiaries immediately following the Closing Date; provided, that Buyer shall not be obligated to offer to any Transferred Employee severance or retention benefits other than to the extent of Buyer’s express obligations in the immediately following sentence. Buyer agrees that it shall be responsible for and assume the severance obligations set forth on Schedule 6.3(b) with respect to each Transferred Employee set forth on Schedule 6.3(b) in an amount not to exceed the product of such Transferred Employee’s weekly base salary multiplied by the number of weeks set forth directly opposite such Transferred Employee’s name on

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Schedule 6.3(b), in each case solely to the extent that such severance obligations arise following the Closing as a result of any termination of any such Transferred Employee by Buyer or its Affiliates and to the extent provided in Schedule 6.3(b). Nothing express or implied in this Agreement will confer upon any of the Transferred Employees any right to employment or continued employment, or any particular terms and conditions of employment for any specified period, or otherwise, by reason of this Agreement.

(c) Termination of Participation in Benefit Plans. As of the Closing Date, the Transferred Employees shall cease participating in and accruing benefits under all Benefit Plans and shall be immediately eligible to participate in the employee benefit plans of Buyer or its Affiliates pursuant to the terms of such plans, subject to the provisions set forth in this Section 6.3. Effective as of the Closing Date, Buyer and its Affiliates shall be solely responsible for any and all Liabilities and obligations arising under, in connection with or in respect of employee benefit plans of Buyer or its Affiliates applicable to the Transferred Employees and neither Seller nor any of its Affiliates shall have any responsibility or obligation in respect of any such plan.

(d) Welfare Benefits; Disability. Seller shall retain responsibility for and continue to pay all medical, life insurance and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred prior to Closing under any Benefit Plan. For purposes of this Section 6.3(d), a claim is deemed incurred (i) for purposes of medical benefits when the services that are the subject of the claim are performed, (ii) for purposes of life insurance benefits when the death occurs, and (iii) for purposes of short-term disability, and long-term disability, when the illness or injury giving rise to such disability first occurs, regardless of when the event giving rise to the payment occurred. Seller shall have all responsibility for compliance with the requirements of COBRA, with respect to all employees and former employees of the Business, and their respective spouses and dependents, for whom a qualifying event (within the meaning of COBRA) occurs at any time on or prior to the Closing Date.

(e) Service Credit; Pre-Existing Conditions. With respect to any employee benefit plans in which any Transferred Employees participate on or after the Closing, Buyer shall, and shall cause its Affiliates to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (ii) provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all continuous service of the Transferred Employees with the Business (including continuous service with an entity that was previously acquired by Seller and its Affiliates in connection with the Business), as applicable, for all purposes (including for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan) under any employee benefit plan in which such employees may be eligible to participate after the Closing; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits.

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(f) No Third Party Beneficiaries. Nothing in this Section 6.3 shall (i) create any third party beneficiary right in any Person other than the parties to this Agreement, including any current or former employee, any participant in any Benefit Plan or any dependent or beneficiary thereof, (ii) constitute an amendment to any Benefit Plan or any other plan or arrangement covering Transferred Employees, or (iii) restrict the authority of Buyer or its Affiliates to terminate the employment of any of their employees, any Transferred Employee or modify the terms of employment of any such Person in any respect.

(g) 401(k) Plan. Prior to the Closing, Buyer or one of its Affiliates shall maintain or cause to be maintained a defined contribution plan that (i) meets the requirements of Section 401(a) of the Code, and (ii) includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “401(k) Plan”). Effective as of the Closing, all Transferred Employees who were eligible to participate in Seller’s 401(k) Plan immediately prior to the Closing shall be eligible to participate in Buyer’s (or one of its Affiliate’s) 401(k) Plan. Each Transferred Employee who has an account under Seller’s 401(k) Plan shall be eligible to receive an immediate distribution from such Seller 401(k) Plan following the Closing. Buyer’s (or its Affiliate’s) 401(k) Plan shall accept (and shall be amended, prior to the Closing, to the extent necessary to accept) the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from Seller’s 401(k) Plan, including plan loans.

(h) Bonus Compensation Plan. Solely with respect to calendar year 2014 (or 2015, if the Closing Date occurs in that calendar year), Buyer or one of Buyer’s Affiliates shall adopt or, as applicable, continue a bonus compensation plan that is substantially similar, including in respect of performance targets set forth therein, to the existing bonus plan attached hereto as Schedule 6.3(h), and shall maintain such bonus plan for the benefit of the Transferred Employees, paying all calendar year 2014 (or 2015, if the Closing Date occurs in that calendar year) bonuses and incentives to the extent earned pursuant to such bonus plan, without any reduction in incentive or bonus opportunity and without any material increase in the difficulty of earning any incentive or bonus.

6.4 Retention of Records and Access to Records and Employees. From and after the Closing, for a period of seven (7) years (the “Retention Period”), Buyer shall preserve all books and records of the Business, including the books and records transferred to Buyer or its Affiliates pursuant to this Agreement. During the Retention Period, Buyer shall provide Seller and its Affiliates a reasonable opportunity to obtain copies, at Seller’s expense, of any such books and records for reasonable and proper business purposes. As soon as practicable following the Closing, Buyer, at Seller’s expense, shall deliver to Seller financial statements of the Business relating to periods ending on or prior to the Closing Date and other information in sufficient detail to enable Seller to prepare all Tax Returns and financial statements of Seller and its Affiliates relating to periods ending on or prior to the Closing Date. In addition to the foregoing, during the Retention Period, Buyer shall afford to Seller and its counsel, accountants, auditors and other authorized agents and representatives, following reasonable prior written notice and during normal business hours, reasonable access to the employees, books, records and other data relating to the Business in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom and engage the cooperation of such employees, to the extent that such access or cooperation may be reasonably required by the requesting party (a) other than with respect to claims between the parties hereto, to facilitate the

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investigation, litigation and final disposition of any claims which may have been or may be made against Seller or its Affiliates with respect to the Business, (b) to facilitate the investigation, litigation, and final disposition of matters with respect to, and recovery of amounts due to Seller under, the Excluded Contracts, (c) for the preparation of Tax Returns and audits, and (d) for any other reasonable and proper business purpose, provided such access does not unreasonably disrupt the business and operations of Buyer or its Affiliates.

6.5 Termination of Rights to the Seller Names and Marks. Buyer acknowledges and agrees that as between Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, all right, title and interest in and to the Seller Names and Marks are owned exclusively by Seller and its Affiliates. Neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Names and Marks. After the Closing Date, Buyer and its Affiliates will not expressly, or by implication, do business as or represent themselves as having any affiliation, connection or other association with Seller or its Affiliates. Except as permitted by any Transaction Agreement, Buyer shall, and shall cause Guarantor and Guarantor’s controlled Affiliates to (a) use commercially reasonable efforts to cease and discontinue within one hundred eighty (180) days following the Closing Date and (b) cease and discontinue by the date that is two hundred seventy (270) days following the Closing Date, all uses of the Seller Names and Marks, either alone or in combination with other words, and all service marks, trademarks, and trade names of the Seller Names and Marks, on any and all items and materials of the Business, including any websites, internet domain names, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other business documents and materials.

6.6 Intercompany Agreements and Accounts. Effective as of immediately prior to Closing, except to the extent identified on Schedule 6.6, all agreements, loans, performance obligations, payment obligations and investments then existing with respect to the Business between Seller or any of its Affiliates, on the one hand, and the Business, on the other hand (all of which (a) are Contracts described in Schedule 3.19(a), (b) constitute intercompany accounts payable or intercompany accounts receivable or other similar intercompany assets or liabilities among Seller and its Subsidiaries with respect to the Business (all of which are excluded from Closing Working Capital) or (c) constitute Overhead and Shared Services) shall be terminated, forgiven or settled, including by way of capital contribution or by way of dividend in kind or otherwise as appropriate, pursuant to termination agreements, in form and substance reasonably acceptable to Buyer, without further Liability or obligation of the Business thereafter.

6.7 Restrictive Covenants.

(a) Seller agrees that for a period of one (1) year from the Closing Date, without the prior written consent of Buyer, Seller will not, and will cause its controlled Affiliates not to, directly or indirectly, solicit for employment or employ any Transferred Employee; provided, however, that the foregoing shall not prohibit Seller from (i) engaging in the general solicitation (whether by newspaper, trade publication or other periodical or pursuant to the use of an executive search consultant) of employees or (ii) soliciting and hiring any employee after the Closing who has not been employed by Buyer in connection with the Business during the six (6)-month period preceding such solicitation or who was terminated by Buyer without cause. Buyer

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agrees that for a period of one (1) year from the Closing Date, without the prior written consent of Seller, Buyer will not, and will cause Guarantor and Guarantor’s controlled Affiliates not to, directly or indirectly, solicit for employment or employ any employee of Seller or its Affiliates who is not a Transferred Employee; provided, however, that the foregoing shall not prohibit Buyer from (i) engaging in the general solicitation (whether by newspaper, trade publication or other periodical or pursuant to the use of an executive search consultant) of employees or (ii) soliciting and hiring any employee after the Closing who has not been employed by Seller or its Affiliates during the six (6)-month period preceding such solicitation or who was terminated by Seller or its Affiliates without cause.

(b) For a period of four (4) years from the Closing Date, Seller agrees that it will not, and will cause its Affiliates not to, directly or indirectly, within any jurisdiction or marketing area of the Business, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, any business of the type and character engaged in and competitive with the Business on the Closing Date (a “Competing Business”); provided, however, that nothing in this Section 6.7(b) shall be deemed to limit in any way the conduct of any Excluded Business that is or includes a Competing Business in any market other than the United States, Canada or Mexico, or the conduct of any other Excluded Business (other than any portion thereof that is a Competing Business) anywhere in the world. The restrictions set forth in this Section 6.7(b) shall not be construed to prohibit or restrict any Seller or any of its Subsidiaries from acquiring any Person or business that engages in any Competing Business; provided, that the engagement in such Competing Business does not constitute more than twenty percent (20%) of total revenues expressed in Dollars or calculated in Dollars utilizing the relevant and then applicable current foreign currency exchange rate, of all sales of such Person or business during the consecutive four (4) full calendar quarters immediately preceding the effective date of acquisition of such Person or business; provided, further that to the extent participation in such Competing Business involves the ownership of the voting securities of such Competing Business, this covenant shall not be violated if the percentage of such voting securities owned does not exceed fifteen percent (15%).

(c) For a period of four (4) years from the Closing Date, Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, persuade or attempt to persuade any customer of the Business as of the Closing Date to discontinue doing business with Buyer or any of its Affiliates with respect to the Business.

(d) Notwithstanding anything to the contrary in this Agreement, the prohibitions in Sections 6.7(b) and (c) shall not apply to (i) any businesses or operations of Seller or any of its Affiliates which are transferred to any Competing Purchaser after the date of this Agreement, (ii) any Affiliate of Seller the stock of which is transferred to any Competing Purchaser after the date of this Agreement, or (iii) any Competing Purchaser who becomes an Affiliate of Seller as a result of a change of control of Seller, except in each case with respect to operation of the portion of the South America Business that is or includes a Competing Business in the United States, Canada or Mexico, which shall continue to be subject to Sections 6.7(b) and (c) in accordance with the terms thereof.

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(e) The covenants and undertakings contained in this Section 6.7 (the “Restrictive Covenants”) relate to matters which are of a special, unique and extraordinary character and a violation of any of the Restrictive Covenants will cause irreparable injury to the Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of the Restrictive Covenants will be inadequate. Therefore, each Seller acknowledges that Buyer will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of the Restrictive Covenants, without posting any bond, security or other undertaking.

6.8 Confidentiality; Financing Cooperation; Financial Statement Audit.

(a) From and after the date of this Agreement, Buyer and Seller agree they will be bound by and comply with the obligations of the Confidentiality Agreement. Except as specifically provided below, after the Closing, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding; provided, that notwithstanding anything in this Section 6.8 to the contrary, to the extent that Buyer is in possession of any Confidential Information regarding Seller or the Excluded Businesses and in respect of Section 13 of the Confidentiality Agreement, Buyer and Seller shall continue to be bound by the Confidentiality Agreement solely with respect to such Confidential Information and Section 13 of the Confidentiality Agreement. Seller acknowledges that it is in possession of Confidential Information concerning the Business, the Purchased Assets and the Assumed Liabilities. Seller shall, and shall cause its Affiliates to, treat confidentially and not disclose all or any portion of such Confidential Information and will use such Confidential Information solely for the purpose of consummating the Transaction and for no other purpose; provided, that Seller and its Affiliates may also use the Confidential Information for the purpose of operating the Business and the Excluded Businesses in the ordinary course and complying with the terms of this Agreement and may disclose Confidential Information as required by applicable Law or the rules of any securities exchange to which Seller or any of its Affiliates is subject. Seller acknowledges and agrees that such Confidential Information is proprietary and confidential in nature and may be disclosed to its representatives only to the extent necessary for Seller to consummate the Transaction, operate the Business and the Excluded Businesses in the ordinary course and comply with the terms of this Agreement and applicable Law (it being understood that Seller shall be responsible for any disclosure by any such representative not permitted by this Agreement). From and after the Closing, if Seller or any of its Affiliates or representatives are legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process to disclose (after Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Buyer about Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Seller shall, or shall cause such Affiliate or representative, to provide Buyer with prompt written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, Seller or such Affiliate or representative may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.

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(b) Prior to the Closing Date and subject to the terms and conditions of this Section 6.8(b), Seller shall provide, and shall use its commercially reasonable efforts to cause its Subsidiaries and representatives to provide, at Buyer’s sole cost and expense, all reasonable cooperation as requested by Buyer in connection with (i) any disclosure required to be made by Buyer or any of its Affiliates under or pursuant to the Securities Exchange Act of 1934, as amended (“‘34 Act Disclosure”), (ii) any offer or sale of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), undertaken by Buyer or any of its Affiliates (each, a “Registered Offering”) or (iii) any offer or sale of securities under Rule 144A of the 1933 Act undertaken by Buyer or any of its Affiliates (each a “144A Offering”). Buyer and Seller agree that, notwithstanding the terms of the Confidentiality Agreement or this Section 6.8, Buyer and its Affiliates shall be permitted to include in any ‘34 Act Disclosure, Registered Offering or 144A Offering or provide to banks and other financing sources in connection with bank or similar financing, financial or other information regarding the Business (including the revenues and earnings before interest taxes depreciation and amortization of the Business and information regarding the Business for Buyer to prepare pro-forma financial information of Buyer, its Affiliates and the Business on a combined basis) to the extent required by applicable Law in respect of a Registered Offering or 144A Offering, or as may otherwise reasonably be requested by the banks in connection with bank or similar financing or by the underwriters, placement agents or initial purchasers, as applicable, of such Registered Offering or 144A Offering and provided that, (x) in the case of a Registered Offering or a 144A Offering, such underwriters, placement agents or initial purchasers, as applicable, have advised Buyer and communicated to Seller that, in their good faith professional judgment, the failure to include such information in the relevant Registered Offering or 144A Offering documents, as applicable, would be materially detrimental to the successful completion of such Registered Offering or 144A Offering documents, as applicable, on then-prevailing market terms and (y) in the case of banks or similar financing sources, such banks or similar financing sources have entered into confidentiality arrangements with Buyer or its Affiliates (with Seller and its Affiliates the beneficiary thereof) with respect to the maintenance of confidentiality of such information on terms that are typical for such arrangements in connection with such financing as approved in advance in writing by Seller (which approval shall not be unreasonably withheld, conditioned or delayed); provided, that nothing in this sentence shall alter Seller’s rights or obligations in this Section 6.8(b) with respect to the 2012 Financial Statements, 2013 Financial Statements or the Financial Statement Audit. If Buyer so requests in writing within thirty (30) days of the date hereof, Seller shall use its commercially reasonable efforts to cause (at Buyer’s sole cost and expense) (i) the financial statements of the Business as of and for the fiscal year ended December 31, 2013 (the “2013 Financial Statements”) and (ii) the financial statements of the Business as of and for the fiscal year ended December 31, 2012 (the “2012 Financial Statements”), to be audited by Seller’s auditors (unless Seller consents in writing to using auditors selected by Buyer) in compliance with applicable Securities and Exchange Commission rules and regulations (including, as applicable, Regulation S-X) and GAAP (the “Financial Statement Audit”), and (iii) the results of the Financial Statement Audit to be delivered to Buyer no later than one hundred twenty (120) days from the date such Financial Statement Audit is requested by Buyer in accordance with this Section 6.8(b). The foregoing notwithstanding, none of Seller, its Affiliates nor any of their respective directors, officers or representatives shall be required to (A) pay any fee or incur any other cost or expense that is not reimbursed by Buyer, promptly after such reimbursement is requested by Seller, or incur any other Liability in connection with such cooperation under this

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Section 6.8(b), (B) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of Seller and its Affiliates or otherwise impair, in any material respect, the ability of the officers and employees of Seller and its Affiliates to carry out their duties, including requiring officers or employees of Seller and its Affiliates to participate in Buyer’s marketing efforts or road shows in respect of any Registered Offering or 144A Offering, (C) take any action that would conflict with or violate Seller’s or any of its Affiliates’ organizational documents, or any applicable Law, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material Contract to which Seller or any of its Affiliates is a party, (D) take any action to waive or amend any terms of this Agreement, (E) require any director, officer or employee of Seller or its Affiliates to execute or deliver, or approve the execution or delivery of, any document or certificate in connection with the Registered Offering or 144A Offering (other than documents and certificates customarily required by and delivered to the auditors in connection with the completion of the Financial Statement Audit), (F) require any counsel for Seller or its Affiliates to deliver any opinion in connection with such Registered Offering or 144A Offering (other than documents and certificates customarily required by and delivered to the auditors in connection with the completion of the Financial Statement Audit), (G) be an issuer, guarantor or other obligor with respect to such Registered Offering or 144A Offering or (H) cause the audit of any financial statements or other information other than the 2012 Financial Statements and the 2013 Financial Statements. Buyer agrees to (i) pay all auditor’s fees in connection with the Financial Statement Audit and (ii) pay or reimburse Seller, promptly after such payment or reimbursement is requested by Seller, for all reasonable costs and expenses of other third parties engaged to assist Seller in the performance of its obligations under this Section 6.8(b) (it being understood that the reasonableness of such costs and expenses shall take into account the time-frame required to perform the obligations and the resources of Seller and its Affiliates available at such time); provided, that such engagement and assistance of other third parties shall be at Buyer’s sole cost and expense if Buyer has consented in writing in advance to such engagement and assistance (which consent shall not be unreasonably withheld, conditioned or delayed). The absence of conditions to Closing predicated upon Buyer’s ability to obtain financing to consummate the Transaction and Seller’s delivery of audited financial statements, including the Financial Statement Audit, is a material inducement to Seller entering into this Agreement. Accordingly, Closing shall not be conditioned upon receipt of any such financing and Buyer agrees that for the purpose of determining if the condition set forth in Section 8.2(b) has been satisfied, Seller shall not be deemed to be in breach of this Section 6.8(b) unless such breach is willful and material.

(c) Buyer shall, and shall cause its Affiliates and representatives to, keep Seller informed on a reasonably current basis and in reasonable detail of the status of any ’34 Act Disclosure, Registered Offering or 144A Offering that includes any financial or other information regarding the Business and shall provide to Seller upon request copies of any such ’34 Act Disclosure and copies of disclosure documents related to any such Registered Offering or 144A Offering. Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable costs incurred by Seller, its Affiliates or their respective directors, officers and representatives in connection with such Person’s cooperation pursuant to Section 6.8(b) and indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers and representatives from and against any and all Losses actually suffered or incurred by Seller, its Affiliates or their respective directors, officers and representatives to the extent arising out of

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or relating to (i) any action taken or cooperation provided by Seller, its Affiliates or their respective directors, officers and representatives pursuant to Section 6.8(b) or (ii) any information utilized in connection therewith (other than information provided to Buyer in writing by Seller specifically for use in connection therewith). Notwithstanding anything herein to the contrary, this Section 6.8(c) shall survive the termination of this Agreement.

6.9 Insurance.

(a) Seller shall use commercially reasonable efforts to maintain or cause to be maintained in full force and effect all insurance coverage covering the Business or the Purchased Assets (or comparable replacement coverage) until the Closing. All such insurance coverage shall be terminated by Seller with respect to the Business with effect as of the Closing Date.

(b) Seller shall use commercially reasonable efforts to enable the Business to file, notice and otherwise continue to pursue any claims under any liability insurance policy for the Business for events actually occurring prior to the Closing Date, and to enable the Business to recover proceeds under the terms of such policies (including recovery of proceeds after the Closing Date but only to the extent such policies otherwise permit such recovery by Seller), and Seller will pay over to Buyer any related proceeds of any insurance recovery under any such policy by Seller or any of its Affiliates.

(c) Seller shall use commercially reasonable efforts to enable Buyer to file, notice and otherwise continue to pursue any claims on behalf of the Business and under any property or casualty insurance policy for the Business for casualty losses actually occurring prior to the Closing Date, and to enable Buyer to recover, on behalf of the Business, proceeds under the terms of such policies (including recovery of proceeds after the Closing Date but only to the extent such policies otherwise permit such recovery by Seller), and Seller will pay over to Buyer any related proceeds of any insurance recovery under any such policy by Seller or any of its Affiliates, other than any such proceeds that have been or will be applied to repair or replace the property subject to each claim.

6.10 Further Assurances. Each of Buyer and Seller shall use commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents as may be required to carry out the provisions of this Agreement, record and perfect title of Buyer in the Purchased Assets, and consummate and make effective the Transaction.

6.11 Post-Closing Receipts. If at any time following the Closing Date, Seller receives, or comes into possession of, any of the Purchased Assets or any receipts, proceeds, checks, securities or other property of any kind comprising, arising out of or derived from the Purchased Assets, Seller shall immediately deliver it to Buyer, with such endorsements, transfers or assignments as may be necessary or useful to ensure that Buyer receives the immediate and full benefit thereof. If at any time following the Closing Date, Buyer receives, or comes into possession of, any of the Excluded Assets or any receipts, proceeds, checks, securities or other property of any kind comprising, arising out of or derived from the Excluded Assets, Buyer shall immediately deliver it to Seller, with such endorsements, transfers or assignments as may be necessary or useful to ensure that Seller receives the immediate and full benefit thereof.

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6.12 Raybestos Marks. Notwithstanding anything to the contrary herein, for a period of ten (10) years from the Closing Date, Seller shall not, and shall cause its Affiliates and its sublicensees not to, use or authorize the use of the Raybestos Marks or any trademarks, service marks, logos, designations or other indicia of origin substantially similar to the foregoing, based thereon or otherwise derived therefrom in any manner (including for promotional uses, on the Internet or in domain names or URLs) on or in connection with any products or services sold or contemplated to be sold by the Business in the United States, Canada, Mexico, Europe or Asia or any products or services that would reasonably be expected to be competitive therewith in any such jurisdiction. To the extent permitted under applicable Law and to the extent practicable in light of Seller’s obligations in this Section 6.12, Seller shall retain and maintain the Raybestos Marks (and not permit them to lapse); provided, that Seller and its Affiliates and sublicensees may sell, assign, transfer, license, sublicense or otherwise dispose of any Raybestos Marks subject to the foregoing restrictions in this Section 6.12 and such transferee shall execute and deliver to Buyer a written acknowledgment and agreement to be so bound prior to any such transfer.

6.13 Use of Branding on Inventory. Notwithstanding anything to the contrary herein, from and after the Closing Date Seller agrees that it shall not, and shall cause its Affiliates not to, commence or initiate any Action against Buyer and/or any of its Affiliates for the unauthorized use of the brand set forth on Schedule 6.13 in connection with the sale, disposition or retirement by Buyer and/or any of its Affiliates of any Inventory included in the Purchased Assets related to such brand.

ARTICLE VII

TAX MATTERS

7.1 Certain Tax Returns.

(a) Subject to the provisions of Section 7.5, Seller, at its own expense, shall prepare or cause to be prepared and shall timely file or cause to be timely filed all U.S. or Canadian federal, state, provincial and local Tax Returns related to the Purchased Assets and the Business that are due with respect to any taxable year or other taxable period ending on or before the Closing Date. Such Tax Returns shall be prepared in a manner and using accounting methods consistent with the Tax Returns (including amended Tax Returns) of Seller and the Selling Affiliates filed on or prior to the Closing Date for prior fiscal periods, unless otherwise required by Law. Seller shall provide such Tax Returns (other than income Tax Returns and Tax Returns that are not primarily related to the Business or the Purchased Assets) to Buyer for Buyer’s review a reasonable period of time prior to their filing date. If Buyer consents to such Tax Returns (which consent shall not be unreasonably withheld, delayed or conditioned) then Seller shall timely file such Tax Returns. Notwithstanding anything to the contrary in this Section 7.1(a), Seller shall not be required to provide any such Tax Returns to Buyer for Buyer’s review or consent to the extent such Tax Returns are prepared by Seller in a manner and using accounting methods consistent with the Tax Returns (including amended Tax Returns) of Seller and the Selling Affiliates filed on or prior to the Closing Date for prior fiscal periods and do not include any new or amended material Tax position that would be binding on the Purchased Assets or Buyer after the Closing or that would reasonably be expected to adversely affect the Taxes or Tax liabilities with respect to the Business in a material respect for a Post-Closing Tax Period. Seller shall timely remit or cause to be timely remitted Taxes shown due and payable on such Tax Returns.

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(b) Subject to the provisions of Section 7.5, Buyer, at its own expense, shall prepare or cause to be prepared and shall timely file or cause to be timely filed all Tax Returns related to the Purchased Assets and the Business not described in Section 7.1(a) that are required to be filed after the Closing Date that include any period of time during the Straddle Period. Such Tax Returns shall be prepared in a manner and using accounting methods consistent with the Tax Returns (including amended Tax Returns) of Seller and the Selling Affiliates filed on or prior to the Closing Date for prior fiscal periods, to the extent practicable and unless otherwise required by Law. Buyer shall provide such Tax Returns to Seller for Seller’s review a reasonable period of time prior to their filing date. Buyer shall timely remit (or cause to be timely remitted) any Taxes due with respect to such Tax Returns. At the same time that Buyer provides a Tax Return to Seller for a Straddle Period pursuant to the provisions of this Section 7.1(b), Buyer also shall provide Seller with an allocation schedule, allocating (in accordance with the provisions of Section 7.2) the Tax with respect to which the Tax Return is filed between the portion of the Straddle Period ending on the Closing Date and the remaining portion of the Straddle Period. In the event Seller objects to the manner in which said allocation schedule allocates Tax between the two portions of the Straddle Period, Seller shall notify Buyer within fifteen (15) days of receipt of said allocation schedule, and the parties shall endeavor within the next ten (10) days in good faith to resolve such dispute. If the parties are unable to resolve their disagreement, the parties shall refer their dispute to the Tax Accountant whose decision shall be final and binding. Seller shall remit (or cause to be timely remitted) to Buyer (or its Affiliate) Seller’s allocable share (determined in accordance with the foregoing provisions of this Section 7.1(b)) of Taxes with respect to the aforementioned Tax Returns for Straddle Period within the later of (x) fifteen (15) days of receipt of said allocation schedule or (y) five (5) days after resolution of dispute with respect to said allocation schedule in accordance with the foregoing provisions of this Section 7.1(b).

(c) From and after the Closing, Buyer shall not cause or permit its Affiliates to file an amended Tax Return for any period or portion of a period occurring on or before the Closing Date without the advance written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned).

7.2 Responsibility for Taxes. Subject to the provisions of Section 7.5, Seller shall be responsible for, and shall indemnify Buyer from and against, (i) Taxes with respect to the Purchased Assets and the Business for any Pre-Closing Tax Period and for that portion of any Straddle Period that ends on the Closing Date, (ii) any Taxes of the Seller for any taxable period that are not with respect to the Purchased Assets or the Business and (iii) Taxes with respect to the Purchased Assets and the Business attributable to any transaction occurring, or action taking place, prior to Closing; provided, however, that Seller shall not be responsible for and shall not indemnify Buyer against such Taxes to the extent (A) such Taxes are included as current liabilities in the calculation of Closing Working Capital and (B) such Taxes are attributable to any transaction not contemplated by this Agreement or occurring outside the Ordinary Course of Business on the Closing Date but after the Closing. Subject to the provisions of Section 7.5, Buyer shall be responsible for, and shall indemnify Seller from and against, (i) Taxes described in the proviso of the immediately preceding sentence, (ii) Taxes with respect to the Purchased

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Assets for the portion of any Straddle Period that commences immediately following the Closing Date and (iii) Taxes with respect to the Purchased Assets for all other Tax periods ending after the Closing Date; provided, however, that Buyer shall not be responsible for and shall not indemnify Seller against Taxes described in clauses (ii) and (iii) of this sentence to the extent such Taxes are included as current assets in the calculation of Closing Working Capital. For purposes of this Agreement, Taxes, with respect to the Purchased Assets and the Business, that relate to the Straddle Period shall be allocated between the portion of such Straddle Period ended on the Closing Date and the remaining portion of such Straddle Period as follows: (i) in the case of income, sales and use, withholding, and escheat Taxes, as determined from an interim closing of the books or records of the Business at the close of business on the Closing Date and (ii) in the case of Taxes other than income, sales and use, withholding, and escheat Taxes, in proportion to the number of days in each such portion. Seller and Buyer acknowledge that the obligations of Seller and Buyer in this Section 7.2 are subject to the proviso in the second sentence of Section 9.1 and, to the extent applicable, Sections 9.4, 9.6 and 9.7.

7.3 Post-Closing Assistance. Seller and Buyer will each provide the other such reasonable assistance as may reasonably be requested in connection with the preparation of any Tax Return with respect to the Purchased Assets, or any audit or other examination by any Governmental Authority or any judicial or administrative proceedings relating to Taxes with respect to the Purchased Assets or the Business, and each will retain and provide promptly to the requesting party any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination, including any required powers of attorney in order to defend any such audit or examination, proceedings or determination. The party requesting assistance will reimburse the other party for reasonable, documented out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance.

7.4 Post-Closing Tax Matters. If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Agreement is asserted in writing against Buyer or any of its Affiliates, Buyer shall notify Seller of such claim or demand within ten (10) days of receipt thereof, or such earlier time that would allow Seller to timely respond to such claim or demand, and shall give Seller such information with respect thereto that is in Buyer’s possession as Seller may reasonably request; provided, however, that for the sake of clarity, any failure by Buyer to provide such notice shall not relieve Seller of any liability under this Agreement unless and to the extent that Seller’s ability to contest such claim or demand has been materially prejudiced thereby. Seller may, at its own expense, participate in and, upon reasonable prior notice to Buyer, may assume the defense and control of any such Tax dispute that relates solely to a pre-Closing period. If Seller assumes such defense, Seller shall have the sole discretion as to the conduct of such defense and Buyer shall have the right to participate (but not the obligation to participate) in the defense thereof and to employ separate counsel at its own expense. In any event, the party to this Agreement conducting such defense shall (a) keep the other party hereto promptly and fully informed of the conduct of any such Tax dispute, (b) provide promptly to the other party any documents, correspondence, or other materials relating to any such Tax dispute, and (c) consider in good faith any reasonable suggestions of the other party relating to the conduct (including prosecution, compromise, or settlement) of such Tax dispute. Furthermore, the party to this Agreement conducting the defense of any such Tax dispute shall not settle such Tax dispute in a manner that adversely affects or may adversely affect the other party to this Agreement without the prior written consent of such other party. To the extent of any inconsistency between this Section 7.4 and ARTICLE IX, this Section 7.4 shall prevail.

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7.5 Transfer Taxes. All transfer, documentary, sales, use, value-added, goods, stamp, filing, recordation, registration and other such Taxes and fees (including any penalties and interest with respect thereto) incurred or payable, if any, resulting directly from the Transaction (the “Transfer Taxes”), shall be paid (or otherwise borne) one half by Buyer and one half by Seller when due, and the party primarily or customarily responsible under applicable local Law for (a) remitting such Transfer Taxes shall timely remit the requested Transfer Taxes and (b) filing such Tax Returns shall file all necessary Tax Returns and other documentation when due with respect to all such Transfer Taxes, and such party shall use its reasonable efforts to provide such Tax Returns to the other party at least ten (10) calendar days prior to the due date for such Tax Returns. If required by applicable Law, the other party or parties shall join in the execution of any such Tax Returns and other documentation. Within five (5) days after the written request of a party that previously paid Transfer Taxes and filed all such necessary Tax Returns and other documentation related thereto in accordance with this Section 7.5, the other party shall pay to the requesting party the amount of any Transfer Taxes remitted on behalf of the other party by the requesting party in accordance with the foregoing provisions of this Section 7.5.

7.6 Tax Refunds. If, following the Closing, a refund of Taxes related to the Purchased Assets is received by or credited to the account of Buyer or any Affiliate of the Buyer in respect of any Pre-Closing Tax Period or portion of a Straddle Period ended on the Closing Date (determined pursuant to the principles set forth in Section 7.2), Buyer will promptly (and in any event no later than five (5) days thereafter) pay (or cause to be paid) the amount of such refund to Seller, except to the extent that such refund is included in the calculation of the Closing Working Capital. For the avoidance of doubt, such payment shall not be treated as an adjustment to the Final Purchase Price.

7.7 Research Credit. At Buyer’s written request, Seller shall provide Buyer with information, if and to the extent reasonably available to Seller, with respect to the Business that is necessary for the application of Section 41(f)(3) of the Code to the determination by Buyer or its Affiliates of the research credit under both Section 41(a) of the Code and Section 41(c)(5) of the Code.

7.8 Canada Tax Elections.

(a) On or prior to the Closing, Affinia Canada and the relevant Buyer Affiliate will jointly prepare and execute an election, in the prescribed form and containing the prescribed information, to have subsection 167(1.1) of the Excise Tax Act (Canada) apply to the sale and purchase of the Canadian Assets conveyed by Affinia Canada pursuant to this Agreement so that no tax is payable in respect of such sale and purchase under Part IX of the Excise Tax Act (Canada). Buyer will cause the relevant Buyer Affiliate to file such election with the relevant Governmental Authority within the time prescribed. The parties agree that the Canadian Assets to be conveyed by Affinia Canada constitute all or substantially all of the assets that can reasonably be regarded as being necessary for the relevant Buyer Affiliate to be capable of carrying on the Business in Canada. The parties acknowledge and agree that Affinia Canada is registered for purposes of Part IX of the Excise Tax Act (Canada) having a registration number of 13956 7424 RT0001 (Affinia Canada) and the relevant Buyer Affiliate will be registered for purposes of Part IX of the Excise Tax Act (Canada) on the Closing Date.

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(b) Following the Closing, Affinia Canada and the relevant Buyer Affiliate will prepare, execute and file, on a timely basis and using the prescribed form, as permitted by applicable Law, a joint election under section 22 of the Canada Tax Act as to the sale of the accounts receivable conveyed by Affinia Canada as part of the Canadian Assets to the relevant Buyer Affiliate. For purposes of such election, the elected amount in respect of the accounts receivable will be consistent with the amount allocated thereto pursuant to the Purchase Price Allocation Schedule.

(c) The relevant Buyer Affiliate and Affinia Canada shall timely make any provincial or territorial elections that correspond to the elections described in Sections 7.8(a) and (b), at the request of Affinia Canada, and such foregoing provisions will apply mutatis mutandis in respect thereof. The parties shall prepare their respective Tax Returns in a manner consistent with the tax elections contemplated by this Section 7.8.

7.9 Wage Reporting. Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting, to the extent applicable and permitted.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions Precedent to Obligations of the Parties. The respective obligations of each party to consummate the Transaction are subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a) there shall not be in effect any Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the Transaction and no action or proceeding shall have been brought by any Governmental Authority (and not subsequently dismissed, settled or otherwise terminated) against Buyer or Seller seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Transaction; and

(b) any approvals or conditions of clearance under Antitrust Law with respect to the Antitrust Filings shall have been met or obtained and any waiting periods and other approvals applicable to the Transaction under the HSR Act shall have expired or been earlier terminated.

8.2 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Seller (i) set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.20 (Brokers), Section 3.21(a) (Title) and Section 3.25 (Solvency), taking into account any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct (x) in all respects (or if not qualified by materiality or Material Adverse Effect, then in all material respects) as of the date of this

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Agreement and (y) in all respects as of the Closing Date as if made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.17 (Environmental Matters), without taking into account any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date) (such representations and warranties described in clauses (i) and (ii), collectively, the “Fundamental Representations”) and (iii) set forth in this Agreement, and any other Transaction Agreement to the extent entered into by the parties hereto on or after the date hereof and prior to the Closing, other than the Fundamental Representations, without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (iii), where such failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect of the type described in clause (a) of the definition thereof, and Buyer shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of Seller, to the foregoing effect;

(b) Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and any other Transaction Agreement to the extent entered into by the parties hereto on or after the date hereof and prior to the Closing, to be performed or complied with by Seller on or prior to the Closing Date, and Buyer shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of Seller, to the foregoing effect;

(c) Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing, nor shall there be any fact, state of facts, condition, occurrence, change, development, event, effect or circumstance which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) Buyer shall have received evidence satisfactory to Buyer of any consents or waivers reasonably required to permit consummation of the Transaction without any conflict with, violation of, breach of, default under, or right or termination, cancellation or acceleration under, the ABL Credit Facility and the Term Loan Agreement (collectively, the “Lenders’ Consents”); and

(e) Seller shall have delivered or cause to be delivered to Buyer the closing deliveries as provided in Section 2.2.

8.3 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Buyer (i) set forth in Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.6 (Brokers), taking into account any materiality or “Buyer Material Adverse Effect” qualifications therein, shall be true and correct in

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all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) set forth in this Agreement and any other Transaction Agreement to the extent entered into by the parties hereto on or after the date hereof and prior to the Closing, other than those representations and warranties specifically identified in clause (i) of this Section 8.3(a), without giving effect to any materiality or “Buyer Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where such failures to be true and correct, individually or in the aggregate, have not had and are not reasonably expected to have a Buyer Material Adverse Effect and Seller shall have received a certificate, dated as of the Closing Date signed by an authorized officer of Buyer, to the foregoing effect;

(b) Buyer shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and Seller shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of Buyer to the foregoing effect;

(c) Seller shall have received evidence satisfactory to Seller of the Lenders’ Consents; provided, that if the Closing shall not have occurred by the date that is ninety (90) days after the date hereof, this condition shall be deemed to be waived by Seller; and

(d) Buyer shall have delivered or cause to be delivered to Seller the closing deliveries as provided in Section 2.3.

ARTICLE IX

INDEMNIFICATION

9.1 Survival. The representations and warranties of the parties contained in this Agreement shall survive until the date that is fifteen (15) months after the Closing Date, except (i) that the representations and warranties set forth in in Sections 3.1 (Organization), 3.2 (Authority), 3.13 (Taxes), 3.20 (Brokers), 3.21(a) (Title), 3.25 (Solvency), 4.1 (Organization), 4.2 (Authority) and 4.6 (Brokers) shall survive until the expiration of the applicable statute of limitations (including any extensions) with respect to the particular matter that is the subject matter thereof and (ii) the representations and warranties set forth in Sections 3.12 (Employee Benefit Plans) and 3.17 (Environmental Matters) shall survive until the date that is three (3) years after the Closing Date. The covenants and agreements in this Agreement shall survive until the full performance of such covenants and agreements in accordance with their terms; provided, further that the parties’ obligations under ARTICLE VII shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions) with respect to the particular matter that is the subject matter thereof. Notwithstanding anything to the contrary in this Section 9.1, if a written claim or written notice is given under this ARTICLE IX with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period, the claim with respect to such representation, warranty, covenant or agreement shall continue indefinitely until such claim is finally resolved pursuant to this ARTICLE IX.

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9.2 Indemnification.

(a) From and after the Closing and subject to the provisions and limitations of this ARTICLE IX, Seller shall indemnify and hold harmless Buyer and its Affiliates and each of their respective officers, directors, representatives, direct or indirect equityholders, incorporators, partners, managers, members, successors in interest and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses relating to, resulting from, or arising out of (i) any failure of any representation or warranty made by Seller in this Agreement or any Transaction Agreement to be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualification contained in any such representation or warranty) on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) any breach of any covenant or agreement made by Seller in this Agreement, (iii) the Excluded Liabilities, (iv) any Liability (including successor liability) resulting or arising out of Seller’s and its Affiliates’ brake parts or filtration businesses, (v) the failure to obtain any Landlord Consent under any Real Property Lease set forth on Schedule 9.2(a) (including all Losses resulting from any required relocation or any increase in rent under any such Real Property Lease) and (vi) the failure of Seller or any Selling Affiliate to comply with any applicable bulk sales laws in respect of the Transaction. Seller’s obligations to indemnify and hold harmless Buyer Indemnified Parties pursuant to clause (ii) of this Section 9.2(a) shall not terminate until the full performance of the relevant covenants in accordance with their terms.

(b) From and after the Closing and subject to the provisions and limitations of this ARTICLE IX, Buyer shall indemnify and hold harmless Seller and its Affiliates and each of their respective officers, directors, representatives, direct or indirect equityholders, incorporators, partners, managers, members, successors in interest and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses relating to, resulting from, or arising out of (i) any failure of any representation or warranty made by Buyer in this Agreement or any Transaction Agreement to be true and correct in all respects (without giving effect to any “materiality” or “Buyer Material Adverse Effect” or similar qualification contained in any such representation or warranty), on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) any breach of any covenant or agreement made by Buyer in this Agreement, (iii) the Assumed Liabilities and (iv) the Post-Closing Operational Liabilities, in each case to the extent that such Post-Closing Operational Liability does not result from a breach of any representation, warranty, covenant or agreement of Seller to which Buyer is entitled to indemnification hereunder and does not otherwise entitle Buyer the right to indemnification hereunder. Buyer’s obligations to indemnify and hold harmless Seller Indemnified Parties pursuant to clause (ii) of this Section 9.2(b) shall not terminate until the full performance of the relevant covenants in accordance with their terms.

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(c) Notwithstanding anything to the contrary in this Agreement:

(i) (A) Seller shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) (other than in connection with the failure of the Fundamental Representations and the representations and warranties contained in Section 3.13), until such time as the total amount of all Losses of the Buyer Indemnified Parties indemnifiable hereunder, exceed Two Million Two Hundred Twenty-Five Thousand Dollars ($2,250,000) (the “Deductible”), at which point the Buyer Indemnified Party shall be entitled to be indemnified against the amount of Losses in excess of the Deductible (it being understood and agreed that any Indemnifiable Environmental/Products Losses under Section 9.2(d) not indemnified by Seller shall apply towards satisfying the Deductible) and (B) the indemnification obligations of Seller under Section 9.2(a)(i) (other than in connection with the Fundamental Representations and the representations and warranties contained in Section 3.13) shall not exceed, in the aggregate, Twenty Million Dollars ($20,000,000) (the “Cap”); and

(ii) (A) Buyer shall not be required to make any indemnification payment pursuant to Section 9.2(b)(i), until such time as the total amount of all Losses of the Seller Indemnified Parties indemnifiable hereunder, exceed the Deductible, at which point the Seller Indemnified Party shall be entitled to be indemnified against the amount of Losses in excess of the Deductible and (B) the indemnification obligations of Buyer under Section 9.2(b)(i) shall not exceed, in the aggregate, the Cap.

(d) Notwithstanding anything to the contrary in this Agreement, in the event of any Losses suffered by a Buyer Indemnified Party in respect of Liabilities arising under Environmental Law or with respect to Hazardous Substances or Product Liability Obligations that are, in each case, indemnifiable by Seller pursuant to Sections 9.2(a)(i)-(iii) (“Indemnifiable Environmental/Products Losses”), (i) the indemnification obligations of Seller in respect of such Losses shall be reduced by fifty percent (50%), with the remainder of such indemnifiable Losses being borne by the relevant Buyer Indemnified Party solely to the extent that the aggregate amount of Indemnifiable Environmental/Products Losses borne by all Buyer Indemnified Parties is less than or equal to the Environmental/Products Deductible and (ii) Seller shall indemnify and hold harmless the Buyer Indemnified Parties for all Indemnifiable Environmental/Products Losses not so borne by Buyer Indemnified Parties, including any Indemnifiable Environmental/Products Losses in excess of the Environmental/Products Deductible. As used herein, “Environmental/Products Deductible” means an amount equal to (A) $2,250,000 less (B) the aggregate amount of indemnifiable Losses subject to the Deductible and for which Buyer Indemnified Parties have not received indemnification. For illustrative purposes and by way of example, the parties have described certain hypothetical scenarios on Schedule 9.2(d); provided, that in the event of any conflict between the descriptions of hypothetical scenarios set forth on Schedule 9.2(d) and the terms of this Section 9.2(d), the descriptions of hypothetical scenarios set forth on Schedule 9.2(d) shall prevail.

9.3 Indemnification Procedures.

(a) Except for the Tax matters described in Section 7.4, in the event that (i) the party seeking indemnification hereunder (the “Indemnified Party”) becomes aware of the existence of any Indemnification Claim (it being understood and agreed that the knowledge of the Business Employees as of the Closing with respect to facts or circumstances existing prior to the Closing will not be imputed to Buyer and its Affiliates for this purpose), or (ii) any legal proceedings shall be instituted, or any claim shall be asserted, by any Person not party to this Agreement in respect of an Indemnification Claim (a “Third Party Claim”), the Indemnified

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Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”); provided that, so long as such notice is given within the applicable time period described in Section 9.1, no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. Each Claim Notice shall be in writing and (A) shall specify the basis for indemnification claimed by the Indemnified Party, (B) if such Claim Notice is being given with respect to a Third Party Claim, shall describe in reasonable detail such Third Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party and (C) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses which have been or may be incurred by, or imposed upon, the Indemnified Party on account of the basis for the claim for indemnification.

(b) The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise handle any Third Party Claim, and if the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any Third Party Claim, it shall within ten (10) Business Days of receipt of a Claim Notice (the “Dispute Period”) notify the Indemnified Party in writing of its intent to do so. If the Indemnifying Party does not elect within the Dispute Period, is not entitled pursuant to this Section 9.3(b), or has failed to use commercially reasonable efforts to defend against, negotiate, settle or otherwise handle any Indemnification Claim, the Indemnified Party may defend against, negotiate, settle or otherwise handle such Third Party Claim but shall not waive any right to indemnity therefor pursuant to this Agreement. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any Third Party Claim within the Dispute Period, the Indemnified Party shall promptly grant to the Indemnifying Party any necessary powers of attorney as required under applicable Law and may participate, at its own expense, in the defense or settlement of such Third Party Claim. The Indemnifying Party shall not be entitled to assume control of the defense and settlement of such Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim is reasonably likely to result in Losses which are more than 200% of the amount indemnifiable by such Indemnifying Party pursuant to this ARTICLE IX; (ii) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or claim or a primary objective of such Third Party Claim is to seek equitable or injunctive relief against the Indemnified Party; (iii) the Indemnified Party has been advised by outside counsel to the Indemnified Party, that there is an actual conflict of interest between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary; or (iv) the Indemnifying Party shall not have acknowledged in writing to the Indemnified Party the Indemnifying Party’s obligation to indemnify the Indemnified Party with respect to such Third Party Claim in accordance with this ARTICLE IX. Seller, on the one hand, and Buyer, on the other hand, agree to cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything to the contrary in this Section 9.3, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”) unless (A) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from all liability in respect of the Indemnification Claim, (B) such Settlement does not impose any liabilities or obligations on the Indemnified Party and (C) such Settlement is entirely indemnifiable by the Indemnifying Party.

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Notwithstanding anything to the contrary contained in this Section 9.3, any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless the Indemnifying Party is not using commercially reasonable efforts to contest any such Third Party Claim or is not entitled to defend and settle such Third Party Claim in accordance with this Section 9.3; provided, that the Indemnifying Party shall not be required to pay for more than one such counsel for the Indemnified Party in connection with any such Third Party Claim.

(c) After any final Governmental Order with respect to a Third Party Claim, and any final nonappealable Governmental Order with respect to any other claim, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof pursuant to the terms of the agreement reached with respect to the Indemnification Claim; provided, that nothing contained in this Section 9.3(c) shall limit an Indemnifying Party’s obligation to hold harmless and indemnify an Indemnified Party in accordance with this ARTICLE IX in the absence of such notice.

(d) If the Indemnifying Party does not undertake within the Dispute Period to defend against a Third Party Claim or elects to cease its defense of a Third Party Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation, defense and settlement. Notwithstanding anything to the contrary in this Section 9.3, the Indemnified Party shall not effect a Settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided, that the Indemnified Party shall have the right to pay or settle any such Third Party Claim without such consent if the Indemnified Party waives any right to indemnity therefor.

9.4 Limitations on Indemnification.

(a) Any Indemnification Claim required to be asserted by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, on or prior to the expiration of the applicable survival period set forth in Section 9.1, and not asserted, shall be irrevocably and unconditionally released and waived by such party.

(b) The calculation of the amount of any Losses for which indemnification is payable under this ARTICLE IX shall be net of any amounts actually recovered by the Indemnified Party under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or Contract pursuant to which or under which such Indemnified Party is a party or has rights (collectively, “Alternative Arrangements”) with respect to such Losses. The Indemnified Party shall use commercially reasonable efforts to seek recovery under all Alternative Arrangements covering any Losses to the same extent as the Indemnified Party would if such Losses were not subject to indemnification hereunder; provided, that notwithstanding the foregoing, nothing in this Agreement shall obligate any Buyer Indemnified

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Party to (i) file a lawsuit or initiate any other Action or expend any funds which would not otherwise be Losses that are indemnifiable hereunder to recover any amounts that may otherwise be owing or collectible under Alternative Arrangements or (ii) prepare or file any Tax Return or disclose any confidential information without customary and reasonable confidentiality protection therefor. In the event that an insurance or other recovery is received by an Indemnified Party with respect to any Losses for which any such Indemnified Party has already been indemnified hereunder and has received funds in the amount of the Losses or a portion thereof, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, LOSSES MAY INCLUDE CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY AND PUNITIVE DAMAGES (IN THE CASE OF PUNITIVE DAMAGES, ONLY TO THE EXTENT PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY) INCLUDING DAMAGES BASED ON LOSS OF REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT.

(d) If the Indemnified Party or any of its Affiliates receives an actual net cash Tax benefit (whether realized in the form of a refund or a reduction in Tax liability) from being able to claim a Tax deduction, Tax loss or Tax credit, which actual net cash Tax benefit is received in the taxable year of any Loss for which indemnification is payable under this ARTICLE IX or Section 7.2 or received during the next two (2) succeeding taxable years as a result of such Loss, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such Tax benefit. For the avoidance of doubt, the calculation of the amount of any Losses for which indemnification is payable under this ARTICLE IX or Section 7.2 shall be made without a reduction for the amount of any Tax benefit.

(e) In the event of any breach giving rise to an indemnification obligation under this ARTICLE IX, Buyer shall take and cause the Buyer Indemnified Parties to take, commercially reasonable measures to mitigate the consequences of the related breach upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder (it being understood and agreed that knowledge of the Business Employees as of the Closing with respect to facts or circumstances existing prior to the Closing will not be imputed to Buyer and its Affiliates for this purpose); provided, that notwithstanding the foregoing or any other provision herein to the contrary, nothing in this Agreement shall obligate any Buyer Indemnified Party to file a lawsuit or initiate any other Action, expend any funds which would not otherwise be Losses that are indemnifiable hereunder to recover any amounts that may otherwise be owing or collectible, prepare or file any Tax Return or disclose any confidential information without customary and reasonable confidentiality protection therefor.

(f) Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this ARTICLE IX shall be paid without duplication and in no event shall any party be indemnified under different provisions of this Agreement for the same Losses. No party hereto shall be obligated to indemnify any other Person with respect to any Losses resulting or arising out of any matter if such matter was included in the calculation of Closing Working Capital pursuant to this Agreement.

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(g) Notwithstanding anything to the contrary in this Agreement, each party waives and relinquishes any and all rights of set off or to apply monies held or Indebtedness or other obligations now or hereafter owing by such party to the other or any of such other party’s Affiliates against any obligations of such other party or any of its Affiliates now or hereafter existing under this Agreement or any other agreement, instrument, certificate or similar document required to be delivered pursuant to this Agreement.

9.5 No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE III (as modified by the Disclosure Schedule) and ARTICLE IV and in the other Transaction Agreements, neither Seller nor Buyer, nor any other Person, as applicable, makes or has relied upon any other express or implied representation or warranty with respect to Seller, Buyer, the Business, the Purchased Assets or the Transaction, as applicable, and each of Seller and Buyer disclaims any other representations or warranties, whether made by Seller or any of its Affiliates or Buyer or any of its Affiliates, as applicable, or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in ARTICLE III (as modified by the Disclosure Schedule) and ARTICLE IV and in the other Transaction Agreements, each of Seller and Buyer, as applicable, hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or Seller, as applicable, or their respective Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer or Seller, as applicable, by any director, officer, employee, agent, consultant or representative of Seller or Buyer, as applicable, or any of their Affiliates). Notwithstanding the foregoing, nothing in this Agreement (including this Section 9.5 or any disclaimers to the contrary) shall limit or otherwise restrict or be used as a defense against any claim or action for fraud.

9.6 Exclusive Remedy; Nature of Representations and Warranties. Following the Closing Date, the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant or other agreement contained in this Agreement or otherwise relating to the Transaction shall be indemnification in accordance with this ARTICLE IX (or, with respect to any claim for Taxes, ARTICLE VII), except with respect to any claim or action for fraud, and no Person will have any entitlement, remedy or recourse, whether in contract, tort, by statute, contribution or otherwise, it being agreed that all of such other entitlements, remedies and recourses are expressly waived and released by the parties, to the fullest extent permitted by Law. Notwithstanding anything to the contrary in this Section 9.6, this Section 9.6 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief) with respect to any breach of any covenant or other agreement contained in this Agreement.

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9.7 Tax Treatment of Indemnity Payment. Buyer and Seller agree to treat any indemnity payment made pursuant to ARTICLE VII or this ARTICLE IX as an adjustment to the Final Purchase Price, for all Tax purposes unless otherwise required by law.

9.8 Environmental Remediation.

(a) In the event any Remediation is required in connection with or related to any breach of Section 3.17 or any indemnification obligation under this ARTICLE IX, Seller shall have the right, but not the obligation to perform such Remediation. Buyer Indemnified Parties shall permit Seller and its representatives and consultants access to the applicable Real Property for purposes of performing such Remediation, to the extent Seller is performing such Remediation, or for observing and monitoring the Remediation, if a Buyer Indemnified Party is performing such Remediation. If Seller is performing such Remediation, Seller shall use commercially reasonable efforts to minimize any disruptions to the Business. Following completion of any such Remediation performed by Seller, Seller shall promptly return the relevant real property to substantially the same condition in which it existed prior to the commencement of such Remediation (other than with respect to the presence of Hazardous Substances). Buyer Indemnified Parties shall reasonably cooperate with Seller with respect to any Remediation performed by Seller in accordance with this Section 9.8.

(b) Any party performing Remediation required in connection with or related to any breach of Section 3.17 or any indemnification obligation under this ARTICLE IX shall (i) provide written notification to the other party (for purposes of this Section 9.8(b), the “Other Party”) that it intends to perform Remediation prior to commencing any such Remediation; (ii) shall select a qualified consultant to oversee the Remediation, subject to the approval of the Other Party, whose approval shall not be unreasonably withheld; (iii) provide the Other Party with a reasonable opportunity to comment in advance upon any material written communications, filings, reports, correspondence or other writings given to any Governmental Authority in connection with such Remediation and consider timely provided comments in good faith; (iv) to the extent practical, provide the Other Party with a reasonable opportunity to participate in any meetings with any Governmental Authority regarding the Remediation at such Other Party’s sole cost and expense; (v) comply with applicable Laws; (vi) minimize costs in conducting any Remediation; (vii) employ cost-effective Remediation methods that are commercially reasonable under the circumstances; (viii) use risk based clean-up standards and employ deed restrictions and institutional and engineering controls to the extent commercially reasonable; (ix) keep the Other Party reasonably informed of the progress of any such Remediation and the schedule for completing such Remediation; (x) within five (5) Business Days of receipt, use commercially reasonable efforts to provide to the Other Party copies of all material written communications, filings, reports, correspondence or other writings, photographs or materials received from any Person (including any Governmental Authority) in connection with any such Remediation; and (xi) use commercially reasonable efforts to preserve any rights the Other Party may have against insurers or other third parties.

(c) Notwithstanding anything to the contrary in this Agreement, Seller shall have no Liability for Losses arising from or in connection with (i) any Remediation that is not required by Law or a Governmental Order, or (ii) any failure by Buyer to comply with Sections 9.8(a) or (b).

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ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of Seller and Buyer;

(b) by Seller after the date that is twelve (12) months after the date of this Agreement (the “Initial Outside Date”), if the Closing does not occur on or prior to such date; provided, that if on the Initial Outside Date at least one of the conditions set forth in Section 8.1(a) (as a result of any Governmental Order or legal proceeding with respect to the Antitrust Laws) or Section 8.1(b) shall not have been satisfied, then Buyer may notify Seller in a writing given no earlier than thirty (30) days prior to the Initial Outside Date and no later than the Initial Outside Date of its one-time election to extend the Initial Outside Date to a specific date that is up to six (6) months after the Initial Outside Date (such date, the “Extended Outside Date”), in which case this Agreement may be terminated by Seller after the Extended Outside Date if the Closing does not occur on or prior to such date; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Seller if Seller is in material breach of any of its covenants or agreements under this Agreement and such breach shall have been the primary cause of the failure of the Closing to occur;

(c) by Buyer on or after the Initial Outside Date if the Closing does not occur on or prior to such date; provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Buyer if Buyer is in material breach of any of its covenants or agreements under this Agreement (other than Section 5.4 solely to the extent related to Antitrust Filings or consents, approvals, authorizations, qualifications, waivers and Governmental Orders with respect to Antitrust Laws) and such breach shall have been the primary cause of the failure of the Closing to occur;

(d) by Seller or Buyer, if after the date of this Agreement any Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or final, nonappealable Governmental Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transaction; it being agreed that the parties shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to (i) Buyer if such Governmental Order was primarily due to the material breach by Buyer of any of its covenants or agreements under this Agreement (other than Section 5.4 solely to the extent related to Antitrust Filings or consents, approvals, authorizations, qualifications, waivers and Governmental Orders with respect to Antitrust Laws) or (ii) Seller if such Governmental Order was primarily due to the material breach by Seller of any of its covenants or agreements under this Agreement;

(e) by Buyer, if Seller shall have breached any representation, warranty, covenant or other agreement contained in this Agreement in a manner that would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b), which breach cannot be or has not been cured by the date that is the earlier of (i) thirty (30) days following written notice to

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Seller and (ii) the second (2nd) Business Day prior to the date by which the Closing must occur pursuant to Section 2.1; provided that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Buyer if Buyer is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(f) by Seller, if Buyer shall have breached any representation, warranty, covenant or other agreement contained in this Agreement in a manner that would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b), which breach cannot be or has not been cured by the date that is the earlier of (i) thirty (30) days following written notice to Buyer and (ii) the second (2nd) Business Day prior to the date by which the Closing must occur pursuant to Section 2.1, it being agreed that a failure by Buyer to pay the Initial Purchase Price when due and payable in accordance with the terms of this Agreement shall not be a breach capable of being cured and Seller shall have the right to terminate this Agreement immediately upon such failure to pay the Initial Purchase Price and to pursue all remedies at law or in equity; provided that the right to terminate this Agreement under this Section 10.1(f) shall not be available to Seller if Seller is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(g) by Buyer at any time prior to the Initial Outside Date, if since the date of this Agreement, a Material Adverse Effect shall have occurred and be continuing; provided, that such termination shall not be effective if Seller shall have notified Buyer in writing no later than five (5) Business Days after receipt of Buyer’s written notice of termination pursuant to this Section 10.1(g) that Seller objects to such termination (a “Termination Objection Notice”) and this Agreement shall remain in full force and effect; provided, further, that Seller may withdraw such Termination Objection Notice by written notice to Buyer at any time, in which case, this Agreement shall immediately be terminated and Seller shall be obligated to pay Buyer’s reasonable, out-of-pocket costs and expenses (including legal, accounting and other professional fees and expenses) incurred by Buyer in connection with the Transaction after the date of delivery of the Termination Objection Notice to the date of termination; provided, further, that if Seller has delivered a Termination Objection Notice and (i) it has been determined in a final, nonappealable Governmental Order that the condition to terminate pursuant to this Section 10.1(g) was satisfied, Seller shall be obligated to pay Buyer’s reasonable, out of pocket costs and expenses (including legal, accounting and other professional fees and expenses) incurred by Buyer after the date of delivery of the Termination Objection Notice in connection with the Transaction, including in connection with such Action and the performance of Buyer’s obligations under Section 5.4 or (ii) it has been determined in a final, nonappealable Governmental Order that the condition to terminate pursuant to this Section 10.1(g) was not satisfied, Buyer shall be obligated to pay Seller’s reasonable, out of pocket costs and expenses (including legal, accounting and other professional fees and expenses incurred by Seller in connection with such Action).

10.2 Termination Procedure. The party desiring to terminate this Agreement pursuant to Section 10.1 (other than with respect to termination of this Agreement pursuant to Section 10.1(a), for which no additional written notice shall be required) shall provide written notice of such termination to the other party in accordance with Section 11.2 specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate, and the consummation of the Transaction shall be abandoned, without further action by Seller or Buyer.

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10.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1 and Section 10.2, this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Seller or Buyer; provided, however, that (i) no such termination shall relieve Buyer of any liability to pay the Buyer Termination Fee to the extent required under Section 10.4; (ii) nothing in this Section 10.3 shall relieve either party from liability for any willful and material breach hereof prior to such termination (except as expressly provided in, and subject to the terms of, Section 10.4 below); and (iii) the obligations of the parties under the Confidentiality Agreement, Section 5.9, Section 6.1 and ARTICLE XI shall survive such termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event Buyer fails to pay the Initial Purchase Price when due and payable, Seller shall be entitled to all remedies at law or in equity.

10.4 Buyer Termination Fee.

(a) If this Agreement is terminated (i) by Seller pursuant to Section 10.1(b) or by Buyer pursuant to Section 10.1(c) and at the time of such termination at least one of the conditions set forth in Section 8.1(a) (as a result of any Governmental Order or legal proceeding with respect to the Antitrust Laws) or Section 8.1(b) shall not have been satisfied or (ii) by Seller or Buyer pursuant to Section 10.1(d) in connection with an Antitrust Law or a Governmental Order with respect to the Antitrust Laws (any such termination in clause (i) or (ii), an “Eligible Termination”), and the Fee Conditions are satisfied, then Buyer shall promptly, but in no event later than two (2) Business Days after receipt of a Termination Fee Certificate, pay or cause to be paid to Seller by wire transfer of same day funds Thirty Million Dollars ($30,000,000) (the “Buyer Termination Fee”). The Buyer Termination Fee shall not be payable, however, unless at the time of payment each of the following conditions are satisfied (the “Fee Conditions”): (x) Seller is not in breach of its representations, warranties, agreements or covenants in a manner that would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b); (y) all conditions to the obligations of Buyer to consummate the Transaction set forth in Section 8.1 which are not the basis for the Eligible Termination or Section 8.2 (except those conditions that by their terms cannot be satisfied until the Closing but which would, if the Closing were then held, be capable of satisfaction) have been satisfied or waived; and (z) an authorized officer of Seller delivers to Buyer a signed document, certifying on behalf of Seller, that as of the date of such certificate, the conditions set forth in the preceding clauses (x) and (y) of this Section 10.4(a) have been satisfied (a “Termination Fee Certificate”). If there has been an Eligible Termination and Buyer intends to assert that the Fee Condition in clause (x) has not been satisfied as a result of Buyer having knowledge of a Curable Breach and Buyer has not previously notified Seller in writing of such Curable Breach and provided Seller with thirty (30) days to cure such Curable Breach (a “Cure Period”), then Buyer shall, within two (2) Business Days after receipt of a Termination Fee Certificate, either (i) notify Seller in writing of such Curable Breach (a “Notified Breach”) and provide Seller with an opportunity to cure such Notified Breach during the Cure Period, or (ii) pay the Buyer Termination Fee. In the event of a Notified Breach, Buyer shall not be obligated to pay the Buyer Termination Fee unless and until any applicable Cure Period with respect to every Notified Breach has expired and the Fee Conditions are satisfied as of the end of the latest ending Cure Period, at which time Buyer shall promptly pay the Buyer

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Termination Fee. Notwithstanding the foregoing, if Buyer delivers (A) a Buyer Termination Fee Certificate, (B) an unconditional written offer to pay the Buyer Termination Fee in settlement of any dispute between Buyer and Seller over whether the Buyer Termination Fee is payable and (C) a release (such release being conditioned upon receipt of the Seller Release) of Seller and its Affiliates from all claims and liabilities in connection with this Agreement and the Transaction Agreements, then within thirty (30) days after receipt of the items in (A), (B) and (C), if Seller shall not have delivered to Buyer a release (such release being conditioned only upon payment of the Buyer Termination Fee) (“Seller Release”) of Buyer and its Affiliates from all claims and liabilities in connection with this Agreement and the Transaction Agreements, Seller shall be deemed to have waived its right to receive payment of the Buyer Termination Fee, but shall retain all remedies at law or in equity solely in respect of any willful and material breach of this Agreement by Buyer prior to such termination (except for such breach of any of its covenants or agreements under Section 5.4 related to obtaining all consents, authorizations, approvals, qualifications, waivers and Governmental Orders of Governmental Authorities pursuant to Antitrust Laws). For the purposes of this Section 10.4(a) a “Curable Breach” is a Seller breach (i) that would result in a failure of the Fee Condition set forth in clause (x) to be satisfied and (ii) is capable of being cured by Seller within the applicable Cure Period. For the purposes of this Section 10.4(a), a “Buyer Termination Fee Certificate” is a signed document by an authorized officer of Buyer certifying on behalf of Buyer, that as of the date of such certificate Buyer has not willfully and materially breached its covenants or agreements under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement or any Transaction Agreement, if Buyer shall have paid the Buyer Termination Fee to Seller pursuant to and in accordance with Section 10.4(a), the payment by Buyer and receipt by Seller of such Buyer Termination Fee shall constitute Seller’s sole and exclusive remedy under any legal theory whatsoever for any breach by Buyer of any of its representations, warranties, covenants or agreements (except for breaches of Buyer’s obligations under the Confidentiality Agreement) and Buyer shall have no further liability or obligation to Seller or any of its Affiliates in connection with the transactions contemplated hereby under any legal theory whatsoever. For the avoidance of doubt, the parties acknowledge and agree that the payment of the Buyer Termination Fee pursuant to and in accordance with Section 10.4(a) shall constitute the only circumstance where payment of such amount shall be deemed to be Seller’s sole and exclusive remedy.

(c) Notwithstanding anything to the contrary contained in this Agreement or any Transaction Agreement, the right to terminate this Agreement in accordance with Section 10.1(b) or (d), the payment by Buyer and receipt by Seller of the Buyer Termination Fee pursuant to and in accordance with Section 10.4(a) and Seller’s rights to specific performance contained in this Agreement and any Transaction Agreement shall constitute Seller’s sole and exclusive remedies under any legal theory whatsoever for any breach by Buyer of any of its covenants or agreements under Section 5.4 related to obtaining all consents, authorizations, approvals, qualifications, waivers and Governmental Orders of Governmental Authorities pursuant to Antitrust Laws.

(d) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that in no event shall Buyer (or any other Person) be required to pay (i) the Buyer Termination Fee on more than one occasion or (ii) both the Buyer Termination

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Fee pursuant to and in accordance with Section 10.4(a) and any award of monetary damages. Upon payment of the Buyer Termination Fee pursuant to and in accordance with Section 10.4(a), no Buyer Indemnified Party shall have any further liability to the Seller or any of its Affiliates or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby under any theory of law or equity or in respect of any representations, warranties, agreements, covenants or other contracts made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise through Buyer, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyer against any other Buyer Indemnified Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable law, or otherwise.

(e) Each of Seller and Buyer acknowledges that the agreements contained in this Section 10.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller and Buyer would not enter into this Agreement. Accordingly, if Buyer fails to promptly pay the amounts due pursuant to this Section 10.4 and, in order to obtain such payment, Seller commences an Action that results in a final, nonappealable Governmental Order of a competent court against Buyer for the Buyer Termination Fee or portion thereof, Buyer shall pay to Seller its costs and expenses thereof (including attorneys’ fees) in connection with such Action, together with interest on the amount of the Buyer Termination Fee or portion thereof ordered to be paid pursuant to such final, nonappealable Governmental Order at the prime rate published in the Wall Street Journal, Eastern Edition, on the date such payment was required to be made through the date of the payment.

ARTICLE XI

MISCELLANEOUS

11.1 Expenses. Except as otherwise specifically provided in this Agreement, each party shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) incurred by it in connection with the negotiation, execution and performance of this Agreement and the consummation of the Transaction. Buyer shall pay all fees and expenses relating to any filing made pursuant to the HSR Act or any other foreign Antitrust Law required for the Transaction.

11.2 Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement must be in writing and delivered in accordance with the terms below to the parties at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this Section 11.2):

if to Buyer, to:

VCS Quest Acquisition LLC

c/o Federal-Mogul Corporation

26555 Northwestern Highway

Southfield, MI 48033

Attention: Brett Pynnonen

Email: brett.pynnonen@federalmogul.com

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with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: John M. Reiss

                     Gregory P. Pryor

Email: jreiss@whitecase.com

              gpryor@whitecase.com

if to Seller, to:

Affinia Group Inc.

1101 Technology Drive

Ann Arbor, MI 48108

Attention: Chief Financial Officer

Email: steve.klueg@affiniagroup.com

with a copy (which shall not constitute notice) to:

Affinia Group Inc.

1101 Technology Drive

Ann Arbor, MI 48108

Attention: General Counsel

Email: steve.keller@affiniagroup.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

7930 Jones Branch Drive

Ninth Floor

McLean, VA 22102

Attention: Richard T. Horan, Jr.

                     J. Brent Singley

Email: richard.horan@hoganlovells.com

              brent.singley@hoganlovells.com

Any such notice or other communication will be deemed to have been given (i) if personally delivered, when so delivered, against written receipt, (ii) if sent by a nationally recognized overnight delivery service which guarantees next day delivery, one (1) Business Day after being so sent, provided that an email transmission is sent to the recipient on the date so sent or (iii) if given by email transmission, at the time and on the date of such email transmission, provided, that such notice or other communication is promptly thereafter delivered in accordance with the provisions of clauses (i) or (ii) of this Section 11.2. Any notice, request, demand, claim or other communication given hereunder using any other means (including ordinary mail) shall not be deemed to have been duly given unless and until such notice, request, demand, claim or other communication actually is received by the individual for whom it is intended.

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11.3 Assignment.

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, transferred or otherwise delegated by any party without the prior written consent of the other parties, and any purported assignment, transfer or delegation in violation of this Section 11.3 shall be null and void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the parties and their permitted successors and assigns.

(b) Notwithstanding anything to the contrary in this Section 11.3, without Seller’s prior written consent:

(i) Buyer may assign its rights and obligations hereunder to one or more Subsidiaries of Guarantor;

(ii) Buyer may transfer or assign (by operation of law or otherwise) all of its rights and obligations hereunder to any successor of the Business in connection with a merger, consolidation, restructuring, combination, “spin-off” or other transaction which results in the sale of all or substantially all of the Business; and

(iii) in connection with a sale by Buyer of the OKC Facility to an OKC Purchaser, Buyer may assign the OKC Environmental Indemnity to the OKC Purchaser subject to and conditioned upon each of the following:

a. five (5) Business Days prior to the effectiveness of any such assignment Buyer shall deliver written notice to Seller specifically identifying the OKC Purchaser and an assumption agreement in the form of Exhibit G executed by OKC Purchaser pursuant to which the OKC Purchaser assumes the Liability and obligations as “Buyer” hereunder with respect to the OKC Environmental Indemnity (except as modified below);

b. the OKC Purchaser shall have agreed that the indemnification obligations of Seller to the OKC Purchaser for Losses with respect to the OKC Environmental Indemnity arising after the date the OKC Purchaser acquires the OKC Facility from Buyer shall be reduced by fifty percent (50%), with the remainder of such Losses being borne by the Oklahoma City Purchaser (the “OKC Purchaser Environmental Losses”) solely to the extent that the aggregate amount of OKC Purchaser Environmental Losses is less than or equal to One Million Dollars ($1,000,000);

c. the OKC Purchaser shall have agreed that the OKC Environmental Indemnity is its sole and exclusive remedy against the Seller Indemnified Parties related to Environmental Laws, Hazardous Substances, or other environmental matters relating to the OKC Facility and waives any other entitlements, remedies, and recourses against the Seller Indemnified Parties for the same, whether in contract, tort, by statute, contribution or otherwise, to the fullest extent permitted by Law; and

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d. the OKC Purchaser shall have agreed that it may not further assign, transfer or otherwise delegate the OKC Environmental Indemnity without the prior written consent of Seller and any purported assignment, transfer or delegation in violation of this Section 11.3 shall be null and void;

provided, that no such assignment or transfer described in clauses (i), (ii) or (iii) shall relieve Buyer of any of its obligations hereunder.

(c) In the event that Seller sells, assigns, transfers or conveys (i) all or substantially all of its properties and assets to any Person in one or a series of related transactions or (ii) all or substantially all of the Excluded Businesses relating to filtration products, then Seller shall require as a condition to the consummation and effectiveness of such transaction(s) that the successor purchaser in such transaction(s) expressly succeed to and assume, for the benefit of Buyer and the Business, all of the obligations of Seller under ARTICLE VII and ARTICLE IX of this Agreement. Nothing in this Section 11.3 shall prohibit Seller from engaging in any merger, combination, sale of all or a majority of its equity interests or a similar transaction; provided, that no such transaction shall relieve Seller or the surviving entity of such transaction of any of Seller’s obligations hereunder.

11.4 Bulk Sale and Bulk Transfer Compliance. Buyer hereby waives compliance by Seller and the Selling Affiliates with any applicable bulk sale, bulk transfer, successor liability and similar Laws, or with any Laws triggered by a bulk sale or transfer of property, of any jurisdiction in connection with the Transaction.

11.5 Amendment; Waiver. This Agreement may not be modified or amended except pursuant to a written instrument making specific reference hereto signed by each of the parties. The terms of this Agreement may be waived only by a written instrument signed by the party or parties waiving compliance. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.6 Entire Agreement. This Agreement and the related documents contained as Annexes, Exhibits and Schedules hereto or expressly contemplated hereby (including the Transaction Agreements), the Guaranty and the Confidentiality Agreement contain the entire understanding of the parties relating to the subject matter of this Agreement and supersede all prior written or oral agreements and understandings relating to the subject matter of this Agreement. The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

11.7 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this

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Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the provisions and limitations of Section 10.4(b)-(d), it is accordingly agreed that, prior to valid and effective termination of the Agreement in accordance with its terms, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Subject to the provisions and limitations of Section 10.4(b)-(d), each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking the injunction, specific performance and other equitable relief has an adequate remedy at law. Subject to the provisions and limitations of Section 10.4(b)-(d), the remedies available to Seller and Buyer pursuant to this Section 11.7 shall be in addition to any other remedy to which Seller or Buyer, as the case may be, is entitled, at law or in equity and the election to pursue an injunction or specific performance prior to the payment by Buyer of the Buyer Termination Fee pursuant to and in accordance with Section 10.4(a) shall not restrict, impair or otherwise limit Seller from seeking to collect or collecting the Buyer Termination Fee under Section 10.4(a) (it being understood that under no circumstances shall (i) Seller be entitled to seek or obtain an award of specific performance after the Buyer Termination Fee has been paid to Seller pursuant to and in accordance with Section 10.4(a) and (ii) the Buyer Termination Fee be paid on more than one occasion). In the event the Buyer Termination Fee is paid pursuant to and in accordance with Section 10.4(a), in no event will Seller be entitled to any other remedy.

11.8 No Third Party Beneficiary. This Agreement is made for the sole benefit of the parties, and their respective successors, executors and permitted assigns, and except with respect to any Indemnified Party pursuant to ARTICLE IX, nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.9 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of New York, without giving effect to any conflicts of Law, rule or principle that might require the application of the Laws of another jurisdiction.

11.10 Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting any provision.

11.11 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability

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shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction, provided that any such reform or construction does not affect the economic or legal substance of the Transaction in a manner adverse to any party.

11.12 Headings; Interpretation; Annexes, Schedules and Exhibits. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, Articles, Annexes, Exhibits or Schedules, unless otherwise indicated, are references to Sections, Articles, Annexes, Exhibits and Schedules of this Agreement. References to “party” or “parties”, unless otherwise indicated, are references to a party or the parties to this Agreement. The words “include”, “includes” and “including” when used herein are deemed in each case to be followed by the words “without limitation”. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Annexes, Schedules and Exhibits) and not to any particular provision of this Agreement unless otherwise specified. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Annexes, Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Annexes, Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof. Disclosure of information included on any Disclosure Schedule (or portion of any Disclosure Schedule) shall be considered disclosures for any other Disclosure Schedules (or other portions of other Disclosure Schedules) to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Disclosure Schedules (or other portions of disclosure schedules). In addition, the fact that any disclosure on any Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any Schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty.

11.13 Consent to Jurisdiction and Service of Process. EACH PARTY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, ANY AGREEMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTION MAY BE LITIGATED IN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS

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AGREEMENT, ANY AGREEMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTION. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Facsimile and pdf signatures shall be treated as original signatures for all purposes hereunder.

11.16 Non-Recourse. Except for the obligations of Federal-Mogul Corporation as guarantor (the “Guarantor”), in accordance with that certain guaranty in favor of Seller dated the date hereof (the “Guaranty”), and for successors and permitted assigns under Section 11.3, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Seller or Buyer or their respective Affiliates shall have any Liability for any obligations or liabilities of Seller or Buyer under this Agreement or the other Transaction Agreements or for any claim based on, in respect of, or by reason of, the Transaction.

[Remainder of page intentionally blank; signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed by a duly authorized officer as of the date first written above.

AFFINIA GROUP INC.

By:	/s/ Terry R. McCormack
Name: Terry R. McCormack
Title: President & CEO

VCS QUEST ACQUISITION LLC

By:	/s/ Rainer Jueckstock
Name: Rainer Jueckstock
Title: President

[Signature Page to Asset Purchase Agreement]

ANNEX I

DEFINITIONS

Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

“ABL Credit Facility” means the ABL Credit Agreement among Affinia Group Intermediate Holdings Inc., Seller, certain of Seller’s subsidiaries from time to time party thereto, various lenders and Bank of America, N.A., as Administrative Agent, dated as of April 25, 2013, as amended.

“Accounting Firm” means McGladrey LLP or, if such firm is unwilling or unable to serve in such capacity, then such other jointly selected independent nationally recognized public accounting firm as shall be agreed upon by Buyer and Seller in writing.

“Accounting Firm Retention Letter” means either (i) that certain retention letter, dated on or about the date hereof, among McGladrey LLP, Buyer and Seller in respect of the Accounting Firm Review or (ii) such other retention letter entered into jointly by Buyer, Seller and the Accounting Firm if any Accounting Firm becomes unable to serve in such capacity as a result of conflicts arising after the date hereof).

“Accounts Payable” means all of the accounts payable included within the Assumed Liabilities.

“Accounts Receivable” means all of the accounts receivable included within the Purchased Assets.

“Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other governmental investigation.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Authority” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice and any other Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Law” means any Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Annex I - 1	Asset Purchase Agreement

“Arbitrator” means KPMG LLC, if they are willing to accept the engagement as Arbitrator, or such other nationally recognized accounting firm as Buyer and Seller shall mutually agree.

“Bill of Sale and Assignment and Assumption Agreement” means that certain Bill of Sale and Assignment and Assumption Agreement, to be dated as of the Closing Date, by and among Buyer, Seller and the Selling Affiliates, in substantially the form of Exhibit A.

“Business” means the design, manufacture, assembly, sale and distribution of steering, suspension and driveline components to aftermarket customers in North America, Europe and Asia, as engaged in by Seller and the Selling Affiliates on the date of this Agreement. The “Business” shall not include any of the Excluded Businesses.

“Business Day” means any weekday (Monday through Friday) on which commercial banks in New York, New York, are open for business.

“Buyer Material Adverse Effect” means any occurrence, change, event, effect or circumstance that has prevented or materially delayed or materially impaired or would be reasonably likely to prevent or materially delay or materially impair the ability of Buyer to perform its obligations under this Agreement or to consummate the Transaction.

“Canadian Assets” means the Purchased Assets (and excluding, for the avoidance of doubt, any Excluded Assets) owned by Affinia Canada, which relate to the Business in Canada.

“Closing Working Capital” means, in respect of the Business, the net book value, as of immediately prior to Closing on the Closing Date, of (i) those specifically identified current assets of the Business that are included in the line item categories of current assets on Schedule 1.5(a), minus (ii) those specifically identified current liabilities of the Business that are included in the line item categories of current liabilities on Schedule 1.5(a), in each case, without duplication. The net book value of such specifically identified current assets and current liabilities shall be determined in accordance with GAAP on a basis consistent with the preparation of the Closing Working Capital calculation example set forth on Schedule 1.5(a), which was prepared consistent with GAAP and the policies and principles set forth on Schedule 1.5(a). To the extent any conflict exists, then, (i) the manner of preparation of the Closing Working Capital calculation example set forth on Schedule 1.5(a) shall control over the policies and principles set forth on Schedule 1.5(a) and GAAP and (ii) the policies and principles set forth on Schedule 1.5(a) shall control over GAAP. For the avoidance of doubt, Closing Working Capital shall not include (i) any cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities or similar cash items (except as specifically referred to in Sections 1.1(l)), (ii) any amounts related to intercompany accounts receivable, intercompany accounts payable and any other similar intercompany assets or liabilities among Seller and its Subsidiaries with respect to the Business, (iii) any Excluded Assets or (iv) any Excluded Liabilities.

“COBRA” means Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA, or any similar Law.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

Annex I - 2	Asset Purchase Agreement

“Competing Purchaser” means any purchaser of (i) Seller or (ii) all or substantially all of (A) the South America Business, and/or (B) the Excluded Businesses relating to filtration products who, immediately prior to such purchase, owns, generates or controls, directly or through any controlled Affiliate, a Competing Business; provided, that such purchaser is not an Affiliate of Seller or BPI Holdings International, Inc.

“Confidential Information” has the meaning ascribed in the Confidentiality Agreement.

“Confidentiality Agreement” means the letter agreement between Buyer and Seller, dated November 4, 2013, relating to the Transaction.

“Continuing Employee Liabilities” means all Liabilities with respect to Transferred Employees that Buyer is obligated to assume or honor pursuant to Section 6.3 and shall specifically exclude (i) any Liabilities and obligations under Benefit Plans, (ii) any workers’ compensation claims for pre-Closing injuries (iii) all severance, retention and similar obligations or Liabilities under any of the Retention/Severance Agreements other than as expressly set forth in the second sentence of Section 6.3(b).

“Contract” means any written contract, agreement, non-governmental license, sales and purchase orders, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, guaranty or other binding commitment.

“Dollar” or “$” means United States Dollars, the lawful currency of the United States of America.

“Distribution Agreement” means that certain Distribution and Logistics Services Agreement, dated as of November 30, 2012, by and between Distributor and Seller, as amended by that certain Amendment No. 1 dated as of March 20, 2013.

“Distributor” means Brake Parts Inc LLC, a Delaware limited liability company.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

“Environmental Law” means any applicable Law relating to pollution, the protection of human health, public health, or the environment, worker health and safety, or the generation, treatment, storage, transport, disposal, cleanup, remediation or release of, or exposure to, any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Estimated Working Capital Adjustment” means the amount, if any (which may be expressed as a negative number) equal to the Estimated Closing Working Capital less Target Working Capital. For illustrative purposes and by way of example only, if the Estimated Closing Working Capital is Sixty Million Dollars ($60,000,000), the Estimated Working Capital Adjustment will be equal to negative Five Million Dollars ($5,000,000).

Annex I - 3	Asset Purchase Agreement

“Excluded Businesses” means the South America Business, the QH Talbros Investment and businesses relating to filtration products of Seller and its Affiliates.

“Final Purchase Price” means the Initial Purchase Price plus the absolute value of the Purchase Price Adjustment if such amount is a positive number or minus the absolute value of the Purchase Price Adjustment if such amount is a negative number. For illustrative purposes and by way of example only, if (i) Estimated Closing Working Capital is Sixty Million Dollars ($60,000,000) so that the Estimated Working Capital Adjustment is equal to negative Five Million Dollars (-$5,000,000), resulting in an Initial Purchase Price equal to One Hundred Forty-Five Million Dollars ($145,000,000), and (ii) the Closing Working Capital is finally determined pursuant to Section 1.6 to be Forty Million Dollars ($40,000,000) so that the Working Capital Adjustment is equal to negative Twenty-Five Million Dollars (-$25,000,000), then (x) the Purchase Price Adjustment will be equal to negative Twenty Million Dollars (-$20,000,000) and (y) the Initial Purchase Price of One Hundred Forty-Five Million Dollars ($145,000,000) will be reduced by Twenty Million Dollars ($20,000,000), resulting in a Final Purchase Price of One Hundred Twenty-Five Million Dollars ($125,000,000).

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar Law of any jurisdiction where one or more properties owned or leased by Seller or any of its Subsidiaries in connection with the Business are located or where Seller or any of its Subsidiaries transacts business in connection with the Business or any other jurisdiction, if applicable.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government and any court, tribunal, arbitral body, administrative agency, department, subdivision, commission or other governmental, government appointed, quasi-governmental or regulatory authority, stock exchange, reporting entity or agency, domestic, foreign or supranational.

“Government Contract” means any bid, quotation, proposal, Contract, work authorization, lease, commitment or sale or purchase order of Seller or any of its Affiliates with any Governmental Authority, in connection with the Business, including all Contracts and work authorizations to supply goods and services to any Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls, asbestos, mold, noise, odor, radiation and any other chemicals, materials, substances or wastes defined or regulated under any applicable Environmental Law or as to which Liability may arise or be imposed under any applicable Environmental Law, including those defined or regulated as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “chemical substances”, “toxic pollutants”, “toxic air pollutants”, “hazardous air pollutants”, “pollutants” or “contaminants”.

Annex I - 4	Asset Purchase Agreement

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person at any time without duplication, (i) all obligations or indebtedness of such Person for borrowed money or in respect of loans or advances of cash or cash equivalents; (ii) amounts owing as deferred purchase price for property, including all seller notes and “earn-out” payments, whether or not matured, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (iv) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by an Encumbrance on assets or properties of such Person, (vi) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, outside of the Ordinary Course of Business, (vii) any liability of such Person in respect of banker’s acceptances or letters of credit (other than letters of credit maintained by Seller or its Affiliates on behalf of the Business with respect to an insurance program), (viii) obligations (determined on the basis of actual, not notional, obligations) under any interest rate, currency or other hedging agreement, (ix) all lease obligations capitalized on the books and records of such Person, (x) direct or indirect guarantees or other agreements to assure a creditor against loss (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (ix) above, or (xi) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (i) through (x) above, all interest, fees, premiums, penalties, breakage costs, unwind costs, termination costs, redemption costs, expenses and other charges with respect to any thereof. Indebtedness shall not, however, include (a) accounts payable to trade creditors, (b) accrued expenses arising in the Ordinary Course of Business, (c) endorsements of negotiable instruments for collection in the Ordinary Course of Business, (d) any Real Property Leases and any penalties, breakage costs, unwind costs, termination costs, expenses and other charges with respect to any thereof and (e) any liabilities or obligations arising pursuant to Seller’s or its Affiliates’ activities relating to their respective factoring arrangements in the Ordinary Course of Business.

“Indemnification Claim” means any claim in respect of which payment may be sought under ARTICLE IX of this Agreement.

“Information Technology” means information technology, computers, computer systems, firmware, middleware, servers, workstations, routers, switches, storage devices, printers, voice systems, firewalls, tape devices, hubs, Internet websites, data, databases, software programs, source code and object code, and user manuals owned by, leased by or licensed to Seller or the Selling Affiliates and used in or relating to the conduct of the Business.

“Initial Purchase Price” means an amount equal to (x) $150,000,000, plus (y) the amount of the Estimated Working Capital Adjustment (which may be a negative number), if any. For illustrative purposes and by way of example only, if the Estimated Closing Working Capital is Sixty Million Dollars ($60,000,000) so that the Estimated Working Capital Adjustment is equal to negative Five Million Dollars (-$5,000,000), then the Initial Purchase Price will be equal to One Hundred Forty-Five Million Dollars ($145,000,000).

Annex I - 5	Asset Purchase Agreement

“Intellectual Property” means all (i) registered and unregistered trademarks (including intent-to-use applications), service marks, trade names, logos, and all goodwill associated therewith; (ii) patents, patent applications and registrations and patentable inventions; (iii) trade secrets and confidential or proprietary business or technical information; (iv) original works of authorship in any medium of expression, whether or not published, and all registered and unregistered copyrights, including “moral” rights, mask work rights and integrated circuit topographies rights) and applications for copyright registrations; (v) domain names and web sites (including the content and underlying architecture); (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable); (vii) any and all analogous rights to those described in clauses (i) to (vi) of this definition; and (viii) confidential information, formulas, designs, devices, technology, know-how, research and developments, inventions, methods, process, compositions and other trade secrets, whether or not patentable, and (ix) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

“Inventory” means the inventories, including merchandise, raw materials, works-in-process, finished goods, parts, accessories and supplies of Seller and the Selling Affiliates used in or related to the Business.

“Knowledge of Seller”, and phrases of similar import, means, with respect to any matter in question relating to Seller, the Selling Affiliates or the Business, the actual knowledge of such matter by Richard A. Pizarek, Diane Fowler and, with respect to the operation of the Business at the OKC Facility only, Scott McCoy, in each case assuming the reasonable discharge of such Person’s professional duties and responsibilities. For purposes of Section 3.17, (i) such Person’s professional duties and responsibilities do not require conducting additional environmental sampling or testing of any kind, and (ii) such Person’s actual knowledge does not include environmental sampling or testing of any kind which has not been completed as of the relevant date of determination. The parties acknowledge and agree that the individuals named for Knowledge of Seller purposes are named solely for the purpose of defining and narrowing the scope of knowledge of Seller and not for the purpose of imposing any Liability on or creating any duties running from such individuals to Buyer or any other party.

“Landlord Consent” means the written landlord consent to each Real Property Lease Assignment required pursuant to the terms of each Real Property Lease.

“Law” means any federal, state, country, provincial, local or foreign statute, law, ordinance, regulation, rule, order, Governmental Order, directive, code or rule of common law or requirement or policies, guidelines, or notices of any Governmental Authority having the force and effect of law.

“Liability” means any indebtedness, obligation and other liability (whether absolute, accrued or unaccrued, matured, contingent (or based upon any contingency), known or unknown, asserted or unasserted, fixed or otherwise, or whether due or to become due, liquidated or unliquidated), including, any fine, penalty, judgment, award or settlement respecting any judicial, administrative or arbitration proceeding or Governmental Order or any Action, damage, Loss, claim or demand with respect to any Law.

Annex I - 6	Asset Purchase Agreement

“Losses” (and “Loss” in the singular) means all damages, losses, Taxes, claims, Liabilities, demands, charges, suits, penalties, fees and expenses of every kind and nature (including reasonable attorneys’ and other professional fees and all costs of investigation, defense or settlement of the foregoing) and interest thereon.

“Master Customer Agreement” means each of the Contracts set forth under the heading “Customer Agreements” on Schedule 1.1(d) other than the purchase orders listed under such heading on Schedule 1.1(d).

“Master Supplier Agreement” means each of the Contracts set forth under the heading “Supplier Agreements” on Schedule 1.1(d) other than the purchase orders listed under such heading on Schedule 1.1(d).

“Material Adverse Effect” means any fact, state of facts, condition, occurrence, change, development, event, effect or circumstance, that, individually or when taken together with all other facts, state of facts, conditions, occurrences, changes, developments, events, effects or circumstances, (a) is or would reasonably likely be materially adverse to the business, operations, results of operations or financial condition of the Business (including the Purchased Assets and the Assumed Liabilities), taken as a whole, other than any fact, state of facts, condition, occurrence, change, development, event, effect or circumstance to the extent relating to or resulting from (i) occurrences, changes, events, effects or circumstances generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere; (ii) changes or proposed changes, after the date of this Agreement, in Law (including rules and regulations), interpretations thereof, regulatory conditions or GAAP or other generally acceptable accounting principles (or any interpretations thereof); (iii) occurrences, changes, events, effects or circumstances generally affecting the industry or the segments thereof in which the Business operates; (iv) any political conditions or developments in general, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (v) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided, that the underlying causes of such decline or failure may, in and of themselves, be considered in determining whether there is a Material Adverse Effect); (vi) the announcement, pendency, or the existence of the Transaction and any loss of, or adverse change in, the relationship of the Business with its employees, customers, distributors, partners or suppliers as a result of the Transaction and (vii) the matters described in Schedule A-1, except in the case of clauses (i), (ii), (iii) or (iv), to the extent such occurrence, change, event, effect or circumstance has a disproportionate adverse effect on the Business, taken as a whole (provided, that only the incremental disproportionate adverse effect shall be considered in determining whether there has been a Material Adverse Effect), as compared with other companies operating in the same industry or (b) has prevented or materially delayed or materially impaired or would be reasonably likely to prevent or materially delay or materially impair the ability of Seller to perform its obligations under this Agreement or to consummate the Transaction.

Annex I - 7	Asset Purchase Agreement

“Material Contract” means the following Contracts to which Seller or any of it is Affiliates is a party or by which any asset of the Business is bound, and which relates to the Business, the Purchased Assets or the Assumed Liabilities: (i) a Contract requiring the Business to purchase any product or service exclusively from any Person or that restricts the ability of the Business to transact any line of business or solicit any clients or employees of any Person or compete with any Person or in any jurisdiction; (ii) a Contract (x) not terminable by Seller or any Selling Affiliate with notice of less than sixty (60) days without penalty; or (y) pursuant to which Seller, any Selling Affiliate or the Business will expend (in cash or kind) an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) over the course of any twelve (12)-month period or will receive (in cash or kind) an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) over the course of any twelve (12)-month period; provided, that for purposes of Schedule 3.8(a), a party may satisfy its disclosure obligations by listing the underlying “master” Contract or Contracts in lieu of listing all purchase orders issued pursuant thereto as long as all such purchase orders were entered into pursuant to such “master” Contract or Contracts in the Ordinary Course of Business; (iii) a Contract with any Business Employee; (iv) a Contract with any labor union or association representing any Business Employee; (v) a Contract relating to the borrowing, financing, advancement, lending, incurrence, assumption or guarantee (whether direct or indirect) of any Indebtedness for borrowed money or other Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or relating the mortgaging, pledging or otherwise placing an Encumbrance on any Purchased Asset or group of Purchased Assets (other than Permitted Encumbrances), or an investment in any Person or any Contract relating to any of the foregoing; (vi) a Contract for the sale of any assets of the Business other than sales of Inventory in the Ordinary Course of Business or sales of obsolete, worthless or damaged assets; (vii) any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks relating to the Business; (viii) all Contracts (other than this Agreement, the Transaction Agreements, and any agreement or instrument entered into pursuant hereto or thereto) relating to the Business with Seller or any Selling Affiliate or any Affiliate of Seller or any current or former officer or director of Seller or any of its Affiliates; (ix) all Contracts relating to the Business involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement; (x) all Contracts relating to the Business involving any resolution or settlement of any actual or threatened Action, arbitration, claim or other dispute; (xi) all Government Contracts relating to the Business; (xii) all Contracts containing a grant by Seller or any of its Affiliates to a Person of any right relating to or under the Business Intellectual Property or any grant to Seller or any of its Affiliates of any right relating to or under the Intellectual Property of any Person, in either case where associated license or other fees exceed Two Hundred Fifty Thousand Dollars ($250,000); (xiii) all Contracts other than as set forth above to which Seller or any of its Affiliates is a party or by which any of their respective assets or businesses are bound that is material to the Business or the use or operation of the Purchased Assets; (xiv) all Purchased Contracts which contain a covenant not to compete that materially limits the conduct of the Business; (xv) all Contracts pursuant to which Inventory is held by any third party on behalf of Seller and the Selling Affiliates (including in any distribution center); and (xvi) all Purchased Contracts containing an anti-assignment or change of control provision that would be triggered in connection with the Transaction. For the avoidance of doubt, “Material Contracts” shall not include any Real Property Leases.

Annex I - 8	Asset Purchase Agreement

“Multiemployer Plan” means a “multiemployer” plan as defined in Section 3(37) of ERISA or a “multiemployer pension plan” as defined in Section 1(1) of the Pension Benefits Act (Ontario) or similar federal or provincial Law.

“OKC Environmental Indemnity” means the indemnification rights of Buyer set forth in Sections 9.2(a)(i) – (iii) in respect of Liabilities arising under Environmental Law or with respect to Hazardous Substances, in each case to the extent relating to the OKC Facility and subject to the provisions and limitations set forth in ARTICLE IX (except for Sections 9.2(c)(i)(A) and 9.2(d)).

“OKC Facility” means the Owned Real Property located at 5500 South Hattie Avenue, Oklahoma City, Oklahoma 73129.

“OKC Purchaser” means a bona fide purchaser of the OKC Facility that is not an Affiliate of Buyer.

“Ordinary Course of Business” means the ordinary or usual course of business of the Business consistent with Seller’s (or the applicable Selling Affiliate’s) past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, memorandum of association, articles of association or other similar organizational documents of such Person as applicable in such Person’s jurisdiction of formation or organization.

“Overhead and Shared Services” means the following corporate or shared services provided by or at the direction of Seller of any Affiliate of Seller to or in support of the Business that are general corporate or overhead services that are provided to the Business and other businesses of Seller and its Subsidiaries: software development services provided by information technology consultants; travel and entertainment services; temporary labor services; office supplies services (including supplies for copiers and faxes); personal telecommunications services; energy/utilities services; treasury and cash processing services; public relations; legal, compliance and risk management services; payroll services; telecommunications services; accounting services; tax services; internal audit services; human resources support and employee relations support services; the services of employees of Seller other than the Business Employees; credit, collections and accounts payable services; logistics services; property management services; health, safety and environmental services; and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases necessary for or used in connection therewith. Notwithstanding the foregoing, nothing in this definition shall result in a Purchased Asset specifically identified as such in subsections (a)—(r) of Section 1.1 becoming an Excluded Asset.

“Pension Plan” means an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

Annex I - 9	Asset Purchase Agreement

“Permits” means any franchise, approval, permit, order, authorization, consent, license, registration, certificate, variance, or any other similar right obtained from any Governmental Authority.

“Permitted Encumbrances” means (i) Encumbrances related to statutory liens securing payments not yet due and payable and which would not, individually or in the aggregate, have a material effect on the Purchased Assets subject to such Encumbrance and which shall be included in Closing Working Capital; (ii) Encumbrances arising pursuant to any Indebtedness of Seller or its Affiliates to the extent released prior to or effective as of the Closing; (iii) statutory encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers compensation, employment insurance and social security legislation and which shall be included in Closing Working Capital; (iv) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Encumbrances arising and continuing in the Ordinary Course of Business for obligations that are (A) not yet due and payable, or (B) are being contested in good faith by appropriate proceedings and have been adequately reserved for or bonded over and (C) which shall be included in Closing Working Capital; (v) with respect to the Business, as to Seller’s leased assets, statutory interests of the lessors thereof which would not, individually or in the aggregate, have a material effect on the Business as presently conducted; (vi) Encumbrances identified on Schedule A-2; and (vii) Permitted Title Encumbrances.

“Permitted Title Encumbrances” means (i) Encumbrances for current real property taxes not yet due and payable; (ii) all matters of record (excluding, however, any mortgage, deed to secured debt, deed of trust, security agreement, judgment lien or statutory claim of lien or any other title exception or defect that is monetary in nature, other than those in favor of Buyer) which do not materially detract from the value of such property or adversely affect in any material respect, either individually or in the aggregate, the present use of such Real Property or otherwise materially interfere with the conduct of the Business as presently conducted thereon by Seller or any Selling Affiliate in the Ordinary Course of Business or render title thereto uninsurable; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Authority which are not violated by the current use or occupancy of such Real Property or any violation of which would not, individually or in the aggregate, reasonably be expected to have a material impact on the Business and (iv) as to any property subject to a Real Property Lease, the rights of the landlords under the Real Property Leases as expressly set forth in such Real Property Lease and Encumbrances that encumber the fee estate of the landlords as owner of the real property subject to a Real Property Lease including all matters of record, any Encumbrance related to Indebtedness granted by such landlords and any other easement, encroachment, encumbrance or other condition affecting such fee estate.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, unlimited liability company, association, trust, unincorporated organization or other entity, including any Governmental Authority.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.

Annex I - 10	Asset Purchase Agreement

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Product Liability Obligations” means all Liabilities for, or arising from or relating to, damage or injury (whether physical, emotional or otherwise) to any Person (including death), advertising injury or damage to property (including loss of the use thereof) under any theory whatsoever (whether negligence, breach of express or implied warranty, strict liability, failure to warn, design or manufacturing defect, conspiracy, violation of Law or any other theory) arising out of, relating to, or otherwise in respect of, any products (including any part or component) designed, manufactured, assembled, sold or distributed by the Business or any services performed by the Business; provided that Product Liability Obligations shall not include Warranty Obligations or Recall Obligations.

“QH Talbros Investment” means the business and operations of QH Talbros Ltd., a limited company organized in India, in which Seller holds equity interests indirectly through its Subsidiary Affinia International Holdings Corp.

“Real Property” means the Owned Real Property and all parcels and tracts of land subject to the Real Property Leases.

“Raybestos Marks” means certain registered trademarks and other Intellectual Property related to the Raybestos brand, which for the avoidance of doubt shall not be transferred to Buyer pursuant to the terms and conditions of this Agreement.

“Recall” means any “recall” or “campaign” or field service action with respect to repair or replacement.

“Recall Obligations” means all Liabilities with respect to, and only with respect to, the repair, replacement or return, or any refund or return of the purchase price (or any portion thereof) (it being expressly understood and agreed that such Liabilities shall not include any Liabilities for, or arising from or relating to, damage or injury (whether physical, emotional or otherwise) to any Person (including death), advertising injury or damage to property) arising out of, relating to, or otherwise in respect of, any Recall of products (including any part or component and regardless of the date of manufacture) designed, manufactured, assembled, sold or distributed by the Business or any services (regardless of the date of performance) performed by the Business that is issued (i) by a Governmental Authority pursuant to applicable Law, (ii) by a manufacturer or provider to preserve its commercial reputation or goodwill with its customers, or (iii) by a manufacturer or provider pursuant to the express terms of a customer Contract.

“Remediation” means any investigation, assessment, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, abatement, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual presence or release of Hazardous Substances.

“Retention/Severance Agreement” means each of the Contracts described in clause (c), item 1 of Schedule 3.7.

Annex I - 11	Asset Purchase Agreement

“Seller Names and Marks” means all names, together with all variations, transliterations and acronyms thereof and all trade names, trademarks (including, for the avoidance of doubt, the Raybestos Marks), service marks, brands, logos, emblems, identifying symbols, and Internet domain names related thereto or containing, incorporating, associated with, or comprising any of the foregoing, including any transliterations thereof, in each case that are owned by Seller and its Affiliates, other than the Business Intellectual Property of Seller or the Selling Affiliates, including that which is set forth on Schedule 1.1(g).

“Seller Related Person” means, collectively, (a) an Affiliate of Seller, (b) any Person that, directly or indirectly, owns more than fifteen percent (15%) of any class of capital stock or other equity interest of Seller or its Subsidiaries, (c) any officer or director of Seller or its Subsidiaries, or (d) any immediate family members of the individuals described in clause (c).

“Solvent” means, with respect to any Person, that (a) the fair value of the assets of such Person, its Subsidiaries and any entity to which it is a wholly owned Subsidiary, taken as a whole, at a fair valuation, exceeds the sum of their debts and other Liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of such Person, its Subsidiaries and any entity to which it is a wholly owned Subsidiary, taken as a whole, exceeds the amount that will be required to pay the probable Liability of their debts and other Liabilities, subordinated, contingent or otherwise, as such debts and other Liabilities become absolute and matured; (c) such Person, its Subsidiaries and any entity to which it is a wholly owned Subsidiary, taken as a whole, will be able to pay its debts and other Liabilities, subordinated, contingent or otherwise, as such debts and Liabilities become absolute and matured; and (d) such Person, its Subsidiaries and any entity to which it is a wholly owned Subsidiary, taken as a whole, will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted. In computing the amount of contingent Liabilities at any time, such Liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

“South America Business” means the sale and distribution by Seller’s Affiliates in South America of steering, shock absorbers and other suspension and driveline components, brakes, fuel and water pumps and other aftermarket automotive products to customers around the world, together with the design, manufacture and assembly by Seller’s Affiliates in South America of vehicular brake products and shock absorbers to aftermarket customers around the world.

“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other similar governing body of such Person.

“Target Working Capital” means Sixty-Five Million Dollars ($65,000,000).

Annex I - 12	Asset Purchase Agreement

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, gross receipts, sales, goods and services, social service, use, value added, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital, capital stock, contribution, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments, escheat, or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties, fines, additions to, or additional amounts imposed by, any Governmental Authority with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.

“Tax Accountant” means an accounting firm of international reputation mutually agreeable to Buyer and Seller.

“Tax Return” means a report, return, election, designation or other information required to be supplied to a Governmental Authority with respect to any Tax, including in connection with the payment of Transfer Taxes.

“Term Loan Agreement” means the Credit Agreement among Affinia Group Intermediate Holdings Inc., Seller, various lenders and JPMorgan Chase Bank, N.A., as administrative agent, dated as of April 25, 2013.

“Trademark License Agreement” means the Trademark License Agreement, to be dated as of the Closing Date, by and between Buyer and Seller, in substantially the form of Exhibit F.

“Transaction” means the transactions contemplated hereby and by the Transaction Agreements.

“Transaction Agreements” means any agreement, certificate or instrument executed and delivered by the parties or their respective Affiliates in connection with this Agreement.

“Warranty Obligations” means all Liabilities under any express or implied warranty, and all demands or requests under any claim letter, demand letter, offer of commercial settlement, or similar action or notice; but only with respect to the repair, replacement or return, or any refund or return of the purchase price (or any portion thereof) (it being expressly understood and agreed that such Liabilities shall not include any Liabilities for, or arising from or relating to, damage or injury (whether physical, emotional or otherwise) to any Person (including death), advertising injury or damage to property), arising out of, relating to, or otherwise in respect of, any products (including any part or component and regardless of the date of manufacture) designed, manufactured, assembled, sold or distributed by the Business or any services (regardless of the date of performance) performed by the Business; provided that Warranty Obligations shall not include Recall Obligations.

“Working Capital Adjustment” means the amount, if any (which may be expressed as a negative number) equal to Closing Working Capital less Target Working Capital. For illustrative purposes and by way of example only, if the Closing Working Capital as finally determined is Forty Million Dollars ($40,000,000), the Working Capital Adjustment will be equal to negative Twenty-Five Million Dollars (-$25,000,000).

Annex I - 13	Asset Purchase Agreement

Certain Additional Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
’34 Act Disclosure	6.8(b)
144A Offering	6.8(b)
401(k) Plan	6.3(g)
1933 Act	6.8(b)
2012 Financial Statements	6.8(b)
2013 Financial Statements	6.8(b)
Accounting Firm Review	1.5(a)
Accounting Firm Review Parameters	1.5(a)
Accounting Firm Review Statement	1.5(a)
Affinia Canada	Recitals
Affinia Cayman	Recitals
Affinia International	Recitals
Agreement	Preamble
Alternative Arrangements	9.4(b)
Antitrust Filings	5.4(b)
APC	Recitals
Assumed Liabilities	1.3(a)
Balance Sheet Date	3.5(a)
Benefit Plan(s)	3.12(a)
Books and Records	1.1(f)
Business Employees	3.11(a)
Business Intellectual Property	3.10(b)
Buyer	Preamble
Buyer Notice of Objection	1.5(a)
Buyer Termination Fee	10.4(a)
Buyer Termination Fee Certificate	10.4(a)
Buyer Indemnified Parties	9.2(a)
Buyer’s Proposed Calculations	1.6(a)
Canada Tax Act	1.7(d)
Cap	9.2(c)(i)(B)
Claim Notice	9.3(a)
Closing	2.1
Closing Date	2.1
Closing Statement	1.6(a)
Competing Business	6.7(b)
Curable Breach	10.4(a)
Cure Period	10.4(a)
Deductible	9.2(c)(i)
Disclosure Schedules	ARTICLE III
Dispute Period	9.3(b)

Annex I - 14	Asset Purchase Agreement

Disputed Amounts	1.6(c)
Disputed Matters	1.6(c)
Eligible Termination	10.4(a)
Environmental/Products Deductible	9.2(d)
Estimated Closing Statement	1.5(a)
Estimated Closing Working Capital	1.5(a)
Excluded Assets	1.2
Excluded Contracts	1.2(b)
Excluded Liabilities	1.4
Existing Services	5.8
Extended Outside Date	10.1(b)
Extension	5.9
Fee Condition	10.4(a)
Financial Statement Audit	6.8(b)
Financial Statements	3.5(a)
Fundamental Representations	8.2(a)
Guarantor	11.16
Guaranty	11.16
Improvements	3.14(e)
Inactive Employee	6.3(a)
Indemnifiable Environmental/Products Losses	9.2(d)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Initial Outside Date	10.1(b)
Key Customers	3.9
Key Suppliers	3.9
Lenders’ Consent	8.2(d)
Material Permits	3.16(b)
Non-Disputed Matters	1.6(c)
Notified Breach	10.4(a)
OKC Purchaser Environmental Losses	11.3(b)(iii)
Other Party	9.8(b)
Owned Real Property	3.14(a)
Post-Closing Operational Liabilities	1.3(b)
Proposal	5.7
Purchase Price Allocation Schedule	1.7(a)
Purchase Price Adjustment	1.6(d)
Purchased Assets	1.1
Purchased Contracts	1.1(d)
Purchased Real Property Deed	2.2(c)
Real Property Lease Assignment	2.2(d)
Real Property Leases	3.14(b)
Registered Offering	6.8(b)
Replacement Distribution Services	5.9
Restrictive Covenants	6.7(e)
Retention Period	6.4

Annex I - 15	Asset Purchase Agreement

Return Date	6.3(a)
Schedule	ARTICLE III
Seller	Preamble
Seller Indemnified Parties	9.2(b)
Seller Notice of Objection	1.6(b)
Seller Release	10.4(a)
Selling Affiliates	Recitals
Service Providers	5.8
Settlement	9.3(b)
Survey	5.6
Termination Fee Certificate	10.4(a)
Termination Objection Notice	10.1(g)
Third Party Claim	9.3(a)
Transfer Taxes	7.5
Transferred Employee(s)	6.3(a)
Transition Services Agreement	5.8

Annex I - 16	Asset Purchase Agreement